                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


Date of Report:  October 31, 2000


                             Express Scripts, Inc.
       -----------------------------------------------------------------
             (Exact Name of Registrant as specified in its Charter)


    Delaware                        0-20199                      43-1420563
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(State or other               (Commission File No.)           (I.R.S. Employer
jurisdiction of                                                Identification
 corporation)                                                       No.)


13900 Riverport Drive, Maryland Heights, Missouri                     63403
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   (Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code: (314) 770-1666
                                                    --------------


------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)


Item 5. Other Events

    Reproduced below in full is our 1999 Drug Trend Report dated June 2000.

express scripts

1999 DRUG TREND REPORT

                                                                       JUNE 2000
                    --------------------------------------------------










                            [EXPRESS SCRIPTS LOGO]

THE BOTTOM LINE

Per member per year (PMPY) Average Wholesale Price (AWP) prescription expenditures grew at a significant rate in 1999 -- 17.4 percent. This annual growth rate surpassed the 1997-1998 rate of 16.8 percent, continuing a trend of increasing rates of drug outlays seen since 1993, the first year Express Scripts began monitoring drug trends. PMPY drug costs are projected to grow at an even higher rate to 17.6 percent in 2000, before gradually slowing to an annual 12.1 percent growth rate in 2004.








Acknowledgements: The authors owe special thanks to the following people who provided substantial input and comments: Emily Cox, PhD; Sandra Ellis, RPh; Raulo Frear, PharmD; Jeannie Harty; Shelly Heinle; Brenda Motheral, PhD; Chris Peterson, PharmD; Regina Thompson and Clinical Services Staff.

                                  INTRODUCTION



BACKGROUND

The significant increases in prescription drug expenditures in the past several years have been well documented. Many pundits point to drug cost increases as the primary cause for rising healthcare premiums. Blaine Bos of William M. Mercer Inc. asserts that prescription drug costs accounted for 15 percent of total employer health plan costs in 1998 compared with 9 percent in 1993(1). In its most recent HMO Intercompany Rate Survey, Milliman and Robertson attribute the 1999 health premium increase of 8.2 percent primarily to rising pharmacy costs(2). The 2000 Towers Perrin Health Care Survey indicated that increasing prescription drug cost would be a significant factor in the anticipated 12-percent rise in the cost of large employers' health benefit plans(3). The Segal Company forecasts that due to an anticipated 18 percent growth in 2000, drug outlays will account for 15 percent of total health benefit costs for people under 65 years of age and fully 40 percent for those 65 and older(4). The 1999 annual Hoechst Marion Roussel survey found that prescription drug costs represented 13.6 percent of total HMO operating costs in 1999, up from 10.4 percent in 1996(5). Empire Blue Cross and Blue Shield asserted that prescription drug costs represented 15.5 percent of premiums in 1999 compared with 12 percent just three years before(6).

The magnitude of drug cost increases clearly is responsible for the increasing importance of drug expenditures in overall healthcare costs. Based on results from its annual survey of benefit plans of medium and large U.S. companies, the Hay Group found that prescription drug costs rose 15 percent in 1999(7). National Health Expenditure data indicate that, after declining from 1990 through 1993, annual percent changes in prescription drug spending increased every year thereafter, reaching 15.4 percent in 1998(8). Looking to the future, HCFA staff expect prescription drug expenditures to increase at a double-digit rate through 2005 but at a steadily declining rate of 12.9 percent to 10.2 percent(9).

The unabated rise in prescription drug costs has placed substantial pressure on third-party payers and self-funded groups to at least curb the rate of prescription drug growth. The factors driving the use of more drugs and more expensive drugs are the same supply-and-demand phenomena discussed in the 1998 Drug Trend Report:


(1) Bloomberg News, Dec. 14, 1999

(2) As quoted in Managed Care Executive Edition, January 2000, p. 3. Respondents to the 1999 annual Deloitte & Touche/Business Employer Survey on Managed Care indicated that employers expected health rate increases of 8.7% in 1999, 9.1% in 2000 and 9.6% in 2001, with escalating pharmacy cost cited as the number one reason for this level of increase. (Business & Health, December 1999)

(3) Towers Perrin Survey Projects Double-Digit Growth in Health Care Costs in 2000, www.towers.com/towers/news/pr20000110.html

(4) 2000 Segal Health Plan Cost Trend Survey, December 1999

(5) Hoechst Marion Roussel Managed Care Digest Series 1999, p. 7

(6) Rising Costs of Drugs Take a Bigger Share of Health Insurance Outlays, Jennifer Steinhauer, New York Times, October 29, 1999

(7) The Rise in Health Care Premiums Is Closely Tied To Prescription Drugs Cost, Michael Carter, the HayGroup

(8) National Health Expenditures, 1998, Table 2, Health Care Financing Administration, Office of the Actuary, National Health Statistics Group

(9) National Health Expenditures Projections: 1998-2008, Table 12a, Health Care Financing Administration, Office of the Actuary

- The introduction of many new, usually more expensive, products into the market

-   New indications for existing drugs

-   Consumer expectations that:

    - Drugs can be used as a substitute for lifestyle changes, as a way of enhancing the quality of life and as a "fix" for cosmetic blemishes

    - Consumers should have access to all drugs and that the costs of these drugs should be subsidized ultimately by their employers or health plans

- The effective use of direct-to-consumer (DTC) advertising to stimulate demand


SUMMARY OF FINDINGS

The 1999 Drug Trend Report is the fourth in the series produced by Express Scripts. The intent of these reports is to provide our clients with a better understanding of the dynamics underlying current drug cost increases and future drug cost trends. The 1999 edition highlights the magnitude and underlying causes for drug cost trends in the most recent five-year period, in particular between 1998 and 1999. Among the key findings of this study are:

BETWEEN 1995 AND 1999

- Per Member Per Year (PMPY) Average Wholesale Price (AWP) ingredient costs grew 79.5 percent

-   Drugs introduced since 1995 represent 37.2 percent of this growth

BETWEEN 1998 AND 1999

-   PMPY AWP ingredient costs grew by 17.4 percent, from $329.83 to $387.09

- The PMPY AWP growth rates for non-managed care clients and managed care clients were 18 percent and 16.3 percent, respectively

- Increased use of antihyperlipidemics, antidepressants and gastrointestinal products accounted for $10.47 of the total $57.26 cost increase

- The introduction of COX-2 antirheumatic drugs represented 8.3 percent, or $4.77, of the total cost increase

- About half of this increase is attributable to increased costs per prescription, although this percentage varies across therapy classes

- The inflation rate for common drugs (drugs available in 1998 and 1999) grew by 5.4 percent, slightly above 1998 levels but more than double the rate seen in 1997. Whereas inflation accounted for 14.9 percent of the 1996-1997 total cost increase, inflation represented 31.2 percent of the total 1998-1999 cost increase.


2000 THROUGH 2004 PROJECTIONS

-   PMPY AWP ingredient costs are projected to increase by:

      -  17.6 percent in 2000

      -  16.5 percent in 2001

      -  13.4 percent in 2002

      -  12.5 percent in 2003

      -  12.1 percent in 2004

The most significant factor accounting for the projected decline in the rate of growth in drug expenditures is the anticipated decrease in price inflation. More specifically, we expect inflation will grow to 6 percent in 2000 but drop to 4 percent in 2001 and to 2 percent from 2002 to 2004, owing to political pressures surrounding a possible Medicare prescription benefit and differential manufacturer pricing in the United States relative to other countries. Moreover, as payers adopt plan designs encouraging more cost-conscious consumer behavior, increases in utilization likely will abate. These plan designs also will encourage the use of less expensive but therapeutically efficacious products and will be reinforced by physician online prescription writing.

The trend figures cited above reflect past experience and future expectations about the magnitude of drug cost increases if plan sponsors take no significant action to curb costs. Plan sponsors that did take aggressive steps saw their drug cost trend decrease by about half the 1999 PMPY AWP trend, thereby saving $29 PMPY.

The first section of this report describes the reasons for the 1998-1999 drug cost growth, followed by our PMPY AWP drug cost forecast for the period from 2000-2004. The final part of this analysis discusses some of the key factors influencing drug costs in recent years and explains the types of actions plan sponsors can take to offset growing prescription costs. Two appendices are included in this report.

- Appendix A includes an analysis of drug cost changes across and within therapy classes between 1995 and 1999. This appendix highlights some of the key changes in utilization of specific drugs and drug classes, as well as pointing out factors that are likely to impact future product mix in these classes.

- Appendix B presents gender and age group profiles of prescription use across key therapy classes. This information offers clients a way to better understand drug usage according to the demographic makeup of their populations.


METHODS

The analyses contained in the 1999 Drug Trend Report are based on prescription medications for a large sample of Express Scripts clients. Prescriptions in this database represent drug usage for a monthly average of 8.8 million members in 1998 and 9.6 million members in 1999. Because of the unique demographics and drug coverage for Medicaid recipients and Medicare beneficiaries receiving drug coverage through Medicare + Choice plans, data from those two groups are excluded from this study. The resulting sample consists of 57 percent non-managed care commercial members and 43 percent managed care commercial members. Prescriptions dispensed in inpatient settings and drugs sold over-the-counter are also excluded from consideration. To ensure comparability across time periods and across client groups, all cost figures are expressed as Average Wholesale Price (AWP) ingredient costs (retail "list" price of the medication). Thus, retail network discounts, mail discounts, dispensing fees and member financial contributions are not reflected in these data. Overall figures may not represent actual client experience due to differences in plan design. Finally, the numbers of prescriptions dispensed through mail service have been converted to equivalent numbers that would have been dispensed through retail pharmacies to adjust for differential mail usage rates across Express Scripts clients.

                                  [BLANK PAGE]

TRENDS IN EXPENDITURES FOR PRESCRIPTION DRUGS

In 1999, AWP ingredient costs grew by $57.26 to $387.09 PMPY, a 17.4-percent increase over the 1998 PMPY cost and a 79.5-percent rise over the 1995 PMPY cost of $215.63 (see Figure 1).

FIGURE 1: PER MEMBER PER YEAR AWP COSTS 1995-1999
              [PER MEMBER PER YEAR AWP COSTS 1995-1999 BAR CHART]

YEAR        AWP COSTS
1995        $215.63
1996        $243.34
1997        $282.48
1998        $329.83
1999        $387.09


This 17.4-percent drug expenditure growth rate between 1998 and 1999 continues a pattern of annual increases seen since 1993, the first year Express Scripts began monitoring drug costs. The 1998-1999 growth rate is almost equally attributable to rises in utilization and increases in per-prescription costs. Non-managed care clients experienced higher PMPY cost increases (18 percent) than managed care clients (16.3 percent). The higher trend for non-managed care clients is due to substantially greater rises in utilization of common drugs,
8.1 percent as opposed to 4.1 percent for managed care clients, as well as to the use of more new drugs, 2.2 percent vs. 1.2 percent, respectively. Lower use of new products for managed care clients is consistent with restrictions that these clients typically impose. New products are often not on formulary for the first six-12 months after their introduction into the market. However, the finding that non-managed care clients experienced almost twice the rate of growth as managed care clients in the use of common drugs is contrary to the 1996-1997 and 1997-1998 experience. This result may reflect non-managed care clients catching up with managed care clients that traditionally have had higher utilization rates. The actual net claim costs trend for Express Scripts clients ranged from a 5-percent-35-percent rise, depending on how aggressively plan sponsors chose to implement Express Scripts' recommended cost-management programs.

Why have prescription drug costs escalated so significantly over the past five years? To answer this question, growth rates for one-year and five-year periods were analyzed in terms of: 1) changes in the utilization of "common drugs" -- medications that were available for use between 1995 and 1999; 2) increases in AWP ingredient costs per prescription of these common drugs; and 3) the introduction of new products to the market (see Table 1).

TABLE 1: Components of PMPY AWP Cost Trend 1995-1999*

                      1995 V 96     1996 V 97    1997 V 98     1998 V 99     1995 V 99

Inflation                3.3%          2.4%          5.1%          5.4%         16.3%
Units per Rx             1.8%          1.0%          0.6%          0.2%          3.4%
Strength                 0.5%          0.6%          0.6%          0.8%          3.9%
Mix                      4.2%          4.7%          4.4%          2.3%         10.5%
Utilization              1.4%          4.5%          3.8%          6.2%          9.7%
= Common Drug           11.5%         13.7%         15.2%         15.6%         49.9%
+ New Drugs              1.3%          2.4%          1.6%          1.8%         29.6%
= ALL DRUG              12.9%         16.1%         16.8%         17.4%         79.5%

* The percentage contribution of each factor does not total the common drug percentage increase. The calculation takes the base cost for a given year and multiplies it by one plus the percentage contributed by the first factor (inflation). The resulting total is then multiplied by the percentage contributed by the second factor (units per Rx) and so on. The percentage contribution of the new drugs is then added to the total common drug percentage increase to yield an all drug percentage increase. The final results may differ slightly due to rounding.


In the 1998 Drug Trend Report, almost half of the overall 66.6-percent increase between 1994 and 1998 was attributed to drugs that were introduced in 1995 or later. Only slightly more than one-tenth of the remaining growth was related to higher utilization, with roughly nine-tenths caused by factors that affect prescription cost. Between 1994 and 1998, about 55 percent of the rise in the cost per prescription was due primarily to inflation and secondarily to therapeutic mix. A combination of larger numbers of units per prescription and the use of higher strength drugs contributed the remaining amounts.

In contrast, the 1999 Drug Trend Report suggests a somewhat different pattern. Drugs introduced since 1996 accounted for slightly more than one-third of the 1995-1999 growth rate of 79.5 percent. In addition, whereas utilization accounted for about 12 percent of the growth rate attributable to common drugs between 1994 and 1998, this factor accounted for about 20 percent of the common drugs increase between 1995 and 1999. No significant differences are discernable between these two time periods in the contribution of either inflation alone or inflation and therapeutic mix to the total rates of drug cost increases. (As described later in the report, wide variations exist across therapy classes in terms of the relative contribution of utilization and per prescription costs.)

The following sections discuss in more detail how each of the components of cost trend contributed to cost increases of the combined non-managed and managed commercial memberships between 1998 and 1999.

CHANGES IN COMMON DRUG COSTS BETWEEN 1998 AND 1999

UTILIZATION OF COMMON DRUGS

The utilization rate of common drugs between 1998 and 1999 rose by more than 50 percent of the rate seen between 1997 and 1998. This is the highest annual rate seen since Express Scripts began monitoring drug trends in 1993. Utilization of common drugs grew by 6.2 percent from 7.73 prescriptions PMPY in 1998 to 8.21 PMPY in 1999 (see Figure 2) and accounted for 38.8 percent of the total 1998-1999 cost increase. Changes in usage patterns of common drugs differed significantly by therapeutic drug grouping. To determine the nature of this variable use pattern, common drugs were categorized into therapy classes -- groups of pharmaceutical agents that are chemically or therapeutically related. Products were grouped according to the first two digits of the 14-digit Generic Product Identifier
(GPI) code as classified by First Data Bank. This classification system defines broad drug groups employed to treat similar medical conditions.

FIGURE 2: UTILIZATION OF COMMON DRUGS
[UTILIZATION OF COMMON DRUGS BAR CHART]

                       1998       1999
Number of Rxs PMPY     7.73       8.21
Utilization                      +6.2%


Changes in utilization of common drugs between 1998 and 1999 varied widely (see Table 2). Of the top 25 therapy classes ranked by the number of prescriptions dispensed in 1999, only three -- non-steriodal anti-inflammatory drugs (NSAIDs), calcium channel blockers (CCBs) and cephalosporins -- experienced declines in utilization. In contrast, common drug utilization declined for eight therapeutic categories between 1996 and 1997 and for six between 1997 and 1998. Four of the 22 therapy classes with increases experienced double-digit utilization growth in 1999. As was true in both 1997 and 1998, the largest percentage increase in utilization occurred for antihistamines. Prescriptions for common drugs in that class grew by 18.4 percent to 0.26 PMPY in 1999, slightly above the 17.5-percent rise seen between 1997 and 1998. These dramatic increases in the use of antihistamines occurred in non-sedating and low-sedating products. Between 1997 and 1999 the market share for the top three of these products -- Claritin(R), Allegra(R) and Zyrtec(R) -- grew from 80 percent to 88 percent. Not coincidentally, according to IMS HEALTH and Competitive Media Reporting, DTC advertising for just these three products was more than $224 million in 1999, with the market leader Claritin(R) accounting for $123 million of this total.

Antihyperlipidemics continued to be the second fastest growing class in 1999, rising 18.1 percent to 0.32 prescriptions PMPY. Increased use of these products is due not only to evidence showing that their use reduces mortality, but also to intense marketing, particularly in the form of DTC advertising. IMS HEALTH and Competitive Media Reporting estimates that in 1999 DTC advertising for Zocor(R) and Lipitor(R) was $90.5 million. Lipitor(R), introduced in 1997, has eroded the market share of the other major products in this class, becoming the market leader with a 43.9-percent share in 1999.

PMPY utilization of common antidepressant drugs continued to grow in 1999, rising 11.3 percent to 0.46 prescriptions PMPY. As the sixth fastest-growing class in terms of common drug use, the antidepressant class maintained its status as the second most-used class of common drugs in 1999. As has been the case over the past several years, reduction in the stigma associated with

TABLE 2: Utilization of Common Drugs of Top 25 Therapy Classes 1998-1999
         Ranked by 1999 Rxs PMPY

                                  1998                 1999
                              PREVIOUS YEAR        SELECTED YEAR
THERAPY CLASS                   RXs PMPY             RXs PMPY          % CHANGE

Antihypertensives                 0.47                 0.51              8.5%
Antidepressants                   0.42                 0.46              11.3%
Estrogens                         0.41                 0.42              4.7%
Narcotic Analgesics               0.35                 0.38              8.3%
Cough/Cold                        0.32                 0.37              12.9%
Gastrointestinals                 0.29                 0.32              9.7%
Antihyperlipidemics               0.27                 0.32              18.1%
Penicillins                       0.30                 0.30              2.5%
Oral Contraceptives               0.28                 0.29              6.8%
Antiasthmatics                    0.28                 0.29              5.1%
Antidiabetics                     0.26                 0.28              8.1%
Dermatologicals                   0.27                 0.27              0.0%
Antihistamines                    0.22                 0.26              18.4%
Calcium Blockers                  0.25                 0.25              -0.7%
Diuretics                         0.23                 0.25              6.8%
Anti-Rheum (NSAIDS)               0.27                 0.25              -8.7%
Beta Blockers                     0.23                 0.24              7.2%
Thyroid                           0.19                 0.21              8.3%
Macrolides                        0.18                 0.20              13.2%
Antianxiety Agents                0.17                 0.18              3.9%
Cephalosporins                    0.16                 0.15              -1.4%
Decongestants                     0.13                 0.14              8.1%
Ophthalmic Products               0.11                 0.11              2.3%
Anticonvulsants                   0.09                 0.11              13.5%
Corticosteroids                   0.10                 0.10              7.8%
Other                             1.49                 1.53              2.6%
Total                             7.73                 8.21              6.2%


depression, together with greater public awareness of depressive symptoms, resulted in more people obtaining medical care in the form of drug therapy. In addition, the availability of easier-to-dose, lower-toxicity, better-tolerated selective serotonin reuptake inhibitors (SSRIs) and selective norepinephrine reuptake inhibitors (SNRIs) has enhanced the treatment of depression. Increased utilization of these drugs also reflects new indications for antidepressants.

The use of common antidiabetic drugs increased by 8.1 percent to 0.28 PMPY in 1999 -- a somewhat lower rate of growth compared to the 11.5 percent rise in 1998. The continued rise in the use of this class is attributable to the emphasis on aggressive management of diabetes, as well as to the availability of newer oral products such as Glucophage(R), which increased its market share from
21.5 percent in 1998 to 26 percent in 1999.

As in 1998, antihypertensives continued to have the highest utilization in 1999. This class, consisting of angiotensin converting enzyme (ACE) inhibitors, angiotensin receptor blockers (ARBs), vasodilators and combination products, grew by 8.5 percent in 1999 to 0.51 prescriptions PMPY. This strong growth pattern will likely continue as the population ages. Most heavily prescribed in this class were the ACE inhibitors. This growth may be attributed to the perception that ACE inhibitors have superior efficacy and better side-effect profiles than other kinds of drug products used to treat hypertension. In addition, new indications for use of ACE inhibitors have added to their increasing popularity. Other classes of cardiac drugs show mixed results for 1999. The use of calcium channel blockers, for example, continued to decline, dropping to 0.7 PMPY. Diuretics increased in use by a modest 6.8 percent, and beta blocker use increased by 7.2 percent. Diuretics and beta blockers are the recommended first-line agents for uncomplicated hypertension.

Gastrointestinal (GI) drug use rose by 9.7 percent PMPY in 1999 despite heavy marketing of several OTC GI products previously available only as prescription drugs. Most of the rise in prescribed GI drugs came from the use of proton pump inhibitors (PPIs), Prilosec(R) and Prevacid(R). The manufacturers of these products have effectively used DTC advertising to help increase their combined market share from 36.2 percent in 1997 to 55.5 percent in 1999. The cost of DTC advertising for Prilosec(R) alone was $79.5 million in 1999.

The use of narcotic analgesics grew by 8.3 percent PMPY in 1999. The 1999 common drug use rate of 0.38 PMPY placed narcotic analgesics as the fourth most widely used class of drugs. In the past, narcotics were used most often to treat terminally ill patients and patients with severe, short-term pain such as post-operative pain. Recently, pain management strategies have become more aggressive, particularly for non-life threatening conditions, such as lower back pain. With a growing number of invasive procedures being performed in the outpatient setting, more narcotic analgesics are being administered in ambulatory settings. Additionally, more terminally ill patients are living longer and, therefore, are in need of more pain-killing medications.

Utilization of common drugs in several classes of drugs pertaining to women's health grew in 1999. Increases were seen in the use of estrogens, thyroid replacement products, oral contraceptives and miscellaneous endocrine agents. The utilization of estrogens, commonly used to treat post-menopausal symptoms and to prevent osteoporosis, grew by 4.7 percent in 1999, maintaining its position as the third most widely prescribed class of drugs. This modest increase in utilization may reflect growing awareness of the possible link between estrogen use and increased risk of breast cancer. Also, the popularity of newly introduced products like Evista(R), an estrogen-like product classified as a miscellaneous endocrine, eroded some of the estrogen market. In 1999, PMPY utilization of thyroid replacement products rose by 8.3 percent, somewhat more than the 5.5-percent increase that this class experienced between 1997 and 1998. The growth rate in the use of oral contraceptives was 6.8 percent in 1999. To a large degree, utilization of oral contraceptives reflects changes in plan design regarding coverage of oral contraceptives. Additionally, growing political pressure to mandate the coverage of these drugs is being exerted in many states.

The use of common decongestants, a group consisting primarily of nasal steroids, rose by 8.1 percent to 0.14 prescriptions PMPY in 1999. These drugs are used to alleviate allergy symptoms. This class includes many of the popular antihistamines in combination with decongestants (Claritin(R) D and Allegra(R)
D). DTC advertising for antihistamines may have had an indirect effect on the utilization of cough and cold products. After declining in use in 1998, prescriptions for cough and cold products rose 12.9 percent, making it the fifth fastest growing class.

Use of common drugs in the NSAID class continued to decline in 1999. However, the reasons for the declines in 1998 and 1999 are probably quite different. In 1998, the decline in common NSAID use was likely due to the availability of OTC products -- people using OTC products rather than prescription products. Conversely, the 8.7-percent decrease in common NSAID prescriptions in

1999 was largely attributable to the introduction of two new cyclo-oxygenase 2 (COX-2) inhibitors, Celebrex(R) and Vioxx(R). These agents, classified as new drugs in this analysis, have somewhat lower rates of GI distress than older NSAID products. Introduced in 1999, Celebrex(R) and Vioxx(R) together captured
18.9 percent of the NSAID market.

After growing by only 3.6 percent in 1998, the use of drugs in the macrolide antibiotic class shot up by 13.2 percent in 1999 to 0.20 prescriptions PMPY. The continued rise in the use of this drug class resulted from the increased reliance on macrolides for treating strains of bacteria that are resistant to other antibiotics, as well as from their role in treating H. pylori infection. With the growing problem of bacterial resistance, especially S. pneumoniae, many physicians are initiating therapy with broader spectrum antibiotics, as evidenced by the modest 2.5-percent increase in PMPY utilization of penicillins and the 1.4-percent decline in the use of cephalosporins.

Finally, after declining by 0.5 percent between 1997 and 1998, the PMPY use of common antiasthmatic drugs increased by 5.1 percent in 1999. The continued relatively stable use of this drug class is somewhat surprising given the emphasis that has been placed on asthma control in recent years and the central role that prescription drug therapy plays in that control.

FIGURE 3: PERCENT INCREASE OF COMMON DRUG AWP PER PRESCRIPTION COST CHANGE
          ATTRIBUTABLE TO PRICE, UNITS, THERAPEUTIC MIX AND STRENGTH MIX 1998 - 1999

                [PERCENT INCREASE OF COMMON DRUG AWP PIE CHART]

Units                    2%
Price                   61.8%
Strength                 8.4%
Therapeutic Mix         27.7%


AWP INGREDIENT COST PER PRESCRIPTION

Overall, increases in the AWP ingredient costs per prescription for common drugs were responsible for half of overall prescription drug expenditures between 1998 and 1999. However, as noted previously, the relative contributions of utilization and cost per prescription to cost change vary significantly across therapy classes. Components of the trend in the cost per prescription for common drugs are:

- Inflation (AWP price increases per unit moderated by the availability of less expensive generic equivalents for branded products)

- Therapeutic mix (changes in the mix of chemical entities within and across therapeutic classes)

- Strength mix (changes in the mix of strengths and dosage forms of existing chemical entities)

-   Units (the number of units dispensed per prescription)

Inflation (price), the number of units dispensed and the two types of mix contributed somewhat unevenly on an annual basis over the period examined (see Table 1 and Figure 3). Between 1998 and 1999 for common drugs, inflation had by far the greatest effects on the AWP ingredient cost per prescription, followed by therapeutic mix, number of units per prescription and strength mix. The contributions of these factors to the overall increase in the AWP per prescription for common drugs are described below.

INFLATION

Inflation reflects the AWP that manufacturers set for each unit of their product. The 5.4 percent unit price increase in common drugs between 1998 and 1999 continued a pattern of extraordinarily high increases that began in 1998 when inflation was 5.1 percent. In the period from 1993 through 1997, inflation ranged from 1 percent-3.3 percent. During this five-year period, prescription drug inflation was at its lowest point in 1994-1995, a time when healthcare reform and the potential for government regulation of drug prices were being hotly debated. After healthcare reform died, the inflation rate rose.


TABLE 3: CPI for Selected Major Categories, 1995-1999

                                             % CHANGE     % CHANGE     % CHANGE     % CHANGE
                                               95-96        96-97        97-98        98-99

Food                                            3.3%         2.6%         2.2%         2.1%
Housing                                         2.9%         2.6%         2.3%         2.2%
Fuels and Other Utilities                       3.1%         2.6%        -1.8%         0.2%
Household Furnishings and Operations            1.4%         0.6%         1.0%         0.1%
Apparel and Upkeep                             -0.2%         0.9%         0.1%        -1.3%
Transportation                                  2.8%         0.9%        -1.9%         2.0%
Medical Care                                    3.5%         2.8%         3.2%         3.5%
Prescription drugs                              3.4%         2.6%         3.7%         5.7%
Medical Care Services                           3.7%         2.9%         3.2%         3.4%
All Commodities                                 2.6%         1.4%         0.1%         1.8%
All Commodities less Food                       2.2%         0.6%        -1.0%         1.5%
Durables                                        1.1%        -0.5%        -0.9%        -1.3%
Nondurables                                     3.0%         2.0%         0.3%         2.9%
Energy                                          4.7%         1.3%        -7.7%         3.6%
Grand Total of All Items                        3.0%         2.3%         1.6%         2.2%

Source: Consumer Price Index-All Urban Consumers. Washington D.C.: Bureau of Labor Statistics, [Cited 2000 March 01]. Available from http://stats.bls.gov/cpihome.htm

To put the magnitude of these inflationary increases in perspective, the Consumer Price Index (CPI) for selected major expenditure categories was examined (see Table 3). Although the U.S. Department of Labor defines inflation somewhat differently than this analysis, the patterns of annual rate increases since 1995 in prescription drugs are the same -- increasing in 1996, dropping in 1997, then rising again in 1998 and 1999. According to Department of Labor statistics, the inflation rate for prescription drugs ranked the highest among the major consumer categories analyzed in both 1998 and 1999. In 1999, the prescription drug inflation rate was 5.7 percent, with the next highest inflation rate being medical care at 3.5 percent.

Based on Express Scripts data, the 1998-1999 rate of inflation of 5.4 percent accounted for almost one-third of the overall 17.4-percent trend in PMPY AWP Cost (see Table 1). An examination of possible factors influencing the 5.4 percent inflation rate was conducted to identify whether the high inflation rate was specifically and obviously attributable to particular factors or concentrated in isolated therapeutic classes.

Analysis of Brand and Generics: We found that the inflation increase occurred among both generic and brand products (see Table 4). The inflation rate for generic products between 1998 and 1999 was 7 percent, slightly above the 6.9-percent increase experienced between 1997 and 1998. After rising 5.7 percent between 1997 and 1998, prices for branded products increased 5.8 percent in 1999. The top 50 common branded drugs, ranked by prescriptions filled, had price increases anywhere from 0 percent-15.6 percent between Dec. 31, 1998 and Dec. 31, 1999 (see Table 5).

The seeming anomaly of a 5.8-percent increase in brand prices and a 7-percent increase in generic prices resulting in a 5.4-percent increase for all products reflects the fact that our inflation rate also captures cost changes resulting from the shift from branded products to their generic equivalents. The move to generics somewhat moderates the inflation rate because generics are usually less expensive than their brand equivalents.

Analysis of Key Variables by the Top 25 Therapy Classes: We then explored whether there was a noteworthy relationship by therapy class between the percentage of total prescriptions, the percent change in PMPY prescription utilization, the AWP cost per prescription, or the percent of generic prescriptions and inflation rate. Figures 4-7 present the inflation rate against each of these variables. As can be seen, no meaningful relationships were apparent.

Analysis of Specific Therapy Classes: Additional analyses were conducted for therapy classes with the largest price increases and for antidepressants. Only two of these classes (narcotic analgesics and ophthalmic products) were new to the top-five therapy classes ranked by change in price between 1998 and 1999. The top-ranking class, thyroid, had a 10.9-percent increase in prescription cost between 1998 and 1999. The price increase followed the 12.2-percent increase from 1997-1998. Both the brand and generic products had large increases in average wholesale price per unit. Synthroid(R), a brand-name product, had a 64.4-percent market share within the thyroid therapeutic class. The manufacturer of Synthroid(R) increased the AWP per unit of this medication two times from Dec. 31, 1998-Dec. 31, 1999, resulting in a 9.4-percent increase in the price per unit. Levoxyl(R), a generic equivalent of Synthroid(R), had a majority of the 31.6-percent generic market share. The price of Levoxyl(R) was increased twice during the time period, resulting in a 19.1-percent price increase. Although the shift in utilization from the expensive brand products to less expensive generic equivalents helped to mitigate the inflation rate, the large increase in the price per unit of both the brand and generic products placed the thyroid class in the first place for price increases at 10.9 percent.

A 10.6-percent price increase moved the narcotic analgesic class from eighth ranked between 1997 and 1998 to second ranked for change in price between 1998 and 1999. The increase in generic pricing had the greatest impact on the overall inflation rate in this class. Generic products accounted for 77.5 percent of narcotic analgesic utilization. Of the 77.5 percent generic market share, hydrocodone w/acetaminophen had a 46.5 percent share. The manufacturer of the most commonly used form of hydrocodone w/acetaminophen, which had 17.5 percent of the market share of this product, had not

FIGURE 4: PERCENTAGE CHANGE IN PRICE RANKED BY PERCENT OF 1999 TOTAL Rxs

                     [PERCENTAGE CHANGE IN PRICE RANKED BY
                 PERCENT OF 1999 TOTAL Rxs BAR AND LINE CHART]




FIGURE 5: PERCENTAGE CHANGE IN PRICE RANKED BY PERCENTAGE CHANGE IN PMPY Rxs

                     [PERCENTAGE CHANGE IN PRICE RANKED BY
               PERCENTAGE CHANGE IN PMPY Rxs BAR AND LINE CHART]

FIGURE 6: PERCENTAGE CHANGE IN PRICE RANKED BY
          AWP COST PER Rx
                     [PERCENTAGE CHANGE IN PRICE RANKED BY
                      AWP COST PER Rx BAR AND LINE CHART]



FIGURE 7: PERCENTAGE CHANGE IN PRICE RANKED BY
          PERCENT OF GENERIC Rxs
                     [PERCENTAGE CHANGE IN PRICE RANKED BY
                   PERCENT OF GENERIC Rxs BAR AND LINE CHART] changed the price of this product since Oct. 1, 1997. The second- and third-ranked hydrocodone w/acetaminophen products, which are produced by the same manufacturers, had a combined market share of 24.5 percent of the hydrocodone w/acetaminophen market. The price for the second-ranked product remained constant, while the third-ranked product increased in price by more than 60.8 percent between the end of 1998 and the end of 1999. Acetaminophen w/codeine had 16 percent of the generic market share within the class. The manufacturer of the most commonly dispensed form of acetaminophen w/codeine, after increasing the price by 70 percent in 1998, did not increase the price of their product in 1999. The majority of the generic products within this class had price increases ranging from 0 percent-66 percent between the end 1998 and the end of 1999. The shift between brands and their generic equivalents helped to slightly minimize the impact of these large price increases. In addition to the large price increases among generics, the most frequently dispensed branded product, Ultram(R), which ranked second in terms of filled prescription in this class and held 7.1 percent of the market, had a 9.1 percent increase in price per unit between Dec. 31, 1998 and Dec. 31, 1999.

The ophthalmic product class moved up from a ranking of 12th in 1998 to third with a 9.8-percent increase in price between 1998 and 1999. The primary factor contributing to cost increase within this class was the price increase of brand products. The brand products, with a 60.1-percent market share within this class, exhibited an 11.7-percent increase in price (see Table 4). The most commonly used brand name products within the class -- Xalatan(R), Tobradex(R), Patanol(R), Alphagan(R), Timoptic-XE(R) and Ciloxan(R) -- had a combined market share of 34 percent. Among these products, Xalatan(R), Alphagan(R) and Ciloxin(R) all had one price increase in 1999, each resulting in a total price increase of less than 6 percent. The other three products, Tobradex(R), Patanol(R), and Timoptic-XE(R), each had two price increases and at least a 15-percent total price increase in 1999. The generic ophthalmic products, with a 40-percent market share, increased in price by 5.8 percent overall between 1998 and 1999. The same manufacturer of the three most commonly prescribed generic products in this class -- polymyxin B sulf/trimethopriate, tobramycin sulfate 0.3% and sulfacetamide sodium -- held greater than a 70-percent share of the generic market for these products in 1999. This manufacturer did not increase the price of these products in 1999, although sulfacetamide sodium was increased by 8.3 percent in 1998. Many other generic manufacturers followed the market leader and did not raise their prices in 1999 either, preferring to hold at prices increased in 1998 or in previous years.

The unit-price increase for estrogen replacement therapy increased by 8.9 percent between 1998 and 1999. This is subsequent to an 8.7-percent increase between 1997 and 1998. The increase in price of branded products was a contributing factor to the overall price increase of this therapeutic class. Brand products, which had 89.4 percent of the market share within this class, had a 9.7-percent increase in unit price. Generic products increased in unit price by only 2.7 percent. Premarin(R) and Prempro(R), which were the two most commonly prescribed branded products within this class, both had 12.1-percent increases in the price per unit. Both products are made by the same manufacturer, which increased the AWP unit price twice for both products between December 1998 and December 1999. This pattern of multiple increases is consistent with the pattern seen between December 1997 and December 1998. Only one estrogen product in the top 10, Estradiol(R) 1mg, had a percentage increase in price per unit of less than 10 percent. Cenestin(R), which was new to the market, was priced at $0.52 per unit, just a few pennies below its primary competitor, Premarin(R). Within the estrogen replacement therapy class, the shift from brand medications to their less expensive generic equivalents kept the unit price increase slightly lower overall at 8.9 percent, compared with the 9.7-percent price rise of brand name products.

Rounding out the top-five therapy classes in terms of increase in price were the dermatological products. The 8.4-percent increase in price for dermatological products was after the 8.1-percent increase between 1997 and 1998. The primary factor contributing to the increase in the unit price of the dermatological class was the 8-percent-9-percent overall increase in price of both brand and generic products. Of the top-15 utilized dermatological products, all but one, Differin(R) 0.1%, had at least two price changes from Dec. 31, 1998 to Dec. 31, 1999. The acne drugs, Accutane(R) (27.8%), Cleocin T(R) (16.5%) and Benzamycin(R) (23.5%) all had well-above average price per unit increases in 1999. These increases followed the 18.8-percent, 12.0-percent and 5.8-percent increases in price, respectively, that each of these products had between the end of 1997 and the end of 1998. Minimizing the impact of the price increase of the dermatological products was the shift in the use of brand name products to their less-expensive generic equivalents.


TABLE 4: Utilization and Price Changes of Top 25 Therapy Classes 1998-1999
         Ranked by % Change in Price

                                PRICE % CHANGE       PRICE % CHANGE    PRICE % CHANGE
THERAPY CLASS                  GENERIC PRODUCTS     BRANDED PRODUCTS    ALL PRODUCTS

Thyroid                             15.1%                 11.3%            10.9%
Narcotic Analgesics                 20.0%                  6.5%            10.6%
Ophthalmic Products                  5.8%                 11.7%             9.8%
Estrogens                            2.7%                  9.7%             8.9%
Dermatologicals                      9.5%                  8.8%             8.4%
Decongestants                        9.1%                  7.3%             7.3%
Antidiabetics                        6.4%                  7.4%             6.9%
Diuretics                            8.5%                  5.5%             6.5%
Antiasthmatics                       0.2%                  9.9%             6.4%
Antidepressants                     31.3%                  4.7%             6.2%
Oral Contraceptives                 25.6%                  5.0%             5.9%
Antianxiety Agents                   5.9%                  7.2%             5.3%
Anticonvulsants                      0.6%                  6.2%             4.8%
Antihistamines                      11.9%                  4.7%             4.7%
Penicillins                          0.8%                  5.8%             4.2%
Macrolides                           1.9%                  4.2%             4.1%
Corticosteroids                      5.7%                  9.2%             4.0%
Cough/Cold                           9.8%                  5.1%             3.9%
Cephalosporins                      -1.2%                  7.4%             3.6%
Antihypertensives                   -5.8%                  4.8%             3.5%
Gastrointestinals                   -0.4%                  4.6%             3.2%
Antihyperlipidemics                  0.0%                  3.2%             2.9%
Anti-Rheum (NSAIDS)                  2.2%                  5.1%             2.8%
Calcium Blockers                     2.4%                  4.1%             2.7%
Beta Blockers                        3.5%                  6.1%             2.5%
OTHER                               14.8%                  6.0%             6.8%
TOTAL                                7.0%                  5.7%             5.4%


Given that the antidepressant therapy class was ranked second in both PMPY cost and PMPY utilization for 1999, closer analysis of the class with a 6.2-percent increase in unit price was conducted as well. In the antidepressant therapeutic class, the price increase was attributed to both the unit price increases of brand and generic products. The branded products, which had 77 percent of the market share within the class, had a 4.7-percent price increase between 1998 and 1999. The SSRI branded products Prozac(R), Zoloft(R), Paxil(R) and Celexa(R) had 56.1 percent of the market share within this class. Prozac(R), the only SSRI with multiple increases in price in 1999 and, at 5.6 percent, the largest total price increase, is the first SSRI scheduled to go off patent in 2001. The manufacturer may be increasing the price at a significant rate in anticipation of a loss in revenue due to patent expiration. The manufacturer of Paxil(R) increased the price of the product once from the end of 1998 to the end of 1999, resulting in a 4.5-percent increase in unit price. In contrast, Zoloft(R) had an increase in price per unit of 2.6 percent. Celexa(R), the newest of the SSRI products, was priced lower than the other SSRI products and subsequently gained
4.8 percent of the market share in 1999. The Celexa(R) price increase was consistent with the other SSRIs. Another branded antidepressant with significant price increases was Wellbutrin SR(R). The non-SSRI indicated for depression and used off-label for smoking cessation had two price increases in 1999, resulting in a 14.9-percent increase. The unit price for generic products within the class increased by 31.3 percent. The market share of the most commonly used generic, amitriptyline HCL, was 9.6 percent in 1999. The top-two manufacturers of amitriptyline HCL had price increases of 68.1 percent and 243 percent. The large increase in price per unit caused the average cost per prescription of amitriptyline HCL to increase by more than 100 percent between 1998 and 1999.

THERAPEUTIC MIX AND STRENGTH MIX

Therapeutic mix is the use of relatively more expensive or less expensive drugs within and across therapy classes. Strength mix refers to cost impacts caused by changing to more or less expensive strengths of the same drug or the introduction of new strengths of existing products. The therapeutic mix trend among 1999's top-25 classes by utilization was 2.4 percent, lower than the 3.2 percent seen last year. The difference is primarily due to a relative increase in utilization in classes with less expensive drugs. For instance, two of the classes with the lowest cost per prescription --cough and cold, and penicillins -- experienced utilization trend 14.9-percent and 9.1-percent higher, respectively, than their trend last year. Strength mix, still one of the lowest contributors to trend, did increase 0.75 percent from 1998 to 1999, marginally higher than the 0.6-percent contribution from 1997 and 1998. Taken together, therapeutic and strength mix accounted for 36 percent of the overall 1998-1999 cost increase.

Among the top-25 classes, the largest changes in therapeutic mix occurred in the antidiabetic and NSAID classes. In 1998, antidiabetics lead all classes with a 10.5-percent increase, largely due to the rise in popularity of Rezulin(R), the most expensive drug in the class. In 1999, safety concerns that eventually resulted in Rezulin(R)'s removal from the market and continuing market-share growth of less expensive antidiabetic agents, such as Glucophage(R), resulted in a decline of 1.2 percent in therapeutic mix trend. This decline was somewhat offset by a relatively high strength mix rise of 2.3 percent, primarily due to the introduction of 1000mg Glucophage(R) tablets in 1999. While less expensive than Rezulin(R), costs for the new strength of Glucophage(R) were still about $30 per prescription more than the class average cost.

In contrast to trends affecting antidiabetics, the NSAID class experienced a dramatic increase in therapeutic mix from a decline of 1.6 percent in 1998 to a rise of 7.8 percent in 1999. In large part, the increase resulted from growing use of expensive disease-modifying anti-rheumatic drugs (DMARDs), such as Arava(R) and Enbrel(R), both introduced late in 1998. Per prescription costs of Arava(R) were $250, and per prescription costs of Enbrel(R) were slightly over $1,000. Some plans

TABLE 5: Price Changes for Top 50 Common Drugs 1998-1999

                                                                                                # OF PRICE CHANGES
                                             UNIT PRICE ON      UNIT PRICE ON        PERCENT    BETWEEN 12/31/1998
   PRODUCT                                    12/31/1998         12/31/1999           CHANGE      AND 12/31/1999

1  CLARITIN(R)10MG                               $2.19              $2.24               2.5%            1
2  LIPITOR(R)10MG                                $1.88              $1.88               0.0%            0
3  ZITHROMAX(R)250MG                             $6.39              $6.55               2.6%            1
4  PREMARIN(R)0.625MG                            $0.51              $0.57               12.1%           2
5  PROZAC(R)20MG                                 $2.50              $2.64               5.6%            2
6  PREMPRO(R)0.625-2.5                           $0.77              $0.87               12.1%           2
7  PRILOSEC(R)20MG                               $3.87              $3.99               3.0%            1
8  ORTHO TRI-CYCLEN(R)7-7-7                      $0.98              $1.07               9.1%            2
9  PREVACID(R)30MG                               $3.59              $3.73               3.9%            1
10 GLUCOPHAGE(R)500MG                            $0.56              $0.65               14.5%           2
11 FLONASE(R)50MCG                               $2.89              $3.34               15.6%           2
12 ZYRTEC(R)10MG                                 $1.81              $1.86               2.6%            1
13 LIPITOR(R)20MG                                $2.90              $2.90               0.0%            0
14 ZOLOFT(R)50MG                                 $2.21              $2.27               2.6%            1
15 ALLEGRA(R)60MG                                $0.92              $0.99               8.0%            1
16 PAXIL(R)20MG                                  $2.23              $2.33               4.5%            1
17 ZOLOFT(R)100MG                                $2.28              $2.34               2.6%            1
18 PREMARIN(R)1.25MG                             $0.71              $0.79               12.1%           2
19 CLARITIN-D(R)12 HOUR 120-5MG                  $1.23              $1.26               2.5%            1
20 BIAXIN(R)500MG                                $3.26              $3.52               8.0%            2
21 CIPRO(R)500MG                                 $3.99              $4.15               4.0%            1
22 NORVASC(R)5MG                                 $1.29              $1.32               2.6%            1
23 PRAVACHOL(R)20MG                              $2.17              $2.27               5.0%            1
24 ZESTRIL(R)10MG                                $0.91              $0.93               1.6%            1
25 WELLBUTRIN SR(R)150MG                         $1.33              $1.53               14.9%           2
26 TRIPHASIL-28(R)6-5-10                         $0.98              $1.02               4.4%            1
27 CLARITIN-D(R)24 HOUR 240-10MG                 $2.47              $2.53               2.5%            1
28 ZESTRIL(R)20MG                                $0.98              $0.99               1.6%            1
29 ORTHO-NOVUM(R)7-7-7                           $0.98              $1.07               9.1%            2
30 NORVASC(R)10MG                                $2.17              $2.17               0.0%            0
31 HUMULIN N(R)100U/ML                           $2.08              $2.29               10.2%           2
32 ULTRAM(R)50MG                                 $0.71              $0.77               9.1%            2
33 AMBIEN(R)10MG                                 $2.03              $2.14               5.1%            1
34 SYNTHROID(R)100MCG                            $0.28              $0.31               9.4%            2
35 DIFLUCAN(R)150MG                              $11.24             $11.53              2.6%            1
36 ZOCOR(R)20MG                                  $3.66              $3.81               3.9%            1
37 AUGMENTIN(R)875-125MG                         $4.54              $4.76               4.9%            1
38 SEREVENT(R)21MCG                              $4.49              $5.14               14.6%           2
39 PREMARIN(R)0.9MG                              $0.61              $0.69               12.1%           2
40 K-DUR(R)20MEQ                                 $0.46              $0.50               7.6%            2
41 ALLEGRA-D(R)120-60MG                          $1.03              $1.11               8.0%            1
42 NASONEX(R)50MCG                               $2.84              $3.01               6.1%            2
43 TOPROL XL(R)50MG                              $0.56              $0.58               4.5%            1
44 CELEXA(R)20MG                                 $1.93              $2.02               4.4%            1
45 ORTHO-CYCLEN(R)0.25-0.035                     $0.98              $1.07               9.1%            2
46 LO/OVRAL-28(R)0.3-0.03MG                      $1.05              $1.09               4.4%            1
47 SYNTHROID(R)125MCG                            $0.33              $0.36               9.4%            2
48 GLUCOTROL XL(R)10MG                           $0.66              $0.68               2.6%            1
49 SYNTHROID(R)50MCG                             $0.25              $0.27               9.4%            2
50 ACCUPRIL(R)20MG                               $0.95              $0.98               3.0%            1

TABLE 6: Mix Changes of Top 25 Therapy Classes 1998-1999

                                    THERAPEUTIC MIX   STRENGTH MIX      TOTAL MIX
THERAPY CLASS                          % CHANGE         % CHANGE         % CHANGE

Penicillins                              7.99%            3.16%           11.16%
Anticonvulsants                          8.76%            0.34%            9.10%
Anti-Rheum (NSAIDS)                      7.82%           -0.40%            7.42%
Narcotic Analgesics                      5.56%            1.82%            7.38%
Antiasthmatics                           5.01%            0.98%            5.99%
Gastrointestinals                        4.78%            0.32%            5.10%
Ophthalmic Products                      3.97%           -0.05%            3.92%
Dermatologicals                          2.94%            0.74%            3.68%
Cephalosporins                           1.09%            0.82%            1.91%
Antianxiety Agents                       0.26%            1.39%            1.65%
Beta Blockers                            1.75%           -0.12%            1.64%
Cough/Cold                               0.88%            0.72%            1.60%
Estrogens                                0.91%            0.40%            1.30%
Corticosteroids                          1.24%            0.06%            1.30%
Antidiabetics                           -1.25%            2.28%            1.03%
Macrolides                               0.40%            0.48%            0.88%
Decongestants                            1.03%           -0.33%            0.69%
Antihyperlipidemics                     -2.11%            2.78%            0.67%
Calcium Blockers                        -0.14%            0.77%            0.62%
Antidepressants                         -0.18%            0.53%            0.35%
Oral Contraceptives                      0.06%            0.18%            0.24%
Antihistamines                          -0.15%            0.28%            0.13%
Antihypertensives                       -0.39%            0.25%           -0.14%
Thyroid                                  0.14%           -0.43%           -0.29%
Diuretics                               -2.42%            0.34%           -2.07%
Other                                    2.76%            0.63%            3.38%
TOTAL                                    2.28%            0.76%            3.04%


cover Enbrel(R) under the medical benefit. Despite the fact that both drugs are generally considered second-line treatment for pain and joint swelling associated with rheumatoid arthritis (RA), they are showing dramatic growth in use. Enbrel(R), in particular, has been boosted recently by its approval for the treatment of juvenile RA in addition to its previous indication for RA in adults.

Among the top-10 classes of drugs ranked by total mix change in 1999, seven of them -- penicillins, anticonvulsants, narcotic analgesics, antiasthmatics, gastrointestinals, ophthalmic products and dermatologicals -- were also among the top 10 in 1998. In most cases, these trends merely reflect a continued increase in market share of the same drugs seen last year.

Among penicillins, Augmentin(R) increased market share by 2.5 percent in a class consisting of approximately 80-percent generics. In addition, while ranking second in therapeutic mix, penicillins also led all other classes in strength mix due to the introduction of 200mg and 400mg chewable tablets and suspension formulations for Amoxil(R) in 1999. The increase in anticonvulsant cost due to therapeutic mix was driven by a dramatic 5.3-percent rise in the market share of Neurontin(R). At $114.17 per prescription, Neurontin(R)'s cost was almost twice the class average. Some of this increased utilization may be due to recent studies showing Neurontin(R) as effective treatment for severe pain associated with diabetic nerve damage and with shingles.

Similar to the effect of one product on the entire class of anticonvulsants, narcotic analgesics experienced well above average mix increase due to a higher market share for OxyContin(R), which was much more expensive than the class average. While Oxycontin(R) increased by only 0.8 percent, at $190.61 its average per-prescription price was almost eight times higher than the class average. Recent efforts by manufacturers to educate prescribers, dispensers and patients about the use of narcotics in non-terminal, non-institutional pain management may be responsible for at least part of the increased use of the more expensive, more powerful narcotics.

In the GI and antiasthmatic classes, newer drugs continue to gain market share at the expense of older, less expensive therapies. Within the GI class, proton pump inhibitors (PPIs) increased their market share by 9.3 percent, only slightly less than the 10.3-percent jump seen last year. Decreasing at the expense of PPIs were histamine-2 receptor antagonists (H2RAs), which declined by
7.5 percent to 31.6 percent of the GI market. Increases in the antiasthmatic class were led by one product, Singulair(R), which increased its market share from 2.2 percent to 6.5 percent. Introduced in 1998, Singulair(R) is one of the leukotriene modifier agents that control persistent asthma, with the additional benefit of once-a-day dosing in tablet formulation and an indication for use in children. Additional newer products, such as Flovent(R) and Serevent(R) -- asthma controllers, not relievers -- also experienced growth but at a slower rate than Singulair(R).

Ophthalmic products experienced an increase of almost 4 percent due to mix. Two types of ophthalmic drugs experienced the most market share movement from 1998 to 1999, those to treat glaucoma and allergic conjunctivitis. Among the products used to treat glaucoma are Xalatan(R), Trusopt(R) and Cosopt(R). Xalatan(R), at $61.93 per prescription, was slightly less than twice the average price of all drugs within the class. As the most frequently dispensed brand in this class, Xalatan(R)'s 1-percent increase in market share had a significant impact on mix. Trusopt(R) utilization declined while use increased for Cosopt(R), a product combining the active ingredient in Trusopt(R) with the ophthalmic beta blocker, timolol. A prescription for Cosopt(R), however, was about $26 more expensive than one for Trusopt(R) -- not quite as much as separate Trusopt(R) and generic timolol scripts would cost. The result was a net increase in the cost per script due to mix. Finally, at 2.3 percent, Patanol(R) increased market share the most of any drug in the class. Since it is used to treat watery, itchy eyes caused by allergies, Patanol(R) may be benefiting from the DTC advertising for allergy medications.

Dermatologicals, the last of the classes in the top 10 for mix in both 1998 and 1999, achieved this status largely because Accutane(R), Dovonex(R) and Aldara(R), three drugs that cost more than $100 per prescription, all either increased or maintained their 1998 market share.

UNITS PER RX

Changes in the number of units per prescription accounted for only 0.2 percent of the increase in cost from 1998 to 1999 (see Table 7). This rate was the lowest seen since the inception of the Drug Trend Report. One of the factors driving this component of trend lower was in the antiasthmatic class where there were sharp declines in the use of relievers, such as beta agonists, and modest increases in controllers such as inhaled steroids or the newer leukotriene antagonists.

Among classes experiencing an increase in the units trend were narcotic analgesics with more than a 2 percent rise. With the increasing emphasis on pain control as a quality-of-life issue in conditions like fibromyalgia, many drugs in this class are being used to treat non-terminal pain for longer time periods. As these drugs have made the transition from short-term to long-term treatment regimens, the number of units per prescription has increased.

Dermatologicals also showed a relatively high increase in the number of units per prescription, 2.2 percent, led by two drugs used to treat acne. Both Accutane(R) and Benzamycin(R) may be showing strong growth partly due to the more aggressive treatments of acne. The effects of DTC advertising, particularly with Accutane(R), may also be prompting more individuals to pursue these types of therapies.

The cough/cold and antihistamine classes have consistently shown above-average increases in the number of units in each year of the Drug Trend Report. These classes are dominated by non-sedating antihistamines, either as single agents or as combination products with decongestants. Patients may not be using an antihistamine every day, particularly in non-allergy seasons, but they may still be requesting a full month's supply of that drug.

TABLE 7: Changes in Cost/Rx Due to Changes in Units/Rx 1998-1999,
         Top 25 Therapy Classes by Rxs in 1999

THERAPY CLASS                                          % Rxs                % CHANGE

Narcotic Analgesics                                     4.6%                  2.2%
Dermatologicals                                         3.3%                  2.2%
Cough/Cold                                              4.5%                  1.8%
Antihistamines                                          3.1%                  1.5%
Antidiabetics                                           3.4%                  1.3%
Anti-Rheum (NSAIDS)                                     3.0%                  1.0%
Antianxiety Agents                                      2.2%                  0.7%
Gastrointestinals                                       3.9%                  0.6%
Decongestants                                           1.7%                  0.6%
Antidepressants                                         5.7%                  0.4%
Penicillins                                             3.7%                  0.3%
Oral Contraceptives                                     3.6%                  0.2%
Estrogens                                               5.2%                  0.2%
Antihypertensives                                       6.2%                  0.1%
Macrolides                                              2.4%                  0.1%
Calcium Blockers                                        3.1%                  0.0%
Cephalosporins                                          1.9%                 -0.3%
Beta Blockers                                           3.0%                 -0.4%
Anticonvulsants                                         1.3%                 -0.7%
Diuretics                                               3.0%                 -0.9%
Antihyperlipidemics                                     3.9%                 -1.2%
Thyroid                                                 2.5%                  1.4%
Ophthalmic Products                                     1.4%                 -1.5%
Corticosteroids                                         1.3%                 -2.1%
Antiasthmatics                                          3.5%                  5.6%
Other                                                  18.7%                  0.3%
Total                                                 100.0%                  0.2%


NEW DRUGS

As total drug costs have continued to climb over the past few years, the impact of new drugs can be clearly seen. New drugs introduced since 1992 accounted for
40.8 percent of 1999 cost and 25.4 percent of 1999 prescription use (see Figure
8). In 1999, 35 new drugs and five biologic agents were approved by the FDA, comparable with the introduction of 30 new drugs and nine biologics in 1998(10). The number of drugs approved in a given year, however, is only one part of the story. Another important factor is whether blockbuster drugs were among the products introduced. In 1997 new drugs accounted for 2 percent of total costs, largely on the strength of Lipitor(R) and Rezulin(R) (see Figure 9). The contribution of all 1997 new drugs to total annual costs rose to 6.5 percent in 1999. In this case, the impact of the new drugs was immediate. Sometimes, though, a drug's true influence is not seen for a few years due to the timing of the FDA approval. For instance, Enbrel(R) was not approved until November 1998, thereby having little impact on 1998 costs. In 1999, PMPM costs for Enbrel(R) jumped more than 35 percent, exceeding 1999 costs of much more celebrated drugs such as Viagra(R). In 2000, new drugs introduced in 1998, led by potential blockbusters such as Enbrel(R), Celexa(R) and Singulair(R), may be on course to surpass the impact of drugs that were new in several previous years.

To help put the importance of both blockbusters and release dates into perspective, the top-20 drugs of 1999 are presented in Table 8. Drugs introduced in 1999 accounted for 1.6 percent of the total cost in 1999. This percentage is slightly above the average over the previous seven years of 1.4 percent for the percentage of new drug contribution to total annual cost in the year of their introduction. One drug, Celebrex(R), accounted for 62 percent of the total new drug cost. In contrast, Lipitor(R) was only able to account for 0.8 percent of total cost in 1997, the first year it was on the market. Celebrex(R) had great success in its first year for several reasons. First, as the first COX-2 inhibitor on the market, it offered something new -- pain relief with less GI discomfort. In contrast, Lipitor(R) entered a market already crowded with several established products and had to prove that it was better than the existing products. Secondly, Celebrex(R)was approved on the last day of 1998 -- which means it had a full first year on the market, unlike Lipitor(R), which was approved Dec. 17, 1996, but not introduced until April 1997.

Two additional insulin-sensitizing agents that are in the same class as Rezulin(R) were introduced in 1999. These products, Avandia(R) and Actos(R), are likely to capture much of the market share left by Rezulin(R)'s voluntary withdrawal. So far these new products have not exhibited the kind of liver toxicity seen with Rezulin(R). Nevertheless, it will be up to their manufacturers to restore consumer faith in this class of drugs.

Xenical(R), a new drug to manage obesity, was introduced in 1999. A lipase inhibitor, Xenical(R) blocks the absorption of dietary fats. This represents a fundamentally different method of managing obesity than previous anorexiant drugs, including Redux(R), which work in the brain to reduce appetite. While Xenical(R) does have some unpleasant side effects, such as partial loss of bowel control and oily discharge, it has not been shown to have any of the life-threatening risks that drove Redux(R) from the market.

Two products were brought to market in 1999 to treat disorders at opposite ends of the sleep spectrum. Provigil(R) is a non-amphetamine product used to treat the excessive daytime sleepiness of narcolepsy. Sonata(R), a non-benzodiazepine, is used on a short-term basis to treat insomnia.

In the GI class, Aciphex(R) entered the proton pump inhibitor (PPI) market previously consisting only of Prilosec(R) and Prevacid(R). Currently Aciphex(R) has FDA indication for gastric ulcers, duodenal ulcers, gastroesophageal reflux disease and hypersecretory conditions. However, it does not have an indication for H. pylori. It was introduced in August 1999, relatively late to make a big impact

(10) "New Drug Approvals in 1999," Pharmaceutical Research and Manufacturers of America, January 2000. P1.

on 1999 costs. How successful Aciphex(R) will be in the PPI market remains to be seen. The cost per Aciphex(R) prescription is about $8 less than Prevacid(R), the least expensive of the established PPIs.

Two other products introduced in 1999 worthy of note are products used to treat influenza. Relenza(R), an inhaled powder, and the oral capsule Tamiflu(R) are both antiviral drugs intended to reduce or shorten the symptoms of flu when taken as directed. The key to their effectiveness is timing. They must be started within two days after flu symptoms begin. Both entered the market after mid-year. While 1999 revenue was a significant factor, the ultimate success of these products will be measured by how accurately patients interpret their flu-like symptoms and how carefully they take the drug within its narrow window of effectiveness.

In 1999, two new products were added to the arsenal of drugs available to treat HIV infection. Ziagen(R) is a nucleoside analogue reverse transciptase inhibitor indicated for use in combination with other HIV drugs. Agenerase(R), a new protease inhibitor, offers the advantage of twice-daily dosing, compared with the three-times-daily dosing for other protease inhibitors. Agenerase(R) is the first protease inhibitor to crack the top 20 new drug list since Crixivan(R) in 1996.

The new chemical entity Xopenex(R) represents a growing trend among drug manufacturers to create new products by using only the active components of existing drugs. Purified from the asthma drug albuterol, Xoponex(R) is currently available only in a nebulizer formulation, but an oral syrup and an extended-release tablet are currently in clinical trials. Development of purified products is likely to produce new variations of such highly used drugs as Prozac(R) and Claritin(R) in the next few years.

Cenestin(R), a new estrogen replacement therapy, was also introduced in 1999. Cenestin(R) is a conjugated estrogen product derived from plant sources and intended to compete directly with Premarin(R). Obtained from the urine of pregnant mares, Premarin(R) currently garners about 46 percent of the estrogen replacement therapy market.

As we look ahead five years, the number of new drugs that will come to market will increase dramatically. The potential explosion of new drug products is even more dramatic when the current drug pipeline activity is examined. According to SG Cowen, there are 1,051 pipeline products. Of these products, 181 are in preclinical trials, 653 are in phase I, II or III clinical trials, and applications for licenses for an additional 217 products have been filed with the FDA(11). However, based on our analysis of existing pipeline products, we think very few blockbuster drugs will come to market over the next five years.

In contrast, after 2004 the size of the new drug pipeline is likely to grow more as new technologies enhance the discovery process. This pipeline will consist of traditional drugs as well as biologics, which are drugs made from living material -- human, plant or animal. Historically, biologics have consisted primarily of vaccines used to treat relatively rare conditions. However, as advances are made in genetic engineering, new biologics are likely to be developed to treat more common diseases, such as HIV and cancer. In fact, the biologic Enbrel(R), a genetically engineered protein used to treat rheumatoid arthritis, was introduced in 1998 and has seen widespread use. When the identification and sequencing of the DNA structure is completed in 2003, a myriad of new DNA and protein targets will be discovered. This will allow for the tailoring of medications to different genetic profiles. While such products will not be seen for a number of years, the number and therapeutic promise of such innovations are exciting. However, the cost of these technological advances will likely be high.


(11) SG Cowen, Pipeline Pulse, March 2000.

FIGURE 8: IMPACT OF NEW DRUGS INTRODUCED SINCE 1992
          ON 1999 UTILIZATION AND COST

                                  [BAR CHART]



FIGURE 9: PERCENT OF AWP ACCOUNTED FOR BY NEW DRUGS

                                  [LINE CHART]

TABLE 8: Top New Drugs in 1999

                                      FDA             PRIMARY                                 PMPY
DRUG NAME                ROUTE   APPROVAL DATE       INDICATION            % AWP COST         COST
CELEBREX(R)                PO        Dec-98         Osteoarthritis             1.0%           $3.84
VIOXX(R)                   PO        May-99         Osteoarthritis             0.2%           $0.93
AVANDIA(R)                 PO        May-99         Type 2 Diabetes            0.1%           $0.33
XENICAL(R)                 PO        Apr-99         Obesity                    0.1%           $0.23
ACTOS(R)                   PO        Jul-99         Type 2 Diabetes            0.0%           $0.12
ZIAGEN(R)                  PO        Dec-98         HIV Infection              0.0%           $0.11
PROVIGIL(R)                PO        Dec-98         Narcolepsy                 0.0%           $0.09
ACIPHEX(R)                 PO        Aug-99         Erosive GERD               0.0%           $0.08
AGENERASE(R)               PO        Apr-99         HIV Infection              0.0%           $0.06
SANDOSTATIN LAR(R)         IM        Nov-98         Severe Diarrhea            0.0%           $0.05
RELENZA(R)                 IH        Jul-99         Influenza A & B            0.0%           $0.03
SONATA(R)                  PO        Aug-99         Insomnia                   0.0%           $0.03
XOPENEX(R)                 IH        Mar-99         Asthma/COPD                0.0%           $0.03
TAMIFLU(R)                 PO        Oct-99         Influenza A & B            0.0%           $0.03
TEMODAR(R)                 PO        Aug-99         Brain Tumors               0.0%           $0.03
MICARDIS(R)                PO        Nov-98         Hypertension               0.0%           $0.02
PLETAL(R)                  PO        Jan-99         Claudication               0.0%           $0.02
MERREM(R)                  IV        Jun-96         Bacterial Infection        0.0%           $0.02
MIRALAX(R)                 PO        Feb-99         Constipation               0.0%           $0.01
CENESTIN(R)                PO        Mar-99         Estrogen Replacement       0.0%           $0.01
TOP 20 NEW DRUGS                                                               1.6%           $6.08
ALL NEW DRUGS                                                                  1.6%           $6.13
ALL OTHER DRUGS                                                               98.4%         $380.85
ALL DRUGS                                                                    100.0%         $387.09

PO-- ORAL
IM-- INJECTED INTO MUSCLE
IH-- INHALED
IV-- INJECTED INTO VEIN

TABLE 9: Percent of 1999 Cost and AWP Cost/Rx for Top 50 New Drugs

BRAND NAME                       YEAR OF INTRODUCTION     % OF 1999 COST     1999 AWP/RX
LIPITOR(R)                                1997                 2.83%          $   78.60
PREVACID(R)                               1995                 2.16%          $  125.60
CLARITIN(R)                               1993                 2.15%          $   66.41
ZOCOR(R)                                  1992                 1.89%          $  106.18
ZOLOFT(R)                                 1992                 1.69%          $   81.44
PAXIL(R)                                  1993                 1.30%          $   77.19
ZITHROMAX(R)                              1992                 1.13%          $   38.16
GLUCOPHAGE(R)                             1995                 1.09%          $   57.43
NORVASC(R)                                1992                 1.04%          $   56.08
CELEBREX(R)                               1999                 0.99%          $   84.93
IMITREX(R) tablets                        1995                 0.86%          $  172.60
PREMPRO(R)                                1995                 0.73%          $   25.91
REZULIN(R)                                1997                 0.72%          $  153.00
ZYRTEC(R)                                 1996                 0.69%          $   52.40
REBETRON(R) 600                           1998                 0.68%          $1,467.60
EFFEXOR(R)                                1994                 0.67%          $   91.04
ALLEGRA(R)                                1996                 0.65%          $   51.68
FLONASE(R)                                1994                 0.59%          $   50.78
NEURONTIN(R)                              1994                 0.54%          $  114.17
AMBIEN(R)                                 1993                 0.43%          $   55.41
LAMISIL(R)                                1996                 0.42%          $  210.22
AVONEX(R) ADMINISTRATION PACK             1996                 0.42%          $  823.52
CEFZIL(R)                                 1992                 0.41%          $   64.21
SEREVENT(R)                               1994                 0.41%          $   67.05
RELAFEN(R)                                1992                 0.39%          $   72.14
FLOVENT(R)                                1996                 0.39%          $   72.63
CELEXA(R)                                 1998                 0.39%          $   68.13
ROXICODONE(R)                             1992                 0.39%          $  162.48
LEVAQUIN(R)                               1997                 0.38%          $   82.94
PROPULSID(R)                              1993                 0.38%          $   82.80
SINGULAIR(R)                              1998                 0.36%          $   73.86
FOSAMAX(R)                                1995                 0.35%          $   66.44
ULTRAM(R)                                 1995                 0.34%          $   49.65
ZYPREXA(R)                                1996                 0.33%          $  243.91
DAYPRO(R)                                 1993                 0.32%          $   79.34
ACCUTANE(R)                               1992                 0.31%          $  150.07
ENBREL(R)                                 1998                 0.30%          $1,029.49
ASACOL(R)                                 1992                 0.29%          $  133.43
SPORANOX(R)                               1992                 0.28%          $  220.47
SERZONE(R)                                1995                 0.27%          $   73.23
COZAAR(R)                                 1995                 0.26%          $   50.00
HYZAAR(R)                                 1995                 0.26%          $   46.65
VALTREX(R)                                1995                 0.25%          $   84.64
NASONEX(R)                                1997                 0.25%          $   50.33
VIOXX(R)                                  1999                 0.24%          $   75.97
RISPERDAL(R)                              1994                 0.24%          $  133.02
LOTREL(R)                                 1995                 0.23%          $   57.29
IMITREX(R) injection                      1993                 0.23%          $  221.39
EVISTA(R)                                 1998                 0.22%          $   66.63
ISMO(R)                                   1992                 0.21%          $   44.76
Other                                                          9.29%          $   82.68
TOTAL                                                         41.66%          $   77.22

                       2000-2004 DRUG COST TREND FORECAST

Following a pattern seen since 1995, PMPY AWP prescription drug costs continued to rise at an increasing rate in 1999. The 17.4-percent rise in PMPY drug costs between 1998 and 1999 was the highest seen in the seven-year period that we have been monitoring drug costs. In past Drug Trend Reports, specific cost projections were given only for the following year and a range was given for the succeeding four years. In this year's Report, specific annual projections for the next five years are presented in the aggregate and for major therapy class groupings. These projections suggest that costs will grow by an even higher rate in 2000, before abating somewhat from 2001 through 2004. More specifically, Express Scripts projects that drug costs will grow by:

 - 17.6 percent in 2000
 - 16.5 percent in 2001
 - 13.4 percent in 2002
 - 12.5 percent in 2003
 - 12.1 percent in 2004

FIGURE 10: PER MEMBER PER YEAR AWP COSTS
           1995-2004


               [PER MEMBER PER YEAR AWP COSTS 1995-2040 BAR CHART]


                          YEAR                   PMPY AWP Cost
                          1995                        $216
                          1996                        $243
                          1997                        $282
                          1998                        $330
                          1999                        $387
                          2000                        $455
                          2001                        $530
                          2002                        $601
                          2003                        $677
                          2004                        $759

These projections translate into a near-doubling of PMPY costs over the next five years from $387.10 in 1999 to $758.81 in 2004 (see Figure 10). The assumption regarding the inflation rate that will occur in this period is a key factor influencing the magnitude of the projected rates of cost increase. As was discussed in the inflation portion of this Report, inflation for prescription drugs was 5.1 percent in 1998 and 5.4 percent in 1999. The CPI for prescription drugs for the first quarter of 2000 relative to the first quarter of 1999 was
5.5 percent, indicating that inflation for 2000 likely will be about 6 percent. However, we do not expect inflation rates to continue at such high levels for the succeeding four years largely because the political environment is becoming somewhat hostile toward the pharmaceutical industry. The industry probably will react to this pressure by reducing the level of price increases in much the same way that it did during the healthcare reform debate.

The presidential campaign and parallel congressional elections have placed a greater emphasis on establishing a Medicare prescription benefit. Both political parties have developed plans to accomplish this goal, acknowledging the political clout of the elderly, particularly in an election year. As this debate has proceeded, greater attention has been paid to the cost of prescription prices in general, as well as to the magnitude of recent price increases. The number and frequency of media stories about the pharmaceutical industry have risen dramatically. Some stories focus on the important role drugs play in treating illnesses and the promise of more drugs to treat previously untreated or under-treated diseases. Other stories are not so favorable toward the industry. These stories have focused on the:

 - Inability of the elderly to pay for much-needed high-cost prescription drugs

 - Substantial differences in drug costs in the United States relative to other countries

 - Size of drug manufacturers' profits

 - Various direct and indirect tax subsidies the United States provides to the pharmaceutical industry

 - FTC investigations of some pharmaceutical manufacturers regarding their alleged engagement in unfair practices, including unfair competition in generic pricing and "making deals with potential competitors ... that would keep generic products and companies out of the market."(12)

One manifestation of this growing public concern was the recent action taken by the state of Maine. Legislation was enacted creating a council that has the power to set maximum drug prices beginning July 1, 2003, if drug prices exceed council-determined levels.

Against this backdrop, we project that these political pressures will result in pharmaceutical manufacturers reducing price increases as the debate over a Medicare prescription drug benefit heightens this fall and next year. This reaction has been translated into the following inflation assumptions:

 - 6 percent in 2000
 - 4 percent in 2001
 - 2 percent in 2002
 - 2 percent in 2003
 - 2 percent in 2004

The relationship between our overall PMPY cost projections and our inflation assumptions is graphically depicted in Figure 11.


(12) Mehl, Bernard and Santell, John P. "Projecting Future Drug Expenditures;" American Journal of Health Systems Pharmacy; Vol 57, Jan. 15, 2000; p. 136.

FIGURE 11: PERCENT CHANGE IN PMPY AWP COST 1993-2004


             [PERCENT CHANGE IN PMPY AWP COST 1993-2004 BAR CHART]


                            % Change in PMPY AWP Cost
                      -----------------------------------------------
                      Inflation rate          Change in PMPY AWP Cost
93/94                      1.8%                      9.8%
94/95                      1.0%                      8.9%
95/96                      3.3%                     12.8%
96/97                      2.4%                     16.1%
97/98                      5.1%                     16.8%
98/99                      5.4%                     17.4%
99/00                      6.0%                     17.6%
00/01                      4.0%                     16.5%
01/02                      2.0%                     13.4%
02/03                      2.0%                     12.5%
03/04                      2.0%                     12.1%

Although these assumed inflation rates were applied to all classes, the utilization, mix, products losing patent status and role that new drugs will play in projected costs vary by therapy class. For ease of discussion, we have taken the major therapy classes and arranged them into 11 major groupings. To get a better flavor of the degree to which these therapeutic groupings will contribute to the overall change in PMPY costs between 1999 and 2004, the dollar and percentage changes of each grouping were examined (see Table 10). The PMPY costs for the central nervous system (CNS) grouping is projected to grow by 411 percent, representing the largest dollar growth, $99.99, of any grouping and propelling this class to the most expensive therapeutic

TABLE 10: Forecasting by Grouping

-------------------------------------------------------------------------------------------
                                                                   $ CHANGE       % CHANGE
CLASS GROUPING          1995 PMPY COSTS     2004 PMPY COSTS        1995-2004      1995-2004
-------------------------------------------------------------------------------------------
CNS                         $ 24.30             $124.29             $ 99.99          411%
Respiratory                 $ 22.85             $ 79.43             $ 56.58          248%
Antihyperlipidemics         $ 11.48             $ 63.40             $ 51.92          452%
Pain/Inflammation           $ 17.90             $ 68.27             $ 50.38          281%
Gastrointestinals           $ 20.35             $ 61.71             $ 41.36          203%
Women's Health              $ 12.64             $ 49.98             $ 37.35          295%
Antivirals                  $  2.58             $ 36.05             $ 33.47         1297%
Cardiovasculars             $ 33.57             $ 61.15             $ 27.58           82%
Anti-infectives             $ 20.29             $ 44.57             $ 24.27          120%
Antidiabetics               $  5.40             $ 25.80             $ 20.40          378%
Dermatologicals             $  7.46             $ 18.99             $ 11.53          154%
Other                       $ 36.81             $125.16             $ 88.35          240%

TOTAL                       $215.64             $758.81             $543.17          252%

TABLE 11: DRUG TRENDS: ALL DRUGS 1998-1999 SUMMARY AND 2000 FORECAST

                     1998 PREVIOUS                  1999 SELECTED               2000 SELECTED              2001 ESTIMATED
THERAPY CLASS         YEAR $PMPY      % CHANGE       YEAR $PMPY    % CHANGE      YEAR $PMPY     % CHANGE     YEAR $PMPY    % CHANGE
GASTROINTESTINAL        $28.53           20.0%          $34.23       23.3%         $42.22         19.6%         $50.48       10.1%
PPIs                    $17.35           38.3%          $23.99       32.0%         $31.67         25.0%         $39.58       12.0%

H2RAs                   $ 9.97         -10.6%           $ 8.91      -1.0%          $ 8.82        -1.0%          $ 8.73      -1.0%
Other                   $ 1.21            9.9%          $ 1.33       30.0%         $ 1.73         25.0%         $ 2.16       20.0%

CENTRAL NERVOUS         $44.28           19.6%          $52.95       20.2%         $63.65         19.2%         $75.86       18.2%
SYSTEM (CNS)
Antidepressants         $28.31           19.0%          $33.68       20.0%         $40.42         19.0%         $48.10       17.0%

Anticonvulsants         $ 5.52           29.0%          $ 7.13       25.0%         $ 8.91         23.0%         $10.96       25.0%

Antianxiety Agents      $ 6.22           11.9%          $ 6.96        9.0%         $ 7.58          6.0%         $ 8.04        3.0%

Antipsychotics          $ 2.58           20.2%          $ 3.10       40.0%         $ 4.34         40.0%         $ 6.08       40.0%
Hypnotics               $ 1.64           26.8%          $ 2.08       15.0%         $ 2.39         12.0%         $ 2.68        9.0%
ANTIHYPERLIPIDEMICS     $21.64           20.9%          $26.17       24.0%         $32.45         22.0%         $39.58       17.0%

CARDIOVASCULARS         $41.08            8.9%          $44.72       11.1%         $49.69          8.5%         $53.91        3.6%
Antihypertensives       $18.13           12.3%          $20.37       14.0%         $23.22         11.0%         $25.77        3.0%
Calcium Blockers        $13.41            2.7%          $13.77        5.0%         $14.46          2.0%         $14.74        0.0%
Beta Blockers           $ 6.92           11.2%          $ 7.70       14.0%         $ 8.78         12.0%         $ 9.83        9.0%


Diuretics               $ 2.62           10.3%          $ 2.89       12.0%         $ 3.24         10.0%         $ 3.56        8.0%
PAIN/INFLAMMATION       $25.43           32.0%          $33.57       14.5%         $38.45         19.3%         $45.87       17.5%
Anti-Rheum (NSAIDS)     $12.88            2.2%          $13.16      -2.0%          $12.90        -2.0%          $12.64      -3.0%

Cox-2s                  $ 4.77           62.0%          $ 7.73       73.0%         $13.37         50.0%         $20.05       28.0%
Narcotic Analgesics     $ 7.05           31.1%          $ 9.24       14.0%         $10.54         11.0%         $11.70        9.0%


Migraine Products       $ 5.50           16.3%          $ 6.40       14.0%         $ 7.29         12.0%         $ 8.17        8.0%
ANTIDIABETICS           $12.12           22.3%          $14.82       15.6%         $17.13         12.8%         $19.33       10.4%
Oral                    $ 9.67           21.9%          $11.79       17.0%         $13.79         14.0%         $15.73       11.0%

Insulin                 $ 2.45           23.7%          $ 3.03       10.0%         $ 3.33          8.0%         $ 3.60        8.0%

RESPIRATORY             $36.23           18.8%          $43.04       16.7%         $50.23         14.7%         $57.63       11.9%
Antiasthmatics          $12.25           11.6%          $13.67       16.0%         $15.86         14.0%         $18.08       12.0%


Antihistamines          $11.10           25.8%          $13.96       23.0%         $17.17         20.0%         $20.61       16.0%
Cough/Cold              $ 7.46           21.1%          $ 9.03       10.0%         $ 9.94          8.0%         $10.73        6.0%

Decongestants/          $ 5.43           17.5%          $ 6.38       14.0%         $ 7.27         13.0%         $ 8.21        9.0%
 Nasal Steroids
DERMATOLOGICALS         $10.29           14.6%          $11.79       10.0%         $12.97         10.0%         $14.27       10.0%
ANTIVIRALS              $ 7.35           40.1%          $10.30       32.9%         $13.69         33.3%         $18.25       30.5%
HIV                     $ 3.77           10.3%          $ 4.16        8.0%         $ 4.49          4.0%         $ 4.67        3.0%

Herpes                  $ 2.58           15.5%          $ 2.98       13.0%         $ 3.37         10.0%         $ 3.70        8.0%
Hepatitis               $ 0.12           58.3%          $ 0.19       62.0%         $ 0.31         57.0%         $ 0.48       50.0%

Other/Flu               $ 0.88          237.5%          $ 2.97       86.0%         $ 5.52         70.0%         $ 9.39       52.0%

WOMEN'S HEALTH          $20.22           19.1%          $24.07       17.2%         $28.22         16.4%         $32.85       14.8%
Estrogens               $ 8.29           15.7%          $ 9.59       10.0%         $10.55          9.0%         $11.50        7.0%

Oral Contraceptives     $ 8.07           13.7%          $ 9.18       11.0%         $10.18          9.0%         $11.10        7.0%

Misc. Endocrine         $ 3.86           37.4%          $ 5.31       41.0%         $ 7.48         37.0%         $10.25       32.0%



ANTI-INFECTIVES         $23.91           15.4%          $27.58       13.7%         $31.37         11.0%         $34.81        8.9%
Macrolides              $ 6.88           19.0%          $ 8.18       15.0%         $ 9.41         13.0%         $10.63       13.0%

Cephalosporins          $ 7.38            3.8%          $ 7.65        5.0%         $ 8.04          3.0%         $ 8.28        1.0%

Penicillins             $ 5.69           19.2%          $ 6.78       16.0%         $ 7.87         12.0%         $ 8.81        8.0%


Quinolones              $ 3.97           25.2%          $ 4.97       22.0%         $ 6.06         17.0%         $ 7.09       13.0%

                          2002 ESTIMATED           2003 ESTIMATED             2004 ESTIMATED  ESTIMATED 2004-       2005
THERAPY CLASS               YEAR $PMPY   % CHANGE    YEAR $PMPY     % CHANGE    YEAR $PMPY     2005 % CHANGE      PMPY AWP
GASTROINTESTINAL             $ 55.57        4.6%       $ 58.13         6.2%       $ 61.71         6.6%            $ 65.79
PPIs                         $ 44.33        5.0%       $ 46.55         7.0%       $ 49.81         7.0%            $ 53.30


H2RAs                        $  8.65        1.0%       $  8.73         2.0%       $  8.91         5.0%            $  9.35
Other                        $  2.59       10.0%       $  2.85         5.0%       $  3.00         5.0%            $  3.15


CENTRAL NERVOUS              $ 89.69       17.9%       $105.72        17.6%       $124.29        19.5%            $148.48
SYSTEM (CNS)
Antidepressants              $ 56.28       16.0%       $ 65.28        15.0%       $ 75.08        20.0%            $ 90.09


Anticonvulsants              $ 13.70       26.0%       $ 17.26        28.0%       $ 22.10        32.0%            $ 29.17



Antianxiety Agents           $  8.28        3.0%       $  8.53         3.0%       $  8.79         6.0%            $  9.31



Antipsychotics               $  8.51       35.0%       $ 11.48        30.0%       $ 14.93         8.0%            $ 16.12
Hypnotics                    $  2.92        8.0%       $  3.15         8.0%       $  3.41        11.0%            $  3.78
ANTIHYPERLIPIDEMICS          $ 46.31       17.0%       $ 54.19        17.0%       $ 63.40        20.0%            $ 76.08


CARDIOVASCULARS              $ 55.85        4.7%       $ 58.45         4.6%       $ 61.15       -0.6%             $ 60.79
Antihypertensives            $ 26.54        5.0%       $ 27.87         5.0%       $ 29.27         8.0%            $ 31.61
Calcium Blockers             $ 14.74        0.0%       $ 14.74         0.0%       $ 14.74         3.0%            $ 15.19
Beta Blockers                $ 10.71        9.0%       $ 11.68         8.0%       $ 12.61        11.0%            $ 14.00



Diuretics                    $  3.85        8.0%       $  4.15         9.0%       $  4.53
PAIN/INFLAMMATION            $ 53.88       13.2%       $ 60.98        12.0%       $ 68.27        10.0%            $ 75.13

Anti-Rheum (NSAIDS)          $ 12.26      -2.0%        $ 12.01       -1.0%        $ 11.89         5.0%            $ 12.49

Cox-2s                       $ 25.67       22.0%       $ 31.31        12.0%       $ 35.07
Narcotic Analgesics          $ 12.75        8.0%       $ 13.77         8.0%       $ 14.87        10.0%            $ 16.36



Migraine Products            $  8.82        8.0%       $  9.52         7.0%       $ 10.19        10.0%            $ 11.21
ANTIDIABETICS                $ 21.34       10.6%       $ 23.61         9.3%       $ 25.80        12.1%            $ 28.93
Oral                         $ 17.46       11.0%       $ 19.38        10.0%       $ 21.31        13.0%            $ 24.08


Insulin                      $  3.89        9.0%       $  4.24         6.0%       $  4.49         8.0%            $  4.85


RESPIRATORY                  $ 64.48       11.4%       $ 71.83        10.6%       $ 79.43        13.0%            $ 89.76
Antiasthmatics               $ 20.25       12.0%       $ 22.67        12.0%       $ 25.40        15.0%            $ 29.21



Antihistamines               $ 23.91       14.0%       $ 27.25        12.0%       $ 30.52        13.0%            $ 34.49
Cough/Cold                   $ 11.38        6.0%       $ 12.06         6.0%       $ 12.78         9.0%            $ 13.93


Decongestants/               $  8.95       10.0%       $  9.85         9.0%       $ 10.73        13.0%            $ 12.13
 Nasal Steroids

DERMATOLOGICALS              $ 15.69       10.0%       $ 17.26        10.0%       $ 18.99        10.0%            $ 20.89
ANTIVIRALS                   $ 23.81       28.6%       $ 30.62        17.7%       $ 36.05        21.6%            $ 43.82
HIV                          $  4.81        3.0%       $  4.96         3.0%       $  5.11         6.0%            $  5.41


Herpes                       $  4.00        8.0%       $  4.32         8.0%       $  4.67        11.0%            $  5.18
Hepatitis                    $  0.72       48.0%       $  1.07        44.0%       $  1.54        50.0%            $  2.32



Other/Flu                    $ 14.27       42.0%       $ 20.27        22.0%       $ 24.73        25.0%            $ 30.91



WOMEN'S HEALTH               $ 37.71       14.9%       $ 43.33        15.4%       $ 49.98        18.3%            $ 59.11
Estrogens                    $ 12.31        7.0%       $ 13.17         8.0%       $ 14.22        11.0%            $ 15.79


Oral Contraceptives          $ 11.88        7.0%       $ 12.71         7.0%       $ 13.60        10.0%            $ 14.96


Misc. Endocrine              $ 13.53       29.0%       $ 17.45        27.0%       $ 22.16        28.0%            $ 28.37




ANTI-INFECTIVES              $ 37.90        8.3%       $ 41.04         8.6%       $ 44.57        11.6%            $ 49.74
Macrolides                   $ 12.01       14.0%       $ 13.69        15.0%       $ 15.75        18.0%            $ 18.58


Cephalosporins               $  8.36        1.0%       $  8.44         1.0%       $  8.53         4.0%            $  8.87


Penicillins                  $  9.52        6.0%       $ 10.09         5.0%       $ 10.59         7.0%            $ 11.33



Quinolones                   $  8.02       10.0%       $  8.82        10.0%       $  9.70        13.0%            $ 10.96



THERAPY CLASS             COMMENTS
GASTROINTESTINAL
PPIs                      Growth rate will moderate as market reaches
                          saturation and Prilosec goes off patent

H2RAs                     Utilization will continue to shift to PPIs

Other Treatment of IBS will offset decreased use of other drugs

CENTRAL NERVOUS
SYSTEM (CNS)
Antidepressants           New indications for existing products will
                          drive up costs

Anticonvulsants           Use of Neurontrin and its successor
                            Pregabalin for pain relief will drive up costs


Antianxiety Agents        Little growth expected because of growing
                          preference for SSRIs for treatment of anxiety


Antipsychotics            Increased use of atypicals will drive costs
Hypnotics                 Modest increase in use expected
ANTIHYPERLIPIDEMICS       With aging of population and DTC, expect
                          high growth to continue

CARDIOVASCULARS
Antihypertensives         Key products going generic will slow growth
Calcium Blockers          Little additional use of class expected
Beta Blockers             Continued important role of class in
                            treatment of hypertention and new use
                          for heart failure
                          JNC-6 guidelines for HTN advocate
Diuretics                 first-line use
PAIN/INFLAMMATION

Anti-Rheum (NSAIDS)       Cox-2s eroding market share of brand NSAIDs

Cox-2s                    Will continue to bring in new users
Narcotic Analgesics       Use will continue to increase as terminal
                          patients live longer and rely on outpatient
                          procedures

Migraine Products         Modest increases expected to continue
ANTIDIABETICS
Oral                      Move to more expensive products will fuel growth


Insulin New modes of administration will increase utilization primarily for Type 2

RESPIRATORY
Antiasthmatics            Utilization grows marginally but use of more
                          expensive products (Accolate, Singulair,
                          Flovent) will lead to double digit growth

Antihistamines            Significant but declining utilization increases
Cough/Cold                Modest increases anticipated because of
                          DTC advertising

Decongestants/            Growth to continue due to supported
Nasal Steroids            effectiveness of these products

DERMATOLOGICALS           Price increases will drive class costs
ANTIVIRALS
HIV                       Cost growth will be minimal due to shifts
                          toward less intensive treatment

Herpes                    Modest growth will continue
Hepatitis                 Will grow significantly but impact will
                          partially be reflected in cancer class
                          (Intron A)

Other/Flu                 Flu product growth expected due to consumer
                          awareness and possible indication for
                          prevention

WOMEN'S HEALTH
Estrogens                 Continued modest growth due to
                          aging population

Oral Contraceptives       Expect somewhat more coverage
                          of OCs by plan sponsors

Misc. Endocrine           The availability of new products, coupled with
                          the aging of the population and massive
                          undertreatment of osteoporosis, will lead to
                          substantial utilization growth

ANTI-INFECTIVES
Macrolides                Physician preference for use in respiratory
                          infections will continue

Cephalosporins            Market for these products supplanted by
                          quinolones

Penicillins               Utilization declines as preference for other
                          antibiotic classes expands, but use of
                          Augmentin will grow

Quinolones                Growth in class costs will decline when
                          Cipro goes generic in 2003

class. 1999-2004 PMPY cost increases for respiratory, antihyperlipidemics and pain/inflammation are projected to grow by $56.58, $51.92 and $50.38, respectively. The dollar rise for antihyperlipi-demics represents a projected 452-percent increase, explaining its ascension from the eighth-ranked to the fourth-ranked class.

Express Scripts' annual PMPY cost estimates from 2000 through 2004 are presented in the aggregate and for major therapeutic classes, along with a brief rationale for these projections in Table 11. Key new drugs and patent expirations that were considered in developing our cost projections for each therapy class are highlighted.

GASTROINTESTINAL

There are two major developments in the gastrointestinal class. First is the expiration of the Prilosec(R) patent in 2001. This will create new competition in the proton pump inhibitor (PPI) class of drugs. The second development is in new treatments for irritable bowel syndrome (IBS). The first drug in this class, Lotronex(R) (alosetron), was approved in early 2000, and the second drug, Zelmac(R) (tegaserod), is expected to be approved near the end of 2000. IBS affects 10 percent-20 percent of the adult population and is currently an under-treated condition.

TABLE 12: New Gastrointestinal Products

Brand name    Generic name   Proposed use      Estimated Release Date
----------    ------------   ------------      -------------------------------
                                               2000   2001   2002   2003  2004
                                               ----   ----   ----   ----  ----
Protonix(R)   Pantoprazole   GERD, PUD          X
                                               ----   ----   ----   ----  ----
Nexium(R)     Esomeprazole   GERD, PUD                 X
                                               ----   ----   ----   ----  ----
Zelmac(R)     Tegaserod      IBS                X
                                               ----   ----   ----   ----  ----
              MK-869         Chemotherapy-             X
                             induced vomiting
                                               ----   ----   ----   ----  ----
              Prucalopride   GERD                      X
                                               ----   ----   ----   ----  ----
              Mosapride      GERD                             X
                                               ----   ----   ----   ----  ----
              Norcisapride   GERD                                    X
                                               ----   ----   ----   ----  ----

PATENT EXPIRATIONS:
PEPCID(R) - 2001
PRILOSEC(R) - 2001
AXID(R) - 2002

CENTRAL NERVOUS SYSTEM (CNS)

Developments in the central nervous system pipeline are focused on both new drug discovery and new uses for existing drugs. There are several new compounds in development for depression and psychosis, but most are not significantly different than existing products. The pipeline for anti-anxiety and hypnotic drugs is relatively quiet. Some new uses for existing drugs include the use of Prozac(R) for premenstrual dysphoric disorder and Prozac(R) in combination with Zyprexa(R) for refractory depression. Zyprexa(R), which recently received an indication for the short-term treatment of acute mania, is being studied for additional uses, including dementia associated with Alzheimer's disease. A pipeline product that may have a broad range of uses is the anticonvulsant pregabalin, which is expected on the market in 2001. Pregabalin is similar to Neurontin(R) (gabapentin) and may have indications for both epilepsy and pain when it is approved. A significant upcoming patent expiration is that of Prozac(R), which may occur any time between 2001 and 2003.

TABLE 13: New CNS Products

Brand name    Generic name   Proposed use       Estimated Release Date
----------    ------------   ------------       --------------------------------
                                                2000   2001   2002   2003   2004
                                                ----   ----   ----   ----   ----
Zeldox(R)     Ziprasidone    Psychosis                  X
                                                ----   ----   ----   ----   ----
Zomaril(R)    Iloperidone    Psychosis                         X
                                                ----   ----   ----   ----   ----
              Aripiprazole   Psychosis                         X
                                                ----   ----   ----   ----   ----
              Duloxetine     Depression                        X
                                                ----   ----   ----   ----   ----
Vestra(R)     Reboxetine     Depression                 X
                                                ----   ----   ----   ----   ----
              r-fluoxetine   Depression                               X
                                                ----   ----   ----   ----   ----
              Pregabalin     Epilepsy, pain             X
                                                ----   ----   ----   ----   ----
              Tomoxetine     Attention-deficit
                             hyperactivity                     X
                             disorder
                                                ----   ----   ----   ----   ----

PATENT EXPIRATIONS:
BUSPAR(R) - 2000
NEURONTIN(R) - 2000
PROZAC(R) - 2001/2003

RESPIRATORY

A number of new products are in the pipeline for the treatment of respiratory disease, but most are similar to existing products. New antihistamines include desloratadine, which is a derivative of Claritin(R), and norastemizole, which is a derivative of Hismanal(R). Developments in the asthma pipeline include new inhaled steroids and a number of early-stage compounds that target the underlying causes of the disease. One unique product in the final stages of development is Xolair(R) (olizumab), which is being studied in both asthma and allergic rhinitis. Xolair(R) works by antagonizing the effects of IgE, which is an inflammatory protein found in the lungs.

TABLE 14: New Respiratory Products

Brand name   Generic name      Proposed use         Estimated Release Date
----------   ------------      ------------         ----------------------------
                                                    2000  2001  2002  2003  2004
                                                    ----  ----  ----  ----  ----
Advair(R)    Salmeterol/       Asthma                X
             fluticasone
                                                    ----  ----  ----  ----  ----
Asmanex(R)   Mometasone        Asthma                X
                                                    ----  ----  ----  ----  ----
Qvar(R)      Beclomethasone    Asthma                      X
             (CFC-free)
                                                    ----  ----  ----  ----  ----
Foradil(R)   Formoterol        Asthma                X
                                                    ----  ----  ----  ----  ----
             Desloratadine     Allergic Rhinitis           X
                                                    ----  ----  ----  ----  ----
             Norastemizole     Allergic Rhinitis                 X
                                                    ----  ----  ----  ----  ----
Zyrtec-D(R)  Cetirizine/       Allergic Rhinitis/
             pseudoephedrine   congestion                  X
                                                    ----  ----  ----  ----  ----
Xolair(R)    Olizumab*         Asthma,                     X
                               Allergic Rhinitis
                                                    ----  ----  ----  ----  ----
             Anti-Inter-       Asthma                                        X
             leukin-5*
                                                    ----  ----  ----  ----  ----
             Interleukin-4*    Asthma                                        X
                                                    ----  ----  ----  ----  ----
             Neurokinin-1      Asthma
             antagonist*                                                     X
                                                    ----  ----  ----  ----  ----

PATENT EXPIRATIONS:                                          *INJECTABLE PRODUCT
FLOVENT(R) - 2003
CLARITIN(R) - 2004, PENDING OUTCOME OF LIGITATION

PAIN/INFLAMMATION

This therapeutic category contains drugs for general pain, osteoarthritis, rheumatoid arthritis and migraine headaches. There have been a number of significant drugs approved in this area during the past couple of years, and new products appear similar to those on the market. New COX-2 inhibitors and triptans for migraine headache are among the more notable products in the pipeline. The use of Enbrel(R) as first-line therapy for the treatment of rheumatoid arthritis is likelY to be approved by the FDA in 2000, and studies in congestive heart failure patients are ongoing.

TABLE 15: New Pain/Inflammation Products

Brand name   Generic name   Proposed use        Estimated Release Date
----------   ------------   ------------        ----------------------------
                                                2000  2001  2002  2003  2004
                                                ----  ----  ----  ----  ----
             Valdecoxib     Arthritis, pain            X
                                                ----  ----  ----  ----  ----
             Parecoxib*     Acute pain                 X
                                                ----  ----  ----  ----  ----
             MK-663         Arthritis, pain            X
                                                ----  ----  ----  ----  ----
Kineret(R)   Anakinra*      Rheumatoid                 X
                            arthritis
                                                ----  ----  ----  ----  ----
Dirame(R)    Propiram       Pain                       X
                                                ----  ----  ----  ----  ----
Relpax(R)    Eletriptan     Migraine headache    X
                                                ----  ----  ----  ----  ----
Miguard(R)   Frovatriptan   Migraine headache    X
                                                ----  ----  ----  ----  ----
Axert(R)     Almotriptan    Migraine headache          X
                                                ----  ----  ----  ----  ----

PATENT EXPIRATIONS:                                          *INJECTABLE PRODUCT
RELAFEN(R) - 2002
DAYPRO(R) - 2000

CARDIOVASCULAR

Patent expirations will likely play a larger role than new drug introductions in this class for the next few years. Mevacor(R) will be the first statin to lose patent protection in 2001, and several ACE inhibitors will also lose patent protection soon, starting with Vasotec(R)in 2000. The most significant product in the short-term cardiovascular pipeline was thought to be Vanlev(R)(omapatrilat), a vasopeptidase inhibitor that works on multiple sites in the kidney to lower blood pressure. However, FDA concerns over side effects will require new clinical trials and delay the approval of the drug until late 2001 or early 2002. There are several compounds similar to Vanlev(R) in clinical trials, although none is close to approval.

TABLE 16: New Cardiovascular Products

Brand name  Generic name  Proposed use     Estimated Release Date
----------  ------------  ------------     ----------------------------------
                                           2000   2001    2002    2003   2004
                                           ----   ----    ----    ----   ----
            ZD-4522       Hyperlipidemia                    X
                                           ----   ----    ----    ----   ----
Vanlev(R)   Omapatrilat   Hypertension                      X
                                           ----   ----    ----    ----   ----
            Eplerenone    Hypertension,
                          heart failure                     X
                                           ----   ----    ----    ----   ----
            Olmesartan    Hypertension              X
                                           ----   ----    ----    ----   ----

PATENT EXPIRATIONS:
PROCARDIA(R) XL - 2000
VASOTEC(R) - 2000
MEVACOR(R) - 2001
ZESTRIL(R)/PRINIVIL(R) - 2002
ACCUPRIL(R) - 2002
LOTENSIN(R) - 2003

WOMEN'S HEALTH

New compounds for osteoporosis dominate the pipeline for women's health products. Actonel(R) (residronate) was approved in 2000 and will compete with Fosamax(R) in the bisphosphonate class. Another bisphosphonate, Bonviva(R) (ibandronate), is in the late stages of development. A second class of drugs receiving attention is the selective estrogen receptor modulators (SERMs). The SERM, Evista(R), was approved in 1998, and several more are in development. These drugs are being investigated for osteoporosis and for breast-cancer prevention. The use of parathyroid hormone as a treatment for osteoporosis is also being studied in large-scale trials. Another area of women's health that may receive greater attention in the coming years is sexual dysfunction. Viagra(R) is currently being studied in women, as are other drugs in earlier stages of development.

TABLE 17: New Women's Health Products

Brand name   Generic name        Proposed use       Estimated Release Date
----------   ------------        ------------       ----------------------------
                                                    2000  2001  2002  2003  2004
                                                    ----  ----  ----  ----  ----
Actonel(R)   Risedronate         Osteoporosis        X
                                                    ----  ----  ----  ----  ----
Bonviva(R)   Ibandronate         Osteoporosis                    X
                                                    ----  ----  ----  ----  ----
Fosamax(R)   Alendronate         Osteoporosis              X
once-weekly
                                                    ----  ----  ----  ----  ----
             Arzoxifene          Cancer                                      X
                                                    ----  ----  ----  ----  ----
             Lasofoxifene        Osteoporosis,
                                 breast cancer                               X
                                                    ----  ----  ----  ----  ----
             Parathyroid         Osteoporosis
             hormone*                                            X
                                                    ----  ----  ----  ----  ----
Viagra(R)    Sildenafil          Female sexual
                                 dysfunction                           X
                                                    ----  ----  ----  ----  ----
             Tibolone            Osteoporosis              X
                                                    ----  ----  ----  ----  ----
Lunelle(R)   Medroxyproges-      Contraception,      X                 X
                                                    ----  ----  ----  ----  ----
             terone/estradiol*   monthly injection  (IM)              (SQ)
                                                    ----  ----  ----  ----  ----

                                                             *INJECTABLE PRODUCT

ANTI-INFECTIVES

A few new classes of drugs are in the anti-infective pipeline, along with many compounds similar to existing products. The first antibacterial drug in the oxazolidinone class, Zyvox(R), was approved in 2000. Zyvox(R) will mainly be used in the hospital, but its availability in an oral formulation may

TABLE 18: New Anti-Infective Products

Brand name     Generic name      Proposed use         Estimated Release Date
----------     ------------      ------------         ----------------------------
                                                      2000  2001  2002  2003  2004
                                                      ----  ----  ----  ----  ----
Zyvox(R)       Linezolid         Pneumonia,            X
                                 skin infections
                                                      ----  ----  ----  ----  ----
Spectracef(R)  Cefditoren        Respiratory tract           X
                                 infection
                                                      ----  ----  ----  ----  ----
Ketek(R)       Telithromycin     Respiratory tract           X
                                 infection
                                                      ----  ----  ----  ----  ----
Factive(R)     Gemifloxacin      Respiratory tract
                                 infection, urinary          X
                                 tract infection
                                                      ----  ----  ----  ----  ----
               Faropenem         Multiple infections               X
                                                      ----  ----  ----  ----  ----
Vfend(R)       Voriconazole      Fungal infections           X
                                                      ----  ----  ----  ----  ----
Trizivir(R)    Lamivudine/       HIV
               zidovudine/                             X
               abacavir
                                                      ----  ----  ----  ----  ----
Coactinon(R)   Emivirine         HIV                               X
                                                      ----  ----  ----  ----  ----
               Tenofovir         HIV                         X
                                                      ----  ----  ----  ----  ----
               Capravirine       HIV                         X
                                                      ----  ----  ----  ----  ----
               Tipranavir        HIV                               X
                                                      ----  ----  ----  ----  ----
               BMS-232632        HIV                               X
                                                      ----  ----  ----  ----  ----
               GW-433908         HIV                                     X
                                                      ----  ----  ----  ----  ----
               MK-944A           HIV                         X
                                                      ----  ----  ----  ----  ----
Pegasys(R)     Pegylated         Hepatitis C
               interferon
               alfa-2b*                                      X
                                                      ----  ----  ----  ----  ----
Peg-Intron(R)  Pegylated         Hepatitis C
               interferon                                    X
               alfa-2a*
                                                      ----  ----  ----  ----  ----
               Pleconaril        Common Cold                             X
                                                      ----  ----  ----  ----  ----

PATENT EXPIRATIONS:                                          *INJECTABLE PRODUCT
AUGMENTIN(R) - 2002
CEFTIN(R) - 2003
CIPRO(R) - 2003
allow for earlier hospital discharges. Another new class of antibacterials is the ketolides. Ketolides are similar to macrolides (i.e., erythromycin) in chemical structure and activity, so they will be used mainly in respiratory tract infections. The first product in this class, Ketek(R), was recently filed with the FDA and is expected on the market in 2001. Faropenem(R) is a new drug in the penem class of antibacterials and is the first that can be taken orally. Pipeline products in the HIV category of antivirals are similar to those currently available. New products for hepatitis include pegylated interferons, which can be given once weekly, instead of three times a week with current interferon products. The antiviral drugs Relenza(R) and Tamiflu(R) are pursuing an indication for the prevention of influenza, which could increase utilization of these products.

DIABETES

The diabetes pipeline centers on the insulin product Exubera(R). This product administers dry powder human insulin by use of an inhaler rather than the traditional method of injection. Exubera(R) is in Phase III trials and may be available in 2001 or 2002. Other oral insulin products are in earlier stages of development. Oral agents for type 2 diabetes are similar to existing products. The patent for Glucophage(R) expires in 2000, but an extended-release product, Glucophage(R) XR, is expected to be approved this year. The removal of Rezulin(R) from the market has not discouraged the development of similar drugs in that class.

TABLE 19: Diabetes

Brand name       Generic name      Proposed use     Estimated Release Date
----------       ------------      ------------     ----------------------------
                                                    2000  2001  2002  2003  2004
                                                    ----  ----  ----  ----  ----
Lantus(R)        Insulin glargine  Diabetes           X
                 (injection)       type 1 and 2
                                                    ----  ----  ----  ----  ----
Exubera(R)       Insulin, inhaled  Diabetes
                                   type 1 and 2             X     X
                                                    ----  ----  ----  ----  ----
Starlix(R)       Nateglinide       Diabetes type 2          X
                                                    ----  ----  ----  ----  ----
Glucophage(R)XR  Metformin         Diabetes type 2    X
                                                    ----  ----  ----  ----  ----
Glucovance(R)    Metformin/        Diabetes type 2
                 glyburide                            X
                                                    ----  ----  ----  ----  ----
                 Voglibose         Diabetes type 2          X
                                                    ----  ----  ----  ----  ----
                 GI-262570         Diabetes type 2                X
                                                    ----  ----  ----  ----  ----
                 PNU-182716        Diabetes type 2                X
                                                    ----  ----  ----  ----  ----
Symlin(R)        Pramlintide       Diabetes
                 (injection)       type 1 and 2             X
                                                    ----  ----  ----  ----  ----
Oralgen(R)       Insulin, oral     Diabetes
                 liquid            type 1 and 2                               X
                                                    ----  ----  ----  ----  ----

PATENT EXPIRATIONS:
GLUCOPHAGE(R): 2000

                                  [BLANK PAGE]

                   ACTIONS TO MITIGATE IMPACT OF THESE TRENDS



DISCUSSION

The fourth edition of the Express ScriptsDrug Trend Report documents a continued escalation of prescription drug expenditures in 1999. Indeed, the rate of increase between 1998 and 1999 was the highest seen since Express Scripts began monitoring drug costs in 1993. Between 1998 and 1999, PMPY AWP costs increased by 17.4 percent, compared with the 16.8-percent rise seen in the 1997-1998 period. About half of this growth is attributable to per-prescription increases, stemming primarily from the rise in price and, secondarily, to therapeutic and strength mix. In addition, growth in common drug utilization, 6.3 percent, was the highest increase in this factor seen since 1993. Despite the promise of significant products going generic over the next several years, it is anticipated that prescription drug costs will continue to grow at a rapid but declining rate of growth over the next five years.

It must be emphasized that the trend figures cited above reflect past experience and future expectations about the magnitude of drug cost increases if plan sponsors take no aggressive action to curb costs. Plan sponsors that did take aggressive steps saw their drug cost trend increase by only about half the 1999 PMPY AWP trend.

The dynamics underlying these substantial cost increases are the same as those discussed in previous editions of this Report. The key cost drivers are:

- The continued supply of new drugs coming to market: The pharmaceutical industry has continued to pour billions of dollars into research and development. According to the Pharmaceutical Research and Manufacturers of America, an estimated $26.4 billion will be spent in 2000 alone. Some new products will be innovative agents designed to treat previously untreated or under-treated diseases. Others may be more efficacious therapies than products now on the market. In the short run, most probably will not be more efficacious than current products but will likely have better side-effect profiles -- witness the COX-2 inhibitors Celexa(R) and Vioxx(R) and anticipated isomers of existing products such as Prozac(R). In addition, during the past several years, a spate of mergers has occurred between pharmaceutical manufacturers, as well as acquisitions and strategic alliances between large pharmaceutical companies and biotechnology companies. The goals of these activities are to enrich drug pipelines and achieve economies of scale in all phases of business operations, including research and development.

- The demand for prescription drugs continues unabated, fueled by a society that looks to drugs as a primary curative for all sorts of maladies: This phenomenon has occurred with an apparent disregard for the possible known and unknown long-term effects of some prescription drugs. Some drugs are used by consumers in lieu of changing their behavior or lifestyle. Why should a person with high blood pressure or elevated cholesterol levels exercise or modify diet when it is easier to take a pill? Other products are life-enhancing. Antihistamines and decongestants alleviate symptoms from allergies. Fertility and anti-impotence agents clearly promote better quality of life. At the extreme are products that treat cosmetic conditions such as wrinkles and baldness. The view of Americans that drugs are the panacea of all ills is not restricted to prescription drugs.

A survey conducted by the Hartman Group found that alternative therapies are being used by 85 percent of American households. About 40 percent of households would use alternative medicines even more if they were covered by health insurance.(13)

To obtain an idea of the proportion of 1999 spending attributable to drugs that may be considered more closely akin to life-enhancing, drugs in therapy classes representing more than 95 percent of the drug spend were arrayed along a continuum ranging from life-sustaining to life-enhancing. This grouping of drug classes along the continuum does not imply that a given drug class that falls more toward the life-enhancing end of the continuum would not fall more toward the life-sustaining end of the continuum for an individual patient. Neither does the placement of the various drug classes on the continuum imply that drugs on the life-enhancing end of the continuum should be placed on a third copay tier or not be covered by a plan sponsor. Rather, the arrangement of drug classes along the continuum is only meant as a tool to gain better insights into the dynamics of drug cost increases. As shown in Table 20, only a small percentage of costs are attributable to life-sustaining drugs, such as anticancer agents and antiviral products that are used to treat AIDS and hepatitis (4.5 percent). Another one-third of the 1999 spend is for drugs that most would view as essential to a pharmacy benefit -- antibiotics, antidepressants, antiasthmatics, etc. In contrast, 6.3 percent of 1999 costs are accounted for by clearly life-enhancing drugs, such as antifungals and treatments for erectile dysfunction. The remaining half of 1999 costs are for drugs in the middle of the continuum. Drugs in these middle categories range from products treating high blood pressure and hyperlipidemia to those treating allergies.

TABLE 20: Distribution of AWP Cost by Groupings of Therapy Classes 1995-1999

--------------------------------------------------------------------------------------------------------
                  THERAPY CLASSES INCLUDED                                            % OF 1999 AWP COST
--------------------------------------------------------------------------------------------------------
Life-Sustaining   Antineoplastics, Antivirals                                                  4.5%

                  Anticonvulsants, Thyroid, Cephalosporins, Antidiabetics,
                  Hematopoietic Agents, Opthalmic Products, Macrolides,
                  Quinolones, Antiasthmatics, Penicillins, Antipsychotics,
                  Misc. Anti-infectives, Tetracyclines, Antianxiety Agents,
                  Anticoagulants, Misc. Hematologicals, Antidepressants                       31.5%

[UP-AND-DOWN      Antiarrhythmics, Antiparkinsonians, Beta Blockers, Misc. GI
ARROW GRAPHIC]    Agents, Antianginal Agents, Antihyperlipidemics, Diuretics,
                  Antihypertensives, Calcium Blockers, Ulcer Drugs, Unclassified              29.9%

                  Vaginal Products, Migraine Products, Anti-Rheum (NSAIDS),
                  Narcotic Analgesics, Hypnotics, Skel. Musc. Relaxants,
                  Dermatologicals, Cough/Cold, Decongestants, Antihistamines,
                  Estrogens                                                                   23.4%

                  Oral Contraceptives, Stimulants/Weight Loss, Misc. Endocrine
                  (includes Fertility Agents), Misc. Cardiovascular (includes
Life-Enhancing    agents to treat Erectile Dysfunction), Antifungals, Misc. Psych.             6.3%

                  Other                                                                        4.4%

                  TOTAL                                                                      100.0%


(13) Drug Topics, November 1, 1999.

   Some of these illnesses are controllable through exercise and diet, while others can be treated with over-the-counter products.

- Consumers expect all prescription drugs should be available and accessible and that employers or health plans should subsidize the cost of these drugs:
   Most Americans look at the drug benefit as an entitlement. That is, many Americans think they are guaranteed the right to receive any prescription drug from any provider of their choosing and to have their employer or relevant government program subsidize the cost of those pharmaceuticals. Just as consumers began to react against MCOs for limiting access to providers and types of services, so too are consumers beginning to actively express dissatisfaction about their inability to access certain drugs not covered on formulary. This discontent has forced MCOs to heavily market PPO plans and to break away from closed formularies. In addition, several state legislatures are considering measures to control what prescription drugs MCOs can exclude from formulary coverage.

- Consumer demand is also stimulated by DTC advertising: IMS HEALTH and Competitive Media Reporting estimate 1999 DTC spending for pharmaceuticals was in excess of $1.85 billion, up from $969 million in 1997. Sixty-one percent of these expenditures was for television ads, and 36 percent was for magazine ads. The success of DTC advertising from the manufacturers point of view is clear. According to a FDA-sponsored consumer survey, about 70 percent of the respondents indicated they saw or heard an advertisement for a prescription drug, and 86 percent thought the prescription drug ads "help make me aware of new drugs."(14) Of those respondents who saw their physicians in the previous three months, 23 percent either asked about prescriptions or mentioned they had seen or heard prescription advertising. Some even brought information about a drug to the physician's office. Half of these people were given the prescription drug they asked about.

   DTC ads can be a positive force in promoting health awareness. Of those FDA-sponsored survey respondents who saw their physician in the past three months, 51 percent thought that the DTC ads for prescription drugs "caused
   (me) to look for more information for ... the drug or about (my) health," and 47 percent thought that these ads "help me make better decisions about my health." Forty-one percent of respondents who had not seen their physicians in the past three months responded in a similar fashion. On the other hand, about 57 percent of all respondents thought DTC ads for prescription drugs "make drugs seem better than they are," and about 58 percent thought these ads "do not give enough information about the possible risks and negative effects of using the drug."

   DTC advertising is certainly not the only readily available source of medical and pharmaceutical information. The proliferation of the Internet and the multitude of Web sites that contain medical and drug information further broaden access to data. With all this available information, more patients are encouraged to take charge of their medical problems. This includes becoming educated about one's illness, alternative ways of treating the condition and the costs associated with these treatments, as well as feeling free to ask physicians about the illnesses and how they plan to treat the diseases. On the positive side, the more patients learn about their diseases, the more likely patients will "own" the disease, including adhering to a recommended regimen and altering lifestyle and behavior as needed.

(14) Attitudes and Behaviors Associated with Direct-to-Consumer(DTC) Promotion of Prescription Drugs. Main Survey Results.
     www/fda/gov/cder/ddmac/dtcindex.htm

   Empowering patients in this way presents great opportunities to enhance care but has risks. How can a layperson sift through all of this information and determine what articles or studies on a given topic are valid? How can one guard against the purposeful or inadvertent inclusion of false or misleading information on the Internet? How can the trailer advertisements promoting various products be monitored to prevent misleading information from appearing?


Faced with these underlying phenomena, plan sponsors or payers are faced with the problem of how to finance ever-growing pharmacy costs. One strategy being considered by employers is to get out of the business of providing healthcare benefits altogether. This approach involves allowing each employee a fixed amount of money to purchase his or her own healthcare coverage. Although this tactic caps the employer's financial exposure, this tactic places the employee in the difficult position of having to purchase health insurance without the leverage of numbers enjoyed by an employer who is negotiating rates for many lives. Without a government-mandated set of coverages, risk-pooling plans and regulation of premiums, the employee may be unable to find affordable health insurance with adequate coverage. Alternatively, if enough employers adopt this tactic, the medical provider/insurance industry may fill this need. If so, government likely would have to regulate these providers to ensure their financial viability as well as the quality of care they deliver.

A second, more likely scenario has the employer moving toward a defined-contribution approach. This strategy involves the employer offering its workers multiple drug-coverage options but capping the employer contribution at a set amount. This approach responds to consumer choice and at the same time ties pharmacy use more directly to member financial responsibility. For example, an employer could provide one coverage for all drugs, regardless of the type of condition the drug treats, and another that excludes coverage of drugs for which there are less expensive alternatives and for drugs used for cosmetic purposes. In either case, the employer will contribute the same amount of money. The employee selecting the richer benefit that includes all drugs or drugs that treat cosmetic conditions pays the incremental costs attached to the coverage of these drugs. This approach provides the employee open access to all drugs but places part of the financial burden on the employee for his or her choices. One important consideration that must be taken into account when adopting this strategy is whether to maintain some element of insurance in the pricing decision. A key assumption in insurance is that the price of the benefit should be spread across both the healthy and sick or, put another way, between low and high utilizers. This principle entails low utilizers subsidizing the costs of high utilizers.

One approach to this insurance issue is to redefine how one looks at the drug benefit. Instead of conceptualizing the drug benefit as an entitlement for all employees and their dependents, the payer could design the benefit to address primarily the needs of the sick. This strategy takes the point of view that a drug benefit should focus primarily on subsidizing the financial burden of the sick -- the high utilizers. In contrast, episodic, lower utilizers would be expected to pay all or a significant portion of their drug costs. This approach consists of abandoning the notion of first-dollar coverage and replacing it with the medical indemnity practice of implementing a member deductible. After this deductible is reached, the plan sponsor and member would share the financial risk for an amount between the deductible and a predetermined amount (stop-loss), after which the plan sponsor would pay the entire costs of drugs used.

For instance, such a plan could take the following form. The plan sponsor offers a drug benefit that covers a set list of drugs -- a drug formulary. In a given plan year, each member is responsible for the first $100 of drug costs he or she incurs, regardless of whether the drugs used were generics, preferred brands or non-preferred brands. After this $100 deductible is met, the member is responsible for paying, for example, $5 for each generic product, $15 for each preferred product and $30 for each non-preferred product prescribed, up to an out-of-pocket expense of $1,500. Once that member has paid $1,500 in the form of the $100 deductible and copays, the plan sponsor will pay the entire cost of drugs for the remainder of the plan year.

Under this scheme, for an average non-retiree population, roughly 35 percent of the total plan population uses no prescription drugs and, therefore, would be unaffected by any plan change (see Figure 12). An additional 30 percent has a gross AWP spend of between $0.01 and $100, accounting for about 5 percent of total plan population expenditures. This group would assume the entire financial burden for its total prescription cost under a $100 deductible. The remaining roughly 35 percent of the population would be subject to three-tier copayments up to an out-of-pocket stop-loss of $1,500. Of this 35-percent segment, 15 percent spend between $100 and $250, representing about 10 percent of total plan costs. The rest of the 20 percent of the population spends more than $250 annually and accounts for about 85 percent of total plan costs. Of this population segment, 15 percent incurs between $250 and $1,000 in drug costs and accounts for 30 percent of the total gross plan spend. The other 5 percent spends more than $1,000 annually and represents 55 percent of total gross plan costs. Under this scheme, approximately 1 percent of the plan population would reach the out-of-pocket stop-loss level of $1,500.

FIGURE 12: PERCENT OF MEMBERS AND GROSS COST


                 [PERCENT OF MEMBERS AND GROSS COST BAR CHART]


In designing this type of catastrophic approach to the pharmacy benefit design, the plan sponsor has to carefully consider the demographic and use pattern of its members. The older the population, the higher their prescription drug use and consequently their costs. Moreover, in setting deductible, copay and out-of-pocket stop-loss amounts, the salary levels of their employees must be considered. If these factors are set too high, those at the lower end of the salary scale may be overly disadvantaged. This obstacle, at least to a degree, can be mitigated by setting deductible and stop-loss amounts differentially for people in various salary buckets. That is, people with lower salaries would have lower deductible and stop-loss levels than those at the upper end of the pay scale. Given these issues, employers may consider involving their employees in the design of such a longer-term cost management strategy.

SHORT-TERM COST MANAGEMENT STRATEGIES

Payers can use a number of techniques in the short term to offset rising drug costs. These techniques include actions aimed at controlling per-prescription drug costs, reducing utilization of prescription drugs, and reducing both prescription costs and utilization.

ACTIONS AIMED AT CONTROLLING PER-PRESCRIPTION COSTS

Although the payer community cannot directly influence manufacturer pricing, individual payers can affect per-prescription costs by adopting particular ground rules under which they will pay for drug products. Such strategies include limiting the size of retail networks; and promoting the use of mail service, mandatory generic programs, quantity limits, step therapy and therapeutic switching.

Generally the deepest discounts payers can attain are through a mail service pharmacy, which can capitalize on economies of scale to lower cost, with the resulting savings being passed on to clients. Consequently, it would behoove the payer to encourage members to have prescriptions that are used to treat chronic disease filled through mail service. About 80 percent of Express Scripts members have a choice of retail or mail order usage. On the retail side of the equation, better discounts can be obtained in exchange for driving higher volume into network stores. Consequently, a payer willing to limit the number of retail pharmacies in its network can obtain deeper discounts from this limited network.

The plan sponsor can directly impact the per-prescription cost by controlling or influencing the mix of products reimbursable under the drug plan benefit. In a mandatory generic program, the member is required to pay the difference between the price for a multi-source brand for which a generic is available and the price for the generic equivalent. A mandatory generic program can be implemented requiring the member to pay the difference only if the physician has indicated that a generic can be substituted or regardless of whether the physician had indicated that a generic can be substituted. The percentage of Express Scripts' sample clients that adopted one of these mandatory generic programs grew from 40 percent in 1996 to about 47 percent in 1997 and 1998, and to 55 percent in 1999. In both 1998 and 1999, 69 percent of HMO clients had a mandatory generic program. In contrast, only 32 percent of non-managed care commercial clients had such a program in 1998. This figure grew to 50 percent in 1999.

Excessive quantities per prescription can be controlled by implementing quantity limits per copay. This strategy involves targeting products for which prescriptions are prone to include quantities beyond what is suggested for typical use. Depending on how aggressive the client is willing to be, limiting the quantity per prescription can save between $0.10 and $0.20 per member per month.

Additionally, managing drug choices within a therapeutic class has become a viable alternative for reducing costs. Compared with the more indirect approach of physician intervention and behavior changes, plans are opting to manage utilization choices at the point of service. Requiring the participant/member to attempt a trial of a less expensive drug, such as a generic, for a specified period of time before the plan will pay for the originally prescribed medication, often referred to as "step-therapy," successfully reduces the cost of treatment, especially in short-term drug therapies.

Therapeutic switching is another vehicle that can be used to reduce per-prescription costs. Most formulary lists designate specified products as preferred -- products that are at least as efficacious as non-preferred drugs but that have the potential to provide the greatest level of net savings for the plan. Increased use of these less expensive preferred drugs may be obtained if a plan sponsor chooses to implement initiatives like those recommended in Express Scripts' Drug Choice Management(SM) program. Such programs encourage physicians and members to switch from more expensive products to less costly therapeutically equivalent products. As connectivity between the PBM and the physician's office becomes more widespread, real-time implementation regarding formulary compliance and concurrent plan design edits will become a more effective and less cumbersome method of implementing plan sponsor programs.

REDUCING UTILIZATION OF PRESCRIPTION DRUGS

A number of strategies can be employed to reduce utilization in a responsible manner. One approach is simply to exclude cosmetics and other lifestyle drugs. Most plans do exclude a variety of such products, but given the number of lifestyle products that continually come to market, the list of excluded products must be continually re-evaluated. Concurrent DUR programs include online edits for duplicate therapies, drug interactions, too-early refills and the like. Another concurrent program aimed at reducing unnecessary utilization is prior authorization. Prior authorization programs require a patient be a given age or have a documented diagnosis to receive a prescription for a specific drug. Retrospective DUR programs also can be implemented. Such programs are designed to identify issues pertaining to poly-pharmacy, drugs of concern for specific age groups and questionable use of controlled substances.

Other types of initiatives can be adopted to assist payers that have a closed panel of physicians. One such technique is to place the physician at some form of risk for prescription drug costs. The 1999 Hoechst Marion Roussel Managed Care Digest Series reports that the percentage of HMOs using capitation reimbursement for primary care physicians (PCPs) dropped from 79.5 percent to
73.4 percent in 1998. The percentage of contracts associated with fee-for-service payments has increased during the same time period. Some plans have incorporated incentives for management of prescription drug costs into risk-sharing contracts. Some of the larger at-risk physician groups have hired pharmacists to help them manage the prescription drug risk. Challenges to capitation and risk pools have emerged in some states through litigation and proposed legislation to prohibit or modify these reimbursement techniques.

A strategy for promoting the appropriate use of drugs is to look at prescription drugs within the context of overall health resources expended to treat a specific disease. This requires integrated medical and drug data that can be organized around disease states and that embed severity-of-illness measures in the definition of disease state. This allows for physicians' practice patterns to be analyzed in the context of their respective treatment/resource expenditure patterns relative to their peers or to some agreed treatment protocols. Physicians whose resource consumption, including prescription cost, is significantly beyond the norm can be identified and counseled. Such tools, like those developed by Express Scripts' Practice Patterns Science, are now available in the marketplace.

Another strategy to encourage appropriate prescription drug use is disease management, an approach that encompasses the comprehensive management of a patient with a specific disease. Programs range from identifying patients who have a given disease and sending them objective educational materials to active intervention/contact and monitoring/evaluation of these patients on a regular basis. The latter strategy necessitates not only the availability of data to identify patients with those diseases but also the mechanisms to intervene.

A variety of companies, including Express Scripts, offer disease management services and retrospective DUR programs. While ensuring that key disease states are appropriately managed with medications is purported to promote better outcomes, the drug costs within these diseases usually increase as they promote appropriate utilization of medication. Retrospective DUR programs provided by Express Scripts include those promoting compliance with and use of inhaled steriods for asthmatics. Communications with physicians and members for disease management and retrospective DUR programs will be greatly enhanced by the availability of the Internet.

REDUCING PER PRESCRIPTION COSTS AND UTILIZATION

Persons who view prescription drugs as a virtually free good to which they are entitled have little or no incentive to worry about the cost of that drug. Consequently, one critical challenge facing the payer is to sensitize participants/members to drug costs. The most direct way of accomplishing this goal is to make the member financially responsible for part of the cost of the medications consumed. Members who are not cost-sensitive have no reason to think about whether they really need the prescription. Neither do they consider the number of units of the drug needed vs. how many might be used or whether a less expensive drug will yield the same clinical outcome as a more costly agent.

Member cost share directly affects the cost of every prescription covered by plan sponsors. Every dollar the member pays for a drug is a dollar the payer does not have to pay. Despite this fact, many plan sponsors do not regularly adjust their member cost-share structure. The effects of holding member cost share static can be dramatic. The average AWP cost per prescription grew by 49.3 percent between 1995 and 1999. As is shown in Figure 13, average per-prescription costs rose for all but one of the top 25 therapy classes. These increases appeared from commonly utilized gastrointestinal drugs to less-used but very expensive antivirals. Payers that had constant member cost share levels during this period had to bear the entire burden of these increases. Continuing a trend seen since 1995, member share of cost for clients in this report actually declined from 21.8 percent in 1995 to 20.8 percent in 1999. Member share of cost decreased for both HMO and commercial clients -- from 24.2 percent to 23.3 percent for HMOs and from 19.2 percent to 18.7 percent for commercial clients. However, 1999 levels for both HMOs and commercial clients increased slightly, 1 percent and 0.5 percent respectively, over 1998 levels.

The member share of cost generally takes the form of a front-end deductible, a copay for every prescription dispensed or a limitation on the total amount of drug costs for which the plan sponsor will pay over a year. The use of a front-end deductible has declined somewhat in both the commercial and MCO markets. About 5 percent of Express Scripts' clients have a front-end deductible. For those with such plan designs, the average deductible for an individual was about $60 and for a family $195.

FIGURE 13: INCREASES IN AVERAGE PRESCRIPTION COST FROM
           1995 TO 1999 BY THERAPY CLASS


                  [INCREASES IN AVERAGE PRESCRIPTION COST FROM
                    1995 TO 1999 BY THERAPY CLASS BAR CHART]

                                     1995               1999
Gastrointestinals                  $  78.72           $ 106.60
Antidepressants                    $  53.45           $  72.55
Antihyperlipidemics                $  71.31           $  82.37
Antihypertensives                  $  35.16           $  39.96
Anti-Rheum (NSAIDS)                $  39.62           $  58.90
Antidiabetics                      $  29.50           $  51.57
Antihistamines                     $  40.26           $  54.48
Calcium Blockers                   $  48.44           $  54.79
Antiasthmatics                     $  32.50           $  46.96
Dermatologicals                    $  28.87           $  42.94
Antivirals                         $  84.45           $ 194.25
Estrogens                          $  15.36           $  22.59
Narcotic Analgesics                $  14.09           $  24.48
Oral Contraceptives                $  24.60           $  31.17
Cough/Cold                         $  16.20           $  24.64
Macrolides                         $  31.53           $  40.90
Beta Blockers                      $  28.16           $  31.68
Cephalosporins                     $  44.40           $  49.64
Anticonvulsants                    $  39.85           $  66.73
Antianxiety Agents                 $  24.21           $  39.18
Penicillins                        $  13.24           $  22.26
Migraine Products                  $  61.15           $ 124.28
Decongestants                      $  33.94           $  47.03
Misc. Endocrine                    $ 174.29           $ 110.71
Quinolones                         $  61.03           $  76.23
Other                              $  21.34           $  34.38
Total                              $  31.32           $  46.77

* Antihypertensives include ACE Inhibitors, Angiotensin Receptor Blockers and other antihypertensives.

**  Dermatologicals include topical antifungal agents.

*** Decongestants include nasal corticosteroids.


Express Scripts clients, like other payers nationwide, have raised 1999 copay levels more aggressively than in the past, particularly for branded products. In the aggregate, between 1997 and 1998, MCO and commercial clients raised network generic copays from $5.57 to $5.84 to $6.40 and copays for brands from $10.91 to $11.60 to $12.61. MCO clients raised copays more than their commercial counterparts. Generic copays went from $5.79 to $6.05 to $7.06 and copays for brands from $11.22 to $11.91 to $14.84. Commercial clients raised their generic copays from $5.07 to $5.40 to $6.73, and branded copays from $10.04 to $10.39 to $12.20.

As pointed out earlier, despite these increases, payers lost some ground because member share of cost did not keep pace with increases in the average cost per prescription. Clients that have percentage member copays do not have to worry about this inflation creep because the member automatically assumes a constant percentage of that per-prescription cost increase.

Another opportunity to reduce cost and utilization is by augmenting a mandatory generic program with a closed formulary, which limits the single-source drugs for which the plan sponsor will pay. A payer can choose to exclude from coverage more expensive branded products for which less costly therapeutic alternatives are available. An even more aggressive strategy is to deny coverage for entire classes of drugs, such as those to treat baldness or obesity. A payer adopting a closed formulary must have medical override protocols to deal with instances in which the physician determines that a patient must have the non-covered drug. The amount of saving from this strategy is directly related to the degree of restrictiveness of the formulary.

In the recent past, few payers adopted closed formularies that exclude significant numbers of branded drugs from coverage. As consumers have increasingly demanded access to all drugs, even fewer payers have chosen this approach. To the contrary, more plans that had closed formularies are moving to less restrictive approaches. One such approach is a three-tier copay plan. Under this scenario, a member's copay is lowest for generics (tier one), somewhat higher for preferred or neutral brands (tier two), and highest for expensive and non-preferred branded products (tier three). Members desiring tier-three products are not denied access to them as part of the covered benefit but instead are charged a premium, in the form of a higher copay, for using those products. This type of plan helps the payer either by inducing the member to use less expensive brands (tier-two drugs) or generics (tier-one drugs) or by allowing the payer to reduce costs for tier-three drugs through higher member copays.

A three-tier copay plan has become more attractive to payers because the plan sponsor still pays for the drug, albeit a lesser amount, making it perhaps more marketable than a closed formulary. A plan moving from a $5/$10 copay structure to a three-tier plan at $5/$10/$25 structure can save between 7 percent and 8 percent of its overall drug cost. According to the Scott-Levin 1999 Managed Care Formulary Drug Audit, the percentage of MCOs offering a three-tier copay structure rose from 36 percent in the spring of 1998 to 52 percent by the fall of 1998 to 67 percent in the fall of 1999. According to the Scott-Levin findings, the average three-tier copayment system is $6.63 for generics, $13.94 for formulary branded drugs and $28.32 for non-formulary drugs. For clients choosing a three-tier copay approach, care should be taken to not set the third-tier copay level so high as to dissuade members from having essential prescriptions filled or refilled, a situation that could result in emergency room or inpatient admissions.(15) Thus, the levels at which copays are set must take into account the family income of the covered membership and the types of drugs placed on the third tier.(16)


(15) Roe, C.M. "Have You Been Taking Your Medications?" Proceedings of the 1999 Express Scripts, Inc. Outcomes Conference.

(16) Fairman, K. A., Motheral, B.R. and Teitelbaum, F. "One Size Fits Most:
     Commercially Insured Enrollees Respond to a Three-Tier Drug Copayment," Presented at Managing the Pharmacy Benefit, Tucson Arizona, January 27, 1999.

Some clients have initiated or are contemplating a four-tier copay system. This approach essentially is a variant of a closed formulary in that the member must pay 100 percent of the costs for some drugs. As in a three-tier system, there are three escalating copay amounts for generics, preferred brands and non-preferred brands. However, there is a group of drugs that are placed on a fourth tier. The member is responsible for paying the total cost of all of these fourth-tier products. The marketing spin on this strategy is that all drugs are accessible but the member copay varies according to which drugs the member chooses. The advantage to members is that they benefit from the negotiated discounts for the tier-four products. Another variation of a four-tier copay system is to cover these fourth-tier drugs but charge the member a substantial copay, 50 percent-75 percent, of the cost of these products.

Regardless of the method employed, payers have been and will continue to pass along to patients an ever-growing financial contribution for the prescription drugs consumers take for granted as being readily accessible and inexpensive. Depending on how the financial shift is accomplished, those who can least financially afford to pay this extra amount might be forced to do without much-needed medications. Consequently, payers must carefully consider the demographic makeup of their employees and their dependents, as well as the types of drugs that may be placed on a third tier.

SUMMARY

This report is the fourth edition of the Drug Trend Report published by Express Scripts. The purposes of this series are to:

  - Describe the drug cost trends payers have confronted over the past five years

  - Delineate primary factors underlying these trends

  - Project future levels of drug increase that payers can expect

  - Discuss the various tools payers can adopt to mitigate anticipated cost escalation

The fourth edition of this Report generally reaffirms many of the conclusions reached in earlier editions. Over the next five years, Express Scripts expects drug costs to rise. However, after 2000, Express Scripts projects the rate of increase in costs to decline to about 12 percent. This decline in the rate of growth largely is a function of reduced inflation rates as pharmaceutical manufacturing adapts to the political environment over the next several years. In general, however, PMPY drug costs will continue to rise because of:

  - The availability of newer, clinically superior, more expensive medications
  - Growing numbers of consumers who:

    - Look to drug therapy as a substitute for lifestyle changes, as a way of enhancing quality of life and as a "fix" for cosmetic blemishes

    - Expect drugs to be readily accessible and subsidized by their employers or health plans

  - The superior marketing prowess of pharmaceutical manufacturers

In turn, payers are facing the difficult challenge of financing these growing bills. As a result, plan sponsors are being forced to ask their employees and dependents to be part of the solution by paying for a larger share of drug costs. While in the short-run, most payers will simply raise co-pays or implement three-tier copay plans, in the longer term, many plan sponsors will be forced to re-evaluate the nature of the pharmacy benefit. The next generation of pharmacy benefit plans may well be based on a new philosophy that the drug benefit should be focused more on subsidizing the costs of the sicker people. The approach is a throwback to the fee-for-service indemnity plans that had a deductible instead of first-dollar coverage. Alternatively, plan sponsors may opt to address the member choice preference and adopt a defined-contribution strategy with the member given a choice between the drug plans. Payers adopting this approach must carefully consider how to price such options given the measurable principle that healthier people should subsidize the costs of sicker people.

In considering what cost management approach to take, employers must balance the goal of cost trend reduction against employee retention issues in today's labor market. In this environment, the pharmacy benefit is viewed as an important part of the employee compensation package. Thus, employers may have to adopt less aggressive short-term cost management techniques such as those described above. However, as pharmacy cost pressures mount or the economy dips, employers must begin to think through the longer-term strategies they may need to adopt.

        Drug Therapy
    Class Review

                                                      APPENDIX A

                            DRUG THERAPY CLASS REVIEW

The top 25 therapy classes ranked by cost account for about 80 percent of total AWP prescription expenditures. The data in Appendix A describe the cost and utilization trends for these classes since 1995. The discussion of these therapy classes focuses primarily on changes that took place between 1998 and 1999 and highlights drugs in the pipeline that are likely to have a significant impact on these classes over the next several years. The data included in this Appendix include all drugs, both common and new.


TABLE A1: COST PER PRESCRIPTION AND PMPY COST
          FOR MAJOR THERAPY CLASSES 1998-1999

                          1998       1999          %         1998        1999          %
THERAPY CLASS            AWP/RX     AWP/RX      CHANGE      $ PMPY      $ PMPY      CHANGE

Gastrointestinals       $ 97.68     $106.60       9.1%      $ 28.53     $ 34.23      20.0%
Antidepressants         $ 67.87     $ 72.55       6.9%      $ 28.31     $ 33.68      19.0%
Antihyperlipidemics     $ 80.49     $ 82.37       2.3%      $ 21.64     $ 26.17      20.9%
Antihypertensives       $ 38.63     $ 39.96       3.4%      $ 18.13     $ 20.37      12.3%
Anti-Rheum (NSAIDS)     $ 47.62     $ 58.90      23.7%      $ 12.88     $ 17.93      39.2%
Antidiabetics           $ 46.36     $ 51.57      11.2%      $ 12.12     $ 14.82      22.2%
Antihistamines          $ 51.24     $ 54.48       6.3%      $ 11.10     $ 13.96      25.8%
Calcium Blockers        $ 52.98     $ 54.79       3.4%      $ 13.41     $ 13.77       2.7%
Antiasthmatics          $ 43.89     $ 46.96       7.0%      $ 12.25     $ 13.67      11.6%
Dermatologicals         $ 37.48     $ 42.94      14.6%      $ 10.29     $ 11.79      14.6%
Antivirals              $159.06     $194.25      22.1%      $  7.36     $ 10.29      39.9%
Estrogens               $ 20.44     $ 22.59      10.5%      $  8.29     $  9.59      15.7%
Narcotic Analgesics     $ 20.23     $ 24.48      21.0%      $  7.05     $  9.24      31.1%
Oral Contraceptives     $ 29.28     $ 31.17       6.4%      $  8.07     $  9.18      13.7%
Cough/Cold              $ 22.96     $ 24.64       7.3%      $  7.46     $  9.03      21.1%
Macrolides              $ 38.93     $ 40.90       5.0%      $  6.88     $  8.18      19.0%
Beta Blockers           $ 30.52     $ 31.68       3.8%      $  6.92     $  7.70      11.2%
Cephalosporins          $ 47.17     $ 49.64       5.2%      $  7.38     $  7.65       3.8%
Anticonvulsants         $ 58.71     $ 66.73      13.7%      $  5.52     $  7.13      29.0%
Antianxiety Agents      $ 36.40     $ 39.18       7.6%      $  6.22     $  6.96      11.9%
Penicillins             $ 19.14     $ 22.26      16.4%      $  5.69     $  6.78      19.2%
Migraine Products       $112.68     $124.28      10.3%      $  5.50     $  6.40      16.3%
Decongestants           $ 43.27     $ 47.03       8.7%      $  5.43     $  6.38      17.5%
Misc. Endocrine         $112.17     $110.71     -1.3%       $  3.86     $  5.31      37.4%
Quinolones              $ 69.55     $ 76.23       9.6%      $  3.97     $  4.97      25.2%
Other                   $ 30.74     $ 34.38      11.9%      $ 65.29     $ 71.92      10.2%
TOTAL                   $ 42.68     $ 46.77       9.6%      $329.83     $387.09      17.4%

                                GASTROINTESTINALS

For decades, research on conditions affecting the gastrointestinal (GI) tract has centered on the treatment of Peptic Ulcer Disease (PUD) and Gastroesophageal Reflux Disease (GERD). PUD occurs when breaks in the mucous lining of the stomach -- gastric ulcers -- or upper intestines (duodenum) create places that are damaged by stomach acids. Typically, ulcers cause burning pain in the abdomen. The discovery that a bacteria known as Helicobacter pylori causes ulcers completely revolutionized ulcer treatment and dramatically reduced the need for continuing maintenance therapy. The most typical sign of GERD is heartburn, the irritation caused when stomach contents flow backward into the esophagus. Untreated, chronic inflammation of the esophagus can cause more serious conditions including cancer. Treatment for GERD may last months or even years.

Although the same drug classes are used to treat ulcers and GERD, dosing and length of therapy can differ greatly. Proton Pump Inhibitors (PPIs) are rapidly replacing histamine-2 blockers (H2RAs) as the most used prescription GI medications. Another class used much less often for GI conditions is called promotility agents or GI stimulants. These drugs speed up gastric emptying time so stomach acid has less chance to damage exposed tissue. Because of severe side effects, Propulsid(R), the most widely used promotility product, was recently taken off the market.

In 1999, guidelines for the treatment of GERD were updated by a committee of the American College of Gastroenterology. Taking into account the OTC status of low-dose versions of the H2RAs, which were available only by prescription when the original guidelines were issued in 1995, the recommendations now include more information on patient-directed therapies in addition to the use of prescription drugs.


FIGURE A1: THERAPY CLASS DRUG MARKET SHARE TREND
                                GASTROINTESTINALS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                          GASTROINTESTINALS LINE CHART]


Drugs used to treat GI diseases are the most costly, as well as some of the most widely used. In 1999, the PMPY costs for GI products grew to $34.23, 20 percent over 1998 levels, despite utilization increases of only 10 percent. The substantial rise in costs for this class owes to the dramatic shift away from less expensive H2RAs to PPIs.

- Until recently, Zantac(R) (ranitidine) dominated this class with a 39 percent market share in 1994. Consequently, when Zantac(R) went generic a couple of years ago, many thought that the cost of this class would at least remain somewhat stable. This hypothesis proved untrue as the more expensive PPIs, Prilosec(R) (omeprazole) and the newer product, Prevacid(R) (lansoprazole), came to dominate the GI market. Between 1998 and 1999, these products together grew in share from 46.4 percent to 55.5 percent primarily at the expense of generic ranitidine and branded H2RA products Pepcid(R) (famotidine) and Axid(R) (nizatidine).

- This shift to more expensive PPIs has resulted in higher PMPY costs for this class. The 1999 average AWP per prescription costs for Prilosec(R) and Prevacid(R) increased by 6.2 percent and 5.5 percent, respectively, to $139.57 and $125.56. In contrast the average 1999 AWP cost for ranitidine was $84.94.

- The third PPI to become available in the United States, Aciphex(R) (rabeprazole), was approved in August and marketed in fourth quarter 1999. Aciphex(R) is indicated for the treatment of gastric ulcers, duodenal ulcers, gastroesophageal reflux disease and hypersecretory conditions.


FUTURE TRENDS

- On Dec. 6, 1999, a new drug application (NDA) was filed for Nexium(R) (esomeprazole -- previously called perprazole). One of omeprazole's isomers, Nexium(R) is a second-generation PPI expected to have more predictable activity against GERD, reflux esophagitis and duodenal ulcers.

- Approved on Feb. 3, 2000, to treat erosive esophagitis, Protonix(R) (pantoprazole) was expected to be launched in second quarter 2000. Other indications are still under FDA consideration. Protonix(R) is presently the only PPI to come in both oral and IV forms.

- Despite an extension, the U.S. patents for some Prilosec(R) indications will begin to expire in 2001.

- Generic forms of Pepcid(R) are due in 2000 and of Axid(R) in 2002. Both of these H2RAs are already available in reduced-strength OTC versions.

- The number of drugs available for Irritable Bowel Syndrome (IBS) and for Inflammatory Bowel Diseases (IBDs), such as Crohn's Disease and ulcerative colitis, is growing since the 1998 approval of Remicade(R) (infliximab), a monoclonal antibody for Crohn's Disease. Lotronex(R) (alosetron), was approved in February 2000 for treating IBS in women whose primary symptom is diarrhea. The following week an NDA was filed for Zelmac(R) (tegaserod), representing a new class of agents that affects 5HT-4 receptors in the GI tract. Zelmac(R) improves GI motility to relieve constipation and may diminish the perception of pain as well. A number of other products are currently in development.


                             CENTRAL NERVOUS SYSTEM

Designated the "Decade of the Brain" by the National Institute of Mental Health
(NIMH) and the Library of Congress, the 1990s produced significant research results that increased understanding of both the structure and the functions of the central nervous system (CNS). Conditions affecting the brain and spinal column include pain, depression and anxiety, as well as epilepsy. The number of medications available for these conditions has increased significantly in the past several years. Additionally, new classes of drugs are being developed for previously untreatable conditions like Alzheimer's Disease, Multiple Sclerosis
(MS) and Amyotrophic Lateral Sclerosis (ALS). As scientists understand more about the substances and processes involved in normal nerve function, the scientists are beginning to discover new techniques that will potentially restore function to damaged nerves.


ANTIDEPRESSANTS

Prescription medications used to treat depression enhance the activity of one or more neurotransmitters -- chemicals that facilitate electrical signals along nerve cells. The three principal neurotransmitters involved in depression are dopamine, norepinephrine and serotonin. Newer antidepressants called selective serotonin reuptake inhibitors (SSRIs) have fewer side effects than tricyclics
(TCAs) and monoamine oxidase inhibitors (MAOIs).

Expenditures for antidepressants have grown at a substantial rate as the use of more costly SSRIs -- Prozac(R) (fluoxetine), Paxil(R) (paroxetine), Zoloft(R) (sertraline) and Celexa(R) (citalopram) -- has increased dramatically. To a lesser extent, use of equally expensive SNRIs -- Serzone(R) (nefazodone) and Effexor(R) (venlafaxine) -- has increased, as well.


FIGURE A2: THERAPY CLASS DRUG MARKET SHARE TREND
                                 ANTIDEPRESSANTS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                           ANTIDEPRESSANTS LINE CHART]


- PMPY costs for antidepressants continued to grow, rising by 19 percent to $33.68 in 1999. Most of this growth is attributable to the 11.3 percent increase in the use of drugs in this class. Utilization of Prozac(R), which peaked at 27.4 percent market share in 1994, continued its decline to 19.9 percent in 1999. Market shares of the other older SSRIs -- Zoloft(R) and Paxil(R) -- remained stable at a combined 1998 market share of 31.4 percent, while the use of the newer agent, Celexa(R), grew to 4.8 percent; the combined market share of Effexor(R) and Effexor(R) XR rose to 6.1 percent. The product whose market share has grown the most -- from 2.5 percent in 1997 to 7.0 percent in 1999 -- is Wellbutrin(R) SR (bupropion, extended release). The primary reason for the growth is its off-label use as a smoking cessation tool, despite the availability of OTC products and of Zyban(R) (bupropion, extended release), which is not covered by many health plans.

FUTURE TRENDS

- Although no new SSRIs have been approved for several years, most activity in the antidepressant area centers on new indications or dosages for SSRIs. Zoloft(R) has been given a new indication for post-traumatic stress disorder. Paxil(R) is now indicated for social phobia, and an additional NDA has been filed for its use in generalized anxiety disorder. The makers of Luvox(R) received a six-month extension of the original December 1999 expiration date because they are conducting studies in a pediatric population. Prozac(R) has been granted a new indication for the treatment of depression in geriatric patients. It is also under FDA review for premenstrual dysphoric disorder and for pediatric depression. A separate application for approval of a once-weekly 60mg dosage of Prozac(R) was filed with the FDA in March 2000. The FDA has already given tentative approval for generic fluoxetine in 10mg and 20mg strengths, but ongoing lawsuits are delaying introduction of the generic -- perhaps by as much as two years.

- The patent for immediate-release Wellbutrin(R) (bupropion) in the treatment of anxiety expired in 1999. Generic 75mg and 100mg bupropion tablets are being marketed in the United States. Extended-release bupropion, already reformulated to Zyban(R) for smoking cessation, is also under investigation for effectiveness in bipolar disorder. To further extend the brand-name line, an application for a transdermal bupropion patch has been submitted for approval in the treatment of anxiety and attention deficit disorder
    (ADD).

- A selective norepinephrine reuptake blocker, Vestra(R) (reboxetine mesylate) has been under FDA review since 1998. On Feb. 23, 2000, the FDA issued a second approvable letter for Vestra(R) but also requested that an additional clinical trial be conducted to clarify inconsistent results from earlier studies.

-   Patents for Serzone(R) expire early in 2003.

- R-fluoxetine, the active isomer of Prozac(R) will continue clinical trials for at least another year.

- A modification of the monoamine oxidase inhibitor (MAOI) class of antidepressants resulted in a group called reversible inhibitors of monoamine oxidase type A (RIMAs). Approved in several countries around the world, RIMAs produce enzyme modulation that is not permanent. In addition, RIMAs are much more selective than MAOIs, and they do not cause the side effects associated with either MAOIs or TCAs. RIMAs seem, however, to be as effective as other drug classes in the treatment of depression. At least one RIMA, Manerix(R) (moclobemide), is in U.S. clinical trials.



ANTIANXIETY AGENTS

Pharmacologic treatment for anxiety can be complex -- often because more than one type of anxiety can be experienced at the same time. Patients with anxiety may also suffer from depression. Both conditions

FIGURE A3: THERAPY CLASS DRUG MARKET SHARE TREND
                               ANTIANXIETY A GENTS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                         ANTIANXIETY A GENTS LINE CHART]


can have psychological causes as well as physical ones. Benzodiazepines, antidepressants, anticonvulsants and a unique agent, BuSpar(R) (buspirone), are commonly used to treat various types of anxiety.

- Similar to the pattern seen between 1997 and 1998, PMPY cost rose by 11.9 percent in 1999, although PMPY utilization increased by only 3.9 percent.

-   The generics market share continued to increase in 1999 to 82.6 percent.

- Effexor XR, was approved in March 1999 for the treatment of generalized anxiety disorder.

FUTURE TRENDS

-   BuSpar(R) will go off patent for its anxiety indication in 2000.

                        INFLAMMATION AND PAIN MANAGEMENT

New procedures allow researchers to track very precisely the ways that pain signals progress through the body. Although chronic and acute pain follow different specific routes, all pain signals travel along the same general pathway. In response to neurotransmitters, which are chemicals released at the site of injury or inflammation, pain impulses move through nerve cells -- also called neurons -- to the spinal cord. After gathering momentarily at the dorsal horn, a type of central switching facility in the spinal cord, pain travels up the spinal cord and through the thalamic region of the brain until it finally reaches the cerebral cortex where it is actually perceived. Blocking any of the chemicals, channels or receptors involved in transmitting pain can potentially interrupt the signals and, therefore, relieve pain.

FUTURE TRENDS

- An NDA for ziconotide, the first in a new class of pain relievers called neuronal calcium channel blockers, was submitted in December 1999. The FDA not only accepted this application in February 2000 but also promised to make a decision regarding its approval by September.

    If approved, ziconotide will be administered directly into the area surrounding the spinal cord to treat intense chronic pain that has been unresponsive to other therapies.

- ABT-564, an experimental drug derived from the skin of poisonous frogs, seems to produce analgesic effects without the addiction and withdrawal problems associated with narcotics. This may be due to the fact that ABT-564 attaches to nicotine receptors instead of the opiod receptors that are affected by narcotics.

- Still in early stages of development, Prosaptides(R) are a group of peptides derived from natural proteins that affect damaged nerve tissues in a number of positive ways. Prosaptide(R) TX14a, the most advanced drug in this new therapy class, is in Phase II clinical trials for the treatment of neuropathies and pain resulting from the complications of diabetes and other conditions.

- Scientists are also studying the pain controlling aspects of drugs that have already been approved for the treatment of other conditions. An example is the use of Botox(R), a refined injectable form of the toxin that causes botulism. Currently used in the treatment of strabismus and blepharospasm, conditions that affect the eye, Botox(R) is now being studied for use in migraine headaches, back pain, whiplash and temporomandibular joint (TMJ) disorder. Remicade(R) (infliximab), a monoclonal antibody originally approved to treat the intestinal disorder Crohn's Disease, has now been approved for use in rheumatoid arthritis (RA). Duraclon(R) (clonidine hydrochloride injection), a higher dose injectable form of an alpha blocker that is used orally for hypertension and benign prostatic hyperplasia, has orphan indications in the treatment of severe pain as well.


ANTI-RHEUM (NSAIDS AND COX-2S)

Non-steroidal anti-inflammatory drugs (NSAIDs) relieve pain by suppressing production of prostaglandins. As a side effect, NSAIDs can cause GI problems because they interfere with cyclo-oxygenase 1 (COX-1), an enzyme that helps to preserve the lining of the stomach. Cyclo-oxygenase 2 enzyme blockers (COX-2s) work by blocking a specific enzyme involved in pain but not affecting COX-1. Celebrex(R) (celecoxib) and Vioxx(R) (rofecoxib) are the two COX-2s available in the United States. Already used for several types of pain, COX-2s are also likely to receive a flood of new indications. Celebrex(R) is already approved for familial colonic polyps, a predisposing factor in the development of colon cancer. Still under investigation are the apparent protective effect of NSAIDs against Alzheimer's Disease and their possible use in irritable bowel syndrome, urinary incontinence and the complications of diabetes.


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
FIGURE A4: THERAPY CLASS DRUG MARKET SHARE TREND
           ANTI-RHEUM (NSAIDS AND COX-2S)
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                   ANTI-RHEUM (NSAIDS AND COX-2S) LINE CHART]



- Anti-inflammatories represent the second fastest growing class in 1999, increasing by 39.2 percent to $17.93.

- This dramatic cost increase was driven primarily by the use of newly introduced more expensive COX-2 products Celebrex(R) and Vioxx(R). Costing an average AWP per prescription of $84.93 and $75.97, respectively, Celebrex(R) and Vioxx(R) captured a combined 18.9 percent market share. In contrast, generic ibuprofen at an average cost of $14.05 and generic naproxen at $49.83 saw their combined market share decline from 43.4 percent in 1998 to 39.4 percent in 1999.

- The combined market share for Relafen(R)(nabumetone), Lodine(R)(etodolac), Lodine(R)XL (etodolac extended-release) and Daypro(R) (oxaprozin), all branded products, dropped from 20.4 percent to 14.3 percent between 1998 and 1999.

FUTURE TRENDS

-   Mobic(R) (meloxicam), is a new NSAID that was approved for osteoarthritis
    (OA) in April 2000.

- Patent protection is running out for Daypro(R) in 2000 and for Relafen(R) at the end of 2002.

- COX-2s in late stages of development are parecoxib, an injectable product for the management of acute pain; valdecoxib for pain and arthritis; and MK-663 for OA.


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
NARCOTIC ANALGESICS

In the past, the fear that people who take narcotics may develop addictions or abuse the medications has kept many physicians from prescribing narcotics for chronic non-terminal pain. Attitudes about the use of narcotics are changing, however, and long-term narcotic prescriptions for patients outside of care facilities are becoming more common.

FIGURE A5: THERAPY CLASS DRUG MARKET SHARE TREND
                               NARCOTIC ANALGESICS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                         NARCOTIC ANALGESICS LINE CHART]


- After growing 20.6 percent between 1997 and 1998, overall PMPY cost for narcotic analgesics continued its rapid ascent, rising 31.1 percent in 1999 to $9.24.

- PMPY utilization for this class grew by 8.3 percent. In contrast the average prescription cost rose by 21 percent. Per prescription cost increases of 25 percent were seen for generics, which accounted for 77.4 percent of the total class market share. In 1999 Ultram(R) (tramadol) held its leading position among branded products with a 7.1 percent share of the market.

- The nasal drug Stadol(R) NS (butorphanol nasal spray), reclassified as a controlled substance in 1998, is expensive (averaging $123.46 per prescription). At only 0.8 percent of the market share, though, it shows a low level of use.

- Percocet(R) (acetaminophen and oxycodone) is now available in four strengths -- making doses easier to adjust but also creating a greater potential for mistakes in both prescribing and dispensing.

FUTURE TRENDS

- Dirame(R) (propiram) is an oral opiate that is close to NDA filing for moderate to severe pain.

- A skin patch that would deliver steady and controlled doses of marijuana is under research. Still in the preclinical stage of development, the marijuana patch is many years from realization. It would potentially stimulate appetite as well as relieve pain for people who suffer from chronic painful conditions.


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
MIGRAINE PRODUCTS

Approximately 12 percent of adults in the United States experience migraine headaches. Caused when blood vessels in the brain expand and become inflamed, migraine pain is often accompanied by nausea and sensory disturbances. In the 1990s, migraine treatment underwent a radical shift from older ergotamine-based drugs to more effective and more potent 5-hydroxytriptamine receptor agonists -- commonly referred to as "triptans." Developed to affect specific serotonin receptors in the brain, all triptan drugs reduce inflammation and swelling in cranial arteries. In addition, triptan drugs reduce the excitability of certain cells in the brainstem and constrict various blood vessels in and around the brain. People with heart disease should use triptans only with a great deal of caution because these drugs also constrict coronary arteries. All the triptans produce milder side effects -- the so-called triptan sensation -- which involves flushing, tingling, anxiety and feelings of tightness in the chest or throat.


FIGURE A6: THERAPY CLASS DRUG MARKET SHARE TREND
                                MIGRAINE PRODUCTS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                          MIGRAINE PRODUCTS LINE CHART]



- The PMPY cost of migraine products rose 16.3 percent from $5.50 in 1998 to $6.40 in 1999.

- The market share for Imitrex(R) (sumatriptan injection, nasal spray and tablets) continued to decline in 1999, dropping from 60.1 percent in 1998 to
    52.0 percent in 1999. Lost market share has gone to Zomig(R) (zolmitriptan), Amerge(R) (naratriptan) and Maxalt(R) (rizatriptan), which saw their combined market share increase from 7.4 percent in 1998 to 19.0 percent in 1999.

- Motrin(R) Migraine Pain became the second OTC product to be labeled specifically for the treatment of migraine headaches. It contains 200mg of ibuprofen -- the same active ingredient as regular Motrin(R). A migraine indication is also being sought for another non-prescription product, Advil(R) (ibuprofen).


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
FUTURE TRENDS

- Major news in the area of migraine headache treatment continues to center on triptans. An approvable letter was issued in October 1999 for another oral triptan, Relpax(R) (eletriptan). Expected to be introduced in 2000, Relpax(R) would be the fifth product of its type to be made available for the U.S. market. Another triptan, Miguard(R) (frovatriptan), was declared "approvable" by the FDA in May 2000. Miguard(R) has a longer duration of effectiveness than the other triptans, so it may prevent the rebound headaches that affect up to 40 percent of patients treated with triptans. An NDA has been filed for yet another triptan medication, Axert(R) (almotriptan).

- In other research, an anticonvulsant medication, Depakene(R) (valproic acid), prevented migraine attacks or sharply decreased their frequency among patients in study groups. Depakote(R) (sodium valproate), a medication closely related to Depakene(R), already has FDA approval for migraine prevention. Neurontin(R) (gabapentin), another antiepileptic drug, shows effectiveness in preventing or alleviating migraine attacks, as well. Other drug classes that have been used successfully to prevent migraines are beta blockers, calcium channel blockers and antidepressants.

- In ongoing trials, Botox(R) (botulinum toxin type A) has shown reductions in both severity and frequency of migraines for approximately three months after being injected directly into the foreheads of migraine sufferers. Botox(R) is a neurotoxin that is already approved for certain conditions that affect the eye. Botox(R) not only has orphan drug status in a number of other neuromuscular conditions, it is also being studied for other types of headaches as well as for other chronic pain syndromes.

- A fairly rare type of migraine appears to be caused by distinct genetic mutations, leading researchers to speculate that other kinds of migraine may also have hereditary causes. Other very preliminary studies seem to indicate a link between migraines and H. pylori, the bacterium that causes stomach ulcers. Additional research is needed in both areas, however, before any cause and effect can be determined.


ANTICONVULSANTS

Seizures or convulsions result from many different causes, the most common being epilepsy. Defined as a recurring disturbance of cerebral function, epilepsy generally is characterized by sudden, usually brief interruptions of consciousness, movement or sensory perception. Distinctly different types of epilepsy are classified by the kind of seizures experienced. The majority of people with epilepsy cannot identify one single cause of the condition. In other cases, seizures result from stroke, infection, head injury, high fever, congenital defects, metabolic abnormalities, brain tumors or CNS lesions. Several classes of medications are used to prevent, abort or alleviate seizures.


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
FIGURE A7: THERAPY CLASS DRUG MARKET SHARE TREND
                                 ANTICONVULSANTS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                           ANTICONVULSANTS LINE CHART]


- Anticonvulsant PMPY costs increased to $7.13 in 1999 -- a 29.0 percent rise from 1998 due to increases in both use and cost per prescription.

- Neurontin(R) (gabapentin) continued to gain market share -- attaining a 17.1 percent level in 1999, while market share for generic products also grew to
    29.1 percent. However, some generics may not be absorbed in the same ways as their branded counterparts.

-   The market share for Depakote(R), Dilantin(R)(phenytoin),
    Tegretol(R)(carbamazepine), Tegretol(R) XR (carbamazepine extended release) and Klonopin(R) (clonazepam) declined from 54 percent in 1998 to 45.2 percent in 1999.

- Of products with market shares above 4 percent, the average change in prescription cost of Dilantin(R), Klonopin(R) and generic products was virtually flat, while costs for Tegretol(R) XR, Depakote(R), Tegretol(R) and Neurontin(R) rose by 11.3 percent, 7.7 percent, 7.7 percent and 3.7 percent respectively.

FUTURE TRENDS

- A new antiepileptic medication that could be very promising is Keppra(R) (levetiracetam). Approved in December 1999 for combination therapy in adults with partial seizures, Keppra(R) has not shown any significant interactions with other drugs, including other epilepsy medications.

- Zonegran(R) (zonisamide) has also been approved. An oral drug unrelated to other anticonvulsants, Zonegran(R) is indicated for combination therapy in adults with partial seizures.

- Neurontin(R) goes off patent in 2000.The makers of Neurontin(R) have introduced new, higher dose tablets that simplify dosing regimens. Neurontin(R) continues to be used extensively for the treatment of chronic pain -- not yet an FDA-labeled indication.

- Trileptal(R)(oxcarbazepine) was approved Jan. 17, 2000, as monotherapy for partial seizures in adults. It is also indicated as adjunctive therapy in adults and children 4 and older. In clinical trials, Trileptal(R) had fewer interactions and side effects than older counterparts.

- A potentially important antiepileptic drug called pregabalin is in Phase III clinical trials for both epilepsy and pain indications. Similar to Neurontin(R), pregabalin may be marketed in the United States as early as 2001.

- In Europe, several anticonvulsants, including gabapentin, are in late stages of clinical trials for bipolar disorder.

                                 CARDIOVASCULAR

The multitude of conditions that can affect the heart and blood vessels has prompted the discovery of drugs that act directly or indirectly to lower blood pressure, improve heart function, relieve irregular heartbeats or reduce the amount of cholesterol in the blood. Angiotensin-converting enzyme inhibitors (ACEIs), angiotensin receptor blockers (ARBs), beta blockers, calcium channel blocker (CCBs) and antihyperlipidemics are all discussed separately. Other kinds of heart drugs include diuretics that reduce fluid load to relieve stress on the heart; digitalis, which improves the pumping of the heart; nitrates that relieve angina by relaxing the muscles in blood vessels; and anticoagulants, which prevent blood clotting.

Aldactone(R) (spironolactone), a potassium-saving diuretic that has been in use for years, gained new popularity as the result of 1999's RALES (Randomized Aldactone(R) Evaluation Study). The progression of heart failure was prevented so well in RALES participants that the study was stopped early.

New guidelines for the management of chronic stable angina written by a joint task force of the American College of Cardiology and the American Heart Association were published in June 1999. Among other recommendations, the guidelines suggest the use of aspirin or beta blockers as first-line therapy to prevent heart attacks in angina patients who have no contraindications. Extended-release CCBs are the choice for patients who cannot take aspirin or beta blockers.

In October 1999, an anti-arrhythmic agent, Tikosyn(R) (dofetilide), became the first oral therapy in 10 years to receive FDA approval for atrial fibrillation. A selective potassium channel blocker that can cause paradoxical arrhythmias, Tikosyn(R) will be prescribed only by physicians who have completed specialized training.


FUTURE TRENDS

- Concerns about possible side effects -- including angioedema -- prompted the manufacturer of Vanlev(R) (omapatrilat) to withdraw the NDA. Vanlev(R) is a vasopeptide inhibitor (VPI) -- one of a new class of medications that fight hypertension by blocking both angiotensin-converting enzyme (ACE) and another enzyme called neutral endopeptase (NEP). New studies will be done for Vanlev(R), and its NDA may be re-filed as early as 2001.

- Another novel chemical compound, Natrecor(R) (nesiritide), is a human b-type natriuretic peptide that has been filed for first-line IV use in patients with heart failure (HF) needing rapid and sustained relief. An FDA Advisory Committee has recommended that Natrecor(R) be approved, but the agency has requested more information before proceeding with approval.


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
ANTIHYPERTENSIVES

An ACEI is still the drug of choice for initial therapy in people with hypertension who also have diabetes, HF or systolic dysfunction after a heart attack. ARBs are a newer group of drugs that produce an antihypertensive effect similar to the ACEIs, but they have yet to demonstrate long-term protective effects on heart or kidney function.


FIGURE A8: THERAPY CLASS DRUG MARKET SHARE TREND
                               ANTIHYPERTENSIVES
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                         ANTIHYPERTENSIVES LINE CHART]


- From 1998 to 1999, PMPY costs for antihypertensives grew by 12.3 percent, with rising utilization accounting for about two-thirds of this increase.

- Nearly 20 ACEIs and ACEI combination products are on the U.S. market. Because most are therapeutically interchangeable for hypertension, favorable price competition exists. Several of the more commonly used ACEIs are also indicated for HF.

- The market share among the myriad of products in this class changed little between 1998 and 1999. The only product having any appreciable market share change (about 2 percent) was the most expensive drug, Vasotec(R) (enalapril), which continued to decline to 6.5 percent in 1999.

- The results of several studies such as ATLAS (Assessment of Treatment with Lisinopril), HOPE (Heart Outcomes Prevention Evaluation), the Studies of Left Ventricular Dysfunction Trial and the Survival and Ventricular Enlargement Trial prove that ACEIs used in higher doses not only improve quality of life for HF patients but also reduce the risk of cardiovascular events. Whether this protection is offered by all members of the class remains to be tested, however.

- Approval was granted in May 1999 for once daily dosing of an ARB, Teveten(R) (eprosartan), which had been approved in 1997 as a twice-a-day product. Teveten(R) was not marketed in the United States until mid-1999.


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
- Aceon(R) (perindopril erbumine), the American version of a once-daily ACEI that has been used in Europe for several years, was launched in October 1999.


FUTURE TRENDS

- Although patent protection has been extended by six months due to ongoing investigation for pediatric use, Vasotec(R) and Vaseretic(R) (enalapril and hydrochlorothiazide) will still go generic in August 2000. Zestril(R) (lisinopril), Prinivil(R) (lisinopril) and Accupril(R) (quinapril) are all scheduled to go off patent in 2001, followed by Monopril(R) (fosinopril) in 2002.


CALCIUM BLOCKERS

Muscles contract and expand in response to stimulus from chemicals like sodium and calcium. Drugs known as calcium channel blockers (CCBs) prevent the entry of calcium into muscle cells, causing blood vessel walls to relax and reducing resistance to blood flow. As a result, the heart does not have to pump with as much force, so conditions like hypertension are relieved.

FIGURE A9: THERAPY CLASS DRUG MARKET SHARE TREND
                                CALCIUM BLOCKERS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                          CALCIUM BLOCKERS LINE CHART]



- Since 1994 the trend in both use and price of this therapy class has been relatively flat. Between 1998 and 1999, overall PMPY costs rose by a modest
    2.7 percent. During the same period, utilization of these products dropped by 0.7 percent, while the per prescription cost rose by 3.4 percent.

- The market share for generic CCBs continued to increase reaching 23.5 percent in 1999.

- Norvasc(R) (amlodipine) continued to lead the class in 1999 as its market share grew from 25 percent in 1998 to 28.6 percent in 1999. Norvasc(R)'s manufacturer is attempting to shift market share from its older CCB, Procardia(R) XL (nifedipine extended-release).

- Nifedipine extended-release, the first generic equivalent for Procardia(R) XL, was approved in December 1999. However, the generic is BC rated to the brand name product, which means


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
    that studies proving both the rate and the extent of the active ingredient's absorption have not been submitted to the FDA, even though the generic contains the same active ingredients as the branded product.

- The market share for Cardizem(R) CD (diltiazem extended-release capsules), the third largest product in this class, continued to erode to 12.3 percent in 1999. Virtually all other CCB products either lost or barely maintained their respective market shares.

- Also in December 1999, a generic version of Cardizem(R) CD was FDA approved. Generics for immediate-release diltiazem tablets and sustained-release diltiazem tablets were already available on the U.S. market.


FUTURE TRENDS

- Plendil(R) (felodipine) will go off patent for its hypertension indication in 2001.

BETA BLOCKERS

Beta blockers affect the cardiovascular system in several different ways. They decrease both the speed and the force of heartbeats, and they relax muscles in blood vessel walls. Not only do beta blockers reduce blood pressure, they are also effective in angina and some kinds of arrhythmias. Many beta blockers are available as generics.



FIGURE A10: THERAPY CLASS DRUG MARKET SHARE TREND
                                  BETA BLOCKERS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                            BETA BLOCKERS LINE CHART]


- The overall 1999 PMPY cost increased by 11.2 percent over 1998 levels, most of which is attributable to increased utilization.

- This class continued to be dominated by generics, which captured 76.1 percent of the 1999 market.


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
- Among the branded products, Toprol(R) XL (metoprolol extended-release), is the largest seller, growing steadily from a 3.1 percent market share in 1994 to 13.5 percent in 1999.

- New studies demonstrate that beta blockers can be beneficial in patients with HF -- a reversal of previous recommendations. Two major studies -- the MERIT-HF (The Mortality Effect of Metoprolol CR/XL in Patients with Heart Failure) trial and the U.S. Carvedilol Heart Failure Study -- were ended early because results were so good. Another trial, BEST (Beta Blocker Evaluation of Survival Trial), also showed that beta blockers have value in early stages of HF, particularly for Caucasian patients and people with diabetes. Coreg(R) (carvedilol) is currently the only beta blocker to have FDA approval for HF patients.


FUTURE TRENDS

- Betapace(R) AF (sotalol), a reformulated beta blocker already used for ventricular arrhythmias, was approved in February 2000 for a more common and less life-threatening condition -- atrial fibrillation. It must be given in a clinical setting because it can actually precipitate arrhythmias.


ANTIHYPERLIPIDEMICS

In addition to the fats eaten in foods, certain types of fats or "lipids" are manufactured by the body for use in essential body functions. Cholesterol, for example, is necessary to make bile and steroid hormones. When the wrong kinds of fat -- cholesterol, low density lipoproteins (LDLs) and triglycerides -- stay in the blood, a condition variously called hyperlipidemia, hypercholesterolemia or high cholesterol results. Fatty deposits can form on artery walls causing narrowing, inflexibility and even blockages that contribute to heart disease. High blood levels of another fat called high density lipoproteins (HDLs) are desirable because they protect against heart disease.

When exercise, weight loss and the limitation of dietary fats fail to reduce blood lipid levels, anti-hyperlipidemic medications can be added. By far the most common drug type prescribed for high cholesterol is an HMG-CoA reductase inhibitor -- commonly called a "statin." These oral drugs reduce cholesterol by interfering with an enzyme that regulates cholesterol production in the liver. An older class of medications, called bile acid sequestrants or ion exchange resins, lowers cholesterol levels by attaching to bile and pulling it out of the body. The creation of new bile requires that cholesterol be removed from the blood. Since bile acid sequestrants are not absorbed by the body, they have few side effects. A third group of drugs, fibric acid derivatives, is most effective in reducing triglycerides by changing the metabolism of dietary fats.

FIGURE A11: THERAPY CLASS DRUG MARKET SHARE TREND
                               ANTIHYPERLIPIDEMICS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                         ANTIHYPERLIPIDEMICS LINE CHART]



- 1999 PMPY expenditures for antihyperlipidemic medications continued to grow substantially. Between 1998 and 1999, these costs grew by 20.9 percent to $28.17, making it the third highest expenditure class. This overall cost increase was driven almost exclusively by increased utilization -- 18.1 percent over 1998 levels. Prices for these products have not risen sharply due to price competition among the many products in the statin market.

- Lipitor(R) (atorvastatin) continued its meteoric success since its March 1997 market entry. In 1997, Lipitor(R) claimed a 14.1 percent market share, a level that rose to 43.9 percent in 1999.

- This growth in market share in turn decreased the market share for virtually all other products in the class. For example, between 1998 and 1999, the market share for Pravachol(R) (pravastatin) dropped from 16.4 percent to
    15.0 percent, for Zocor(R) (simvastatin)/Mevacor(R) (lovastatin) from 31.6 percent to 24.2 percent and for Lescol(R) (fluvastatin) from 7.2 percent to
    4.3 percent.

-   In 1999 Zocor(R) became the first statin to be FDA-approved for raising HDL.

FUTURE TRENDS

- Patent protection for both major bile acid sequestrants, Questran(R) (cholestyramine) and Colestid(R) (colestipol), has expired. Generic equivalents for Questran(R) are marketed in the United States under the names Prevalite(R), LoCholest(R) and cholestyramine. No generic is currently available for Colestid(R).

- An NDA for Welchol(R) -- formerly named Cholestagel(R) (colesevelam) -- is under FDA review. A polymer-based product that is not absorbed, Cholestagel(R) can be used as monotherapy or in combination with a statin. Additionally, it can be taken with meals either once or twice a day.

- An application for the approval of a new, 80mg extended-release form of Lescol(R) was submitted to the FDA in December 1999.


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
- The patent for Mevacor(R) is scheduled to expire in 2001. All other branded statin products have several more years of patent protection.

- A new statin called ZD 4522, currently in clinical trials, is expected to be approved in 2002 or 2003. Preliminary data show that ZD 4522 produces greater lowering of LDL than statins presently available in the U.S.

- In research news, a gene called ABC1 has been identified as being involved in the production of HDL cholesterol. In preclinical lab experiments, increased ABC1 levels resulted in lowered total cholesterol levels in cultured cells. Despite large amounts of evidence that reducing LDLs can lower heart attack risk substantially, a recent study found that many high-risk patients do not receive cholesterol-lowering medications. Women especially are not likely to be given drugs to control cholesterol, according to the research which was published in the February 2000 Archives of Internal Medicine.

                                   RESPIRATORY

Respiratory conditions can be as mild as an annoying seasonal allergy or as serious as a life-threatening asthma attack. Medications for respiratory conditions -- available in oral and inhaled dosage forms -- include antihistamines, corticosteroids, beta agonists, decongestants and various combination products. Inhaled medications that are used to treat asthma get into the lungs faster to open constricted bronchioles.

During the past few years, worldwide environmental initiatives have emphasized the removal of ozone-damaging chlorofluorocarbons (CFCs) from the propellants used in inhalers. As a result, new kinds of inhaler devices are available that deliver dry powdered medications or a finer aerosol spray than the metered dose inhalers (MDIs) that are being replaced.

The FDA approved three new anti-allergy eye drops in 1999. Alamast(R) (pemirolast potassium ophthalmic solution) and Alocril(R) (nedocromil sodium ophthalmic solution 2%) are mast cell stabilizers. Zaditor(R) (ketotifen fumarate ophthalmic solution) combines mast cell stabilization with a histamine blocker. All three relieve itchy eyes associated with allergies.


ANTIASTHMATICS

In asthma, chronic inflammation of lung tissues causes sensitive and blocked air passages called bronchioles. Symptoms of asthma include wheezing, coughing and shortness of breath. Acute asthma attacks can be triggered by numerous factors such as exercise, allergens or stress. People with asthma usually need two types of medications: controllers to suppress inflammation and relievers to alleviate acute asthma attacks. Controllers must be taken on a regular basis. Some classes of controller medications are long-acting beta agonists, leukotriene modifiers, mast call stabilizers, inhaled corticosteroids (ICSs) and oral corticosteroids. Relievers such as short-acting beta agonists and anticholinergic agents are taken to stop an attack.


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
FIGURE A12: THERAPY CLASS DRUG MARKET SHARE TREND
                                 ANTIASTHMATICS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                           ANTIASTHMATICS LINE CHART]



- In 1999 PMPY cost of antiasthmatics grew by 11.6 percent to $13.57, although PMPY utilization rose by only 4.3 percent.

- Albuterol (brand name Proventil(R) or Ventolin(R)) is the most widely used beta agonist. Albuterol inhalers have been available generically since early 1996. The market share for the generic forms remained stable at 26 percent in 1999.

- The use of the long-acting beta agonist, Serevent(R) (salmeterol) -- often considered a niche product for nocturnal asthma symptoms -- maintained its market share of 7.3 percent. Because Serevent(R) has a slow (15-30 minute) onset of action, it should not be used to treat acute asthma symptoms. It is used instead as a daily controller medication, often in combination with an anti-inflammatory agent.

- The newest controller medications for asthma are the leukotriene modifiers -- Accolate(R) (zafirlukast), Zyflo(R) (zileuton) and Singulair(R) (montelukast). The National Asthma Education and Prevention Program (NAEPP) guidelines list these products as an alternative to ICSs in mild persistent asthma. Taken as tablets, all the leukotriene modifiers are for long-term control of asthma so they must be taken continually. These products have low overall market share because they are usually either prescribed in combination with other products or used as a second-line therapy. The market share for Singulair(R) grew from 2.2 percent in 1998 to 6.5 percent in 1999, while the market for Accolate(R) declined slightly to 3.2 percent.

- Flovent(R) (fluticasone) Rotadisk(R), Serevent(R), Diskus(R) and Pulmicort(R) (budesonide) Turbohaler(R) are some of the currently available dry powder dosage forms. Designed not only to eliminate the need for CFC propellants, they also simplify the administration of inhaled medications. Their redesigned inhaler style eliminates much of the hand-eye-breath coordination that makes liquid inhalers difficult to use for children, elderly and disabled patients. In 1999 Flovent(R) increased its market share to 7.1 percent, whereas Pulmicort(R) increased its share to 1.1 percent.

- Vanceril(R) and Beclovent(R), the two brand-name products of an orally inhaled corticosteroid called beclomethasone dipropionate, went off patent in 1999. However, the FDA does not recognize the generic version of beclomethasone dipropionate as therapeutically equivalent to the branded products. Both have market shares of less than 2 percent.


FUTURE TRENDS

- An FDA Advisory Committee recommended Advair(R) for approval in November 1999. Administered with a patented Diskus(R) device, Advair(R) combines a long-acting beta agonist (salmeterol) with a corticosteroid (fluticasone).

- An NDA was submitted in November 1999 for Asmanex(R) (mometasone furoate inhalation powder). If used regularly for the prevention of asthma attacks, Asmanex(R) may reduce the need for oral steroids in some asthma patients. A version of the same active drug in a metered-dose inhaler is still in Phase III clinical trials, but it seems to offer no advantage over existing products.

- Singulair(R) received a new indication for children as young as two years old. Approved in March 2000, the new cherry-flavored 4mg tablet is meant to be given once a day. Singulair(R) was previously available only as 10mg tablets for adults and as 5mg chewable tablets for children from 6 years - 14 years of age.

- The NDA for a CFC-free beclomethasone inhaler has been filed with the FDA. The medication, Qvar(R) (hydrofluoroalkane-134a beclomethasone dipropionate), uses a "press-and-breathe" (P&B) inhaler device that delivers a smaller particle size and uses less force than earlier inhaler sprays. As a result, the inhaler is easier to use. Patients may require smaller doses as well, since more active drug will reach their lungs.

- Formoterol is a beta agonist with both rapid onset and long duration, so it can be used not only to prevent asthma attacks but also to treat an attack once it has begun. The European Union approved a type of formoterol called Oxis(R) Turbuhaler(R) in January 2000. In the United States, formoterol -- with the brand name Foradil(R) -- was taken under consideration by the FDA in late 1997. Approval has been delayed, however, by questions about the manufacturing processes used in Foradil(R)'s production.

- In a completely new approach to asthma therapy, researchers have reported positive results from Phase III trials of a biological, anti-IgE. IgE (immunoglobulin epsilon) is a protein made by cells in the respiratory tract. It provokes the release of histamines, leukotrienes and prostaglandins that in turn cause allergic reactions. Anti-IgE, also called rhuMAb-E25 or olizumab, is a humanized monoclonal antibody that interferes with the action of IgE. Anti-IgE will be injected twice a week for allergic asthma and for seasonal allergic rhinitis. U.S. filing for approval is anticipated in 2000.


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
ANTIHISTAMINES

Allergies are acquired, exaggerated sensitivities to substances called allergens which normally do not produce reactions. Allergic rhinitis is a common form of allergy produced primarily by airborne allergens. Typical symptoms of allergic rhinitis like sneezing, nasal congestion and itchy eyes can be seasonal or chronic. Other types of allergy may show as rashes, wheezing or, rarely, as very severe swelling of the throat. Oral antihistamine tablets and capsules are the most popular type of medication to treat systemic allergy symptoms. Newer non-sedating products have virtually replaced first-generation antihistamines that cause drowsiness.


FIGURE A13: THERAPY CLASS DRUG MARKET SHARE TREND
                                 ANTIHISTAMINES
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                           ANTIHISTAMINES LINE CHART]


- After growing 38.5 percent between 1996 and 1997, another 25.2 percent in 1998, PMPY costs for antihistamines grew 25.8 percent more in 1999. In all of these years, the cost increases were largely due to substantial increases in utilization. Most of the increase in cost took place among the non-sedating antihistamines Claritin(R) (loratidine) and Allegra(R) (fexofenadine) and the low-sedating product Zyrtec(R) (cetirizine). All of these products have been promoted heavily through DTC advertising.

- The use of Claritin(R), the market leader, increased from 28.3 percent in 1994 to 50.6 percent in 1998, before declining somewhat to 48.8 percent in 1999. The AWP per prescription for Claritin(R) was $66.41 in 1999, a 5.9 percent rise over 1998 levels. Allegra(R)'s market share rose to 19.0 percent in 1999. Allegra(R) has an average cost of $51.68 per prescription,
    11.9 percent over 1998 costs. Zyrtec(R), although relatively new, is increasing in use, reaching a 19.9 percent market share. It had an AWP of $52.40 in 1999 -- 3.5 percent over 1998 costs.

- Hismanal(R) (astemizole) was taken off the U.S. market June 28, 1999, due to sharply declined sales after the FDA cautioned in February about potentially dangerous reactions when it was taken with certain other drugs or when it was used in higher than recommended doses.


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
- The FDA has approved two new strengths and one new indication for Allegra(R). In addition to the original 60mg tablet indicated for twice-a-day adult dosing, it is now available as a 180mg tablet for once-a-day dosing in adults and as a 30mg tablet that can be given up to twice daily to children between 6 and 11 years of age. Allegra(R) is also indicated for the treatment of chronic idiopathic urticaria -- an unexplained skin condition characterized by itchy hives.

FUTURE TRENDS

- The makers of Claritin(R) hope that a loratidine metabolite, desloratadine, will win FDA approval for the treatment of seasonal allergic rhinitis in 2000. Desloratadine was filed for approval in both the United States and the European Union in November 1999.

- Phase III clinical trials are nearing completion for norastemizole, a metabolite of astemizole. Research has shown that norastemizole provides a non-sedating antihistamine effect without the interaction or side effect problems associated with astemizole. An NDA could be filed with the FDA by the end of the year for this once-a-day allergy medication.

- Development of Kestine(R) (ebastine), an oral non-sedating antihistamine, was essentially stopped after a not-approvable letter was issued by the FDA in April 1999.


DECONGESTANTS (NASAL STEROIDS)

Nasal corticosteroids (NCSs) are often used for localized allergic rhinitis symptoms. Sprayed directly into the nose, they reach inflamed passages quickly to reduce swelling and to decrease nasal secretions. Because very little of the drug is absorbed, nasal steroids do not produce the side effects associated with oral corticosteroids.

FIGURE A14: THERAPY CLASS DRUG MARKET SHARE TREND
            DECONGESTANTS (NASAL STEROIDS)
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                   DECONGESTANTS (NASAL STEROIDS) LINE CHART]


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
- NCSs include only branded products at this time. The most commonly used products are Flonase(R) (fluticasone), which increased its 1999 market share to 33 percent, and Nasonex(R) (mometasone), which captured a 14.4 percent market share in 1999. In contrast, market shares for other products either grew marginally or declined. Vancenase(R)AQ (beclomethasone aqueous) saw its market share drop from 18.4 percent in 1998 to 11.3 percent in 1999. Beconase(R) AQ's (beclomethasone aqueous) market share declined by about one-third to 6.3 percent, Nasacort(R)'s (triamcinolone) market share increased slightly to 12.5 percent and Rhinocort(R)'s (budesonide) market share fell to 10.5 percent.

- The patent for Beconase(R) and regular-strength Vancenase(R) expired in 1999. Although a generic has been introduced, it is not rated as therapeutically equivalent by the FDA. Vancenase(R) DS (beclomethasone dipropionate monohydrate inhalation 0.084mg/inhalation) is still only available as a branded product.


COUGH AND COLD

Most cough and cold therapies are available over the counter. The few prescription medications available to treat upper respiratory conditions consist mainly of products that combine prescription antihistamines with decongestants.


FIGURE A15: THERAPY CLASS DRUG MARKET SHARE TREND
                                 COUGH AND COLD
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                           COUGH AND COLD LINE CHART]



- PMPY costs grew by 21.1 percent, with utilization increases accounting for about 13 percent of this increase.

- This class of drugs consists primarily of generic products that represent a flat 60 percent of the 1998-1999 market. Claritin(R)-D (loratidine and pseudoephedrine), a combination product that includes a non-sedating antihistamine, made up 17.9 percent of the 1999 market, a decrease from the
    19.6 percent share it enjoyed in 1998. The only other branded combination product of any importance in this class is Allegra(R)-D (fexofenadine and pseudoephedrine), which doubled its market share to 6.2 percent in 1999. Whereas the average AWP cost per prescription is $10.45 for generic products (an increase of 8.9 percent over 1998 levels), it is $63.60 for Claritin(R)-D and $49.63 for Allegra(R)-D. Average prescription costs grew by 8.4 percent for Claritin(R)-D and by 12.7 percent for Allegra(R)-D.


FUTURE TRENDS

- A generic version of Claritin(R)-D 24-hour was submitted for FDA approval in February 2000. If approved, it will be the first equivalent to the branded product to be approved under provisions of the Hatch-Waxman Act, and it will have a six-month period of exclusivity.

- An NDA for Zyrtec-D(R) (cetirizine and pseudoephedrine) is expected to be filed with the FDA during 2000.

                                 ANTI-INFECTIVES

Drugs used to treat bacterial infections either destroy bacteria (bactericides) or slow down bacterial replication (bacteriostats). Some antibacterial agents are only effective against certain types of bacteria or for specific types of infections. Most, however, have a broad-spectrum of activity, which means they can be used for a number of different infections.

The overuse of antibiotics has lead to mutations that make some bacteria resistant to previously effective medications, especially in developing areas of the world. To combat the worldwide problem of bacterial resistance, pharmaceutical manufacturers are studying completely new chemical classes. For example, Synercid(R) (quinupristin and dalfopristin) is the first agent to be approved in a new class of antibiotics called streptogramins. Given as an injection, Synercid(R) will be reserved for infections that are resistant to vancomycin--currently the most potent antibiotic available in the United States.


FUTURE TRENDS

- A completely new antibiotic product approved in 2000 is Zyvox(R) (linezolid), which represents a class called oxazolidinones. Like Synercid(R), Zyvox(R) will be used for pneumonia, skin infections and some serious systemic infections that do not respond to other antibiotic therapies. It will be available in both oral and IV formulations.

- An NDA for Ketek(R) (telithromycin), the first antibiotic in a new class known as ketolides, was filed with the FDA in March 2000. Ketolides are similar to macrolides. Ketek(R) has been formulated for once-a-day oral dosing in the treatment of four common respiratory infections.

- A fourth new class of antibiotics is designated BPIs (bactericidal/permeability-increasing proteins). Derived from a protein found in human white blood cells, BPIs are biologic products that will probably be used only in a hospital setting. The drug that is closest to general marketing in the United States is Neuprex(R) (rBPI-21). Neuprex(R) has already received an orphan designation for the treatment of meningococcemia, a very serious systemic infection caused by a type of bacteria that also causes meningitis.


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
CEPHALOSPORINS

Similar to the penicillins in structure, cephalosporins kill bacterial cells by disrupting the formation of viable bacterial cell walls. At least four distinct "generations" of cephalosporins have specific activity against different groups of bacteria that cause respiratory, genital, urinary and skin infections.


FIGURE A16: THERAPY CLASS DRUG MARKET SHARE TREND
                                 CEPHALOSPORINS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                           CEPHALOSPORINS LINE CHART]



- PMPY expenditures for cephalosporins rose by a nominal 3.8 percent. This slight increase was due to increased prescription costs as utilization for this drug class actually declined by 1.4 percent.

- The market share for generic cephalexin remained stable at 45.8 percent. The use of another generic, cefaclor, (often used to treat otitis media) continued to decline from a peak of 14.5 percent in 1996 to 6.2 percent in 1999 owing to the availability of more effective second-line antibiotics.

- The preference for two "second generation" branded cephalosporins, Cefzil(R) (cefprozil) and Ceftin(R) (cefuroxime), continued slow growth. The market share for Cefzil(R) rose marginally to 16.2 percent, while the share for Ceftin(R) increased to 14.1 percent in 1999. "Third generation" cephalosporins, Suprax(R) (cefixime), Vantin(R) (cefpodoxime) and Cedax(R) (ceftibuten), have relatively low use, which seems to be declining. Omnicef(R) (cefdinir), a "third generation" cephalosporin introduced to the U.S. market in October 1998, offered nothing new to the already crowded class but still managed to grow in market share from 0.3 percent in 1998 to
    1.7 percent in 1999.

- A number of brand name cephalosporins either just lost patent protection or face patent loss in 2000. Among them are Vantin(R) (cefpodoxime proxetil suspension and tablets), Suprax(R) (cefixime suspension and tablets) and Duricef(R) (cefadroxil capsules). Patents for hospital products Cefobid(R) (cefoperazone for injection), Mefoxin(R) (cefoxitin for injection) and Fortaz(R) and Tazicef(R) (ceftazidime for injection) have all expired.

FUTURE TRENDS

- In January 2000 an NDA was submitted for Spectracef(R) (cefditoren pivoxil) a new broad spectrum oral cephalosporin for the treatment of respiratory and skin infections in adults. Clinical trials for the effectiveness of Spectracef(R) in pediatric patients are still being conducted.


MACROLIDES

Macrolides belong to an antibiotic class that was named for the large or "macro" chemical structure they share. Erythromycin, the oldest currently used member of the group, is derived from Streptomyces erythraeus -- an organism found in soil. Macrolides are "bacteriostats", which means they stop bacteria from reproducing rather than killing bacteria like some other types of antibiotics do. Drugs in the Macrolide class are particularly effective against opportunistic infections in immuno-compromised patients. Macrolides are also used as a part of the triple therapy regimens for eradicating H. pylori.

FIGURE A17: THERAPY CLASS DRUG MARKET SHARE TREND
                                   MACROLIDES
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                             MACROLIDES LINE CHART]




- Overall the rate of growth in PMPY cost for macrolides grew by 19 percent in 1999, after growing by only 7.7 percent between 1997 and 1998. About two-thirds of this growth was attributable to rising utilization rates.

- Zithromax(R) (azithromycin), Biaxin(R) (clarithromycin) and generic macrolides account for about 94 percent of all drug use in this category. Zithromax(R) dominates this therapy class with a 1999 market share of 57.2 percent -- more than double its 1996 share. This increased market share came at the expense of both generic erythromycins, which continued to decline from a 26.7 percent market share in 1996 to 14.5 percent in 1999, and Biaxin(R) whose market share declined from a peak 34.6 percent in 1996 to
    22.4 percent in 1999.

- In first quarter 1998, Dynabac(R) (dirithromycin) was given approval for additional indications, as well as approval for shorter dosing periods.

FUTURE TRENDS

- Biaxin XL(R), a once-a-day version of clarithromycin, was approved and launched in the first half of 2000. Biaxin(R) was previously formulated for twice-a-day dosing.


PENICILLINS

Penicillins work by disrupting bacterial ability to make cell walls and to keep them intact. Penicillins are widely used as first-line treatment against common childhood infections like otitis media, as well as in multiple respiratory and urinary tract infections in adults. As one of the first classes of antibacterial medications to be discovered, many of the penicillins are available in generic form.


FIGURE A18: THERAPY CLASS DRUG MARKET SHARE TREND
                                   PENICILLINS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                             PENICILLINS LINE CHART]



- After growing by a modest 4.3 percent between 1997 and 1998, the PMPY cost of this class rose by 19.2 percent in 1999, almost all of which is attributable to increased costs per prescription.

- Augmentin(R) (amoxicillin and sodium clavulanate) is the only branded product in this class with significant use. Its average prescription price grew by 8.2 percent to $72.73 in 1999 compared with the 3.7 percent rise to a $7.84 average price for generic products. The use of Augmentin(R) had been steady at approximately 13 percent from 1993 through 1996. In 1997, its market share increased to 17.1 percent, then continued to grow -- reaching
    21.7 percent in 1999.

- During summer 1999, a shortage of penicillin G, an injectable form of penicillin used mainly in hospitals, called attention to a larger potential problem. A combination of factors caused supplies of the raw materials that are needed for several penicillins, cephalosporins and other antibiotics to become scarce. Alternatives exist for most of the medications in short supply, but not all the substitutes work as well as the drugs they are replacing.

FUTURE TRENDS

- The U.S. patent on Augmentin(R) was due to expire in 2002, but the company that makes it received a new patent -- apparently based on new antibacterial activity recently discovered in its clavulanate component.


QUINOLONES

Fluoroquinolones, usually called quinolones, were synthesized from an older class of antibiotics used primarily to treat urinary tract infections. Beginning in 1987, several "second" or "third" generation quinolones have been introduced into the U.S. market. The newer fluoroquinolones have a broad range of activity against multiple micro-organisms -- including some that are resistant to other antibiotics -- and a lower incidence of adverse effects compared with the older agents. Fluoroquinolones kill bacterial cells by interfering with enzymes called topoisomerase II (DNA gyrase) and topoisomerase IV.

FIGURE A19: THERAPY CLASS DRUG MARKET SHARE TREND
                                   QUINOLONES
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                             QUINOLONES LINE CHART]


- Cipro(R)'s (ciprofloxacin) dominant market share continued to decline in 1999. After reaching a 76.4 percent market share in 1995, Cipro(R)'s share dropped to 60.2 percent in 1999. Floxin(R)'s (ofloxacin) maximum market share of 19.8 percent achieved in 1996, decreased to only 5.3 percent in 1999. The lost market shares for Cipro(R) and Floxin(R) went to Levaquin(R) (levofloxacin), whose market share grew from 8.9 percent in 1997, when it was introduced, to 27.4 percent in 1999. At $82.94, Levaquin(R)'s average prescription cost is the highest among these three products.

- Tequin(R) (gatifloxacin) and Avelox(R) (moxifloxacin) were FDA approved in December 1999 for once-daily oral dosing in bronchitis, community-acquired pneumonias and sinusitis. Neither Tequin(R) nor Avelox(R) seems to cause photosensitivity, liver toxicity or interaction problems that are associated with other fluoroquinolones.

- Less than two years after it was approved by the FDA, Raxar(R) (grepafloxacin) was voluntarily withdrawn from the world market in October 1999 after reports suggested that a rare but serious arrhythmia was associated with its use. In similar action, the European Community withdrew Trovan(R) (trovafloxacin) because of its potential to cause liver toxicity. Trovan(R) was introduced to the U.S. market in 1998 and it is still being used in this country, although cautiously.

FUTURE TRENDS

- An NDA for Factive(R) (gemifloxacin) to be used against respiratory infections was filed with the FDA in December 1999.

- Patent protection for injectable forms of Floxin(R) will begin to run out next year. Patents for the oral forms of both Floxin(R) and Cipro(R) expire in 2003.


ANTIVIRALS

Infections caused by viral organisms range from merely annoying head colds to life threatening illnesses like Acquired Immune Deficiency Syndrome (AIDS). Other viral illnesses include measles, mumps, chicken pox, shingles, influenza and chronic fatigue syndrome (CFS), as well as most types of hepatitis and some forms of meningitis.

Intense research for treatments, vaccines and ultimately for cures effective against the human immunodeficiency viruses (HIV) that cause AIDS has also lead to the discovery of agents effective against other types of viruses. Drugs now available for the treatment of AIDS do not cure HIV infection, they only decrease viral duplication. Current anti-AIDS drugs fall into two broad therapy classes called protease inhibitors and reverse transcriptase inhibitors (RTIs). RTIs are either nucleosides (NRTIs) or non-nucleosides (NNRTIs). Each class represses an enzyme that is critical to the viral replication process, thereby decreasing the amount of virus in the blood, which is known as the "viral load."

For HIV-positive adults and adolescents, the goal is to suppress viral load for as long as possible. According to updated Guidelines for the Use of Antiretroviral Agents in HIV-Infected Adults and Adolescents, treatment should be available to all patients with acute or symptomatic HIV infection. Recommended therapy combinations are either a protease inhibitor or the NNRTI Sustiva(R) (efavirenz) along with two NRTIs or one of the protease inhibitors Fortovase(R) (saquinavir) or Norvir(R) (ritonavir) along with one or two NRTIs. Some physicians are beginning to prescribe two protease inhibitors together to enhance effectiveness and improve adherence. New research suggests that non-compliance with complicated and lengthy treatment regimens may be as important as viral mutation in the development of resistance.

Although vaccines are effective against quite a few viral diseases, a problem with developing vaccines to protect against some viral infections -- especially HIV -- is that viruses are constantly mutating. Antibodies produced by a vaccine may only work against some strains of a particular virus. As viruses change, they may also develop resistance to treatments that were once effective.


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
FIGURE A20: THERAPY CLASS DRUG MARKET SHARE TREND
                                   ANTIVIRALS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                             ANTIVIRALS LINE CHART]




- The 1999 PMPY cost of antivirals grew at a faster rate, 39.9 percent, than any other class of drug. The introduction of new drugs, the increasing popularity of combination therapy and the growing number of patients in therapy caused PMPY costs to reach $10.29 in 1999. The average cost per prescription grew by more than 22 percent, suggesting that use of higher cost drugs account more than rising utilization for this dramatic PMPY cost increase.

    - After growing dramatically between 1997 and 1998, the market share for generics declined somewhat to 30.3 percent in 1999.

    - Two drugs for the treatment of herpes, Valtrex(R) (valacyclovir) and Famvir(R) (famciclovir), are the most widely used branded products in this category with a combined 32.6 percent market share in 1999, moderately above 1998 levels.

    - After growing its market share to 7.1 percent in 1997, Epivir(R)'s (lamivudine) share continued to drop to 3.2 percent in 1999. Zerit(R) (stavudine) saw its market share decrease slightly to 3.5 percent in 1999.

    - Among the protease inhibitors, Crixivan(R) (indinavir) continued to experience a slight market share decline to 1.9 percent, while Norvir(R) (ritonavir) dropped to a 0.8 percent market share.

    - The hot topic in antiviral medications for the 1999-2000 winter season was the release of two new flu drugs, Tamiflu(R) (oseltamivir oral tablets) and Relenza(R) (zanamivir powder for inhalation). Both medications block an enzyme that keeps influenza viruses from reproducing and infecting new cells. Now indicated for treatment of flu symptoms within 48 hours of onset, Tamiflu(R) and Relenza(R) may be approved for the prevention of influenza as well by next flu season.

    - In the battle against AIDS, a protease inhibitor called Agenerase(R) (amprenavir) was given accelerated approval by the FDA and marketed in the United States during 1999. A soft


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
         capsule form of the protease inhibitor, Norvir(R) (ritonavir), was approved in July for twice daily dosing and Videx(R) (didanosine), an NRTI, received approval for once-daily dosing in October 1999. A warning has been added to labeling for the NRTI Ziagen(R) (abacavir) to caution about fatal hypersensitivity reactions that have been associated with its use. In addition, a new film-coated tablet dosage form and a new twice daily dosing schedule have been approved for the protease inhibitor, Viracept(R) (nelfinavir).

    - In October 1999, RotaShield(R) (rotavirus vaccine) was taken off the market by the manufacturer due to reports that the vaccine caused bowel obstruction in some of the infants who had received it.


FUTURE TRENDS

    - Guidelines for the treatment of AIDS in children -- first proposed in 1993 -- were revised by the Working Group on Antiretroviral Therapy and Medical Management of HIV-infected Children. Released in January 2000, the new guidelines recommend that antiretroviral therapy should be started for children younger than 1 year old as soon as they are diagnosed and for children of any age as soon as symptoms appear. HIV-positive children who are older than a year and who do not exhibit symptoms of AIDS should either be given drug therapy or be monitored for symptoms. Triple therapy with two NRTIs and one protease inhibitor appears to be most effective.

    - In November 1999 an FDA committee recommended against accelerated approval for Preveon(R) (adefovir), the first agent in a new class called nucleotide analogs, for the treatment of HIV infection. Clinical trials and an expanded access program in the United States were stopped for the seemingly promising drug after researchers noted both kidney and liver problems among the study participants. Adefovir is still under investigation, however, in this country for the treatment of Hepatitis B (HVB) and in Europe for several indications. A similar, but more potent, chemical called tenofovir disoproxil fumarate or PMPA began Phase III clinical trials for AIDS in late 1999.

    - Coactinon(R) (emivirine, formerly called MKC-442) is currently in Phase II and Phase III trials in the United States, Africa and Europe. A NRTI that acts more like a NNRTI, Coactinon(R) will be used in combination with other AIDS medications. Coviracil(R) (emtricitabine or FTC), another NRTI that was in advanced trials for HIV and in Phase II trials for HVB, has been placed on "clinical hold" by the FDA after more than the expected number of trial participants developed liver problems.

    - Another group of compounds currently under investigation for AIDS affects HIV in a way that is different from other classes of drugs. These drugs, called fusion inhibitors, keep HIV cells from attaching or "fusing" to host cells. The first one to be tested in humans, T-20 (pentafuside), is in Phase II trials; at least four others are in Phase I or Phase II. A potential disadvantage of fusion inhibitors is that they must be injected or infused because they are degraded by stomach acid.

    - A vaccine for the virus group that causes AIDS is still elusive. The agents most advanced in studies are AIDSVax(R), a glycoprotein obtained from HIV coats, and Remune(R), a specially treated form of inactivated HIV that is to be injected four times a year. A mixture of the glycoproteins, gp41 and gp120 also shows promise in earlier phases of study.


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
    - An experimental agent that could be effective treatment for the common cold is pleconaril, previously called VP 63843. Intended for oral use, pleconaril has shown enough effectiveness against viral meningitis to be available through a compassionate use program while Phase III trials for meningitis continue in the United States. Pleconaril is also being studied in Phase II trials to treat severe respiratory infections in high-risk patients, although more recent results from trials in both indications have been disappointing.

    - Peg-Intron(R) (pegylated interferon alfa 2b) was filed late in 1999 for FDA approval and Pegasys(R) (peginterferon alfa-2a) is in late stages of clinical trials. Both are long-acting interferons that can be injected fewer times a week for the treatment of chronic hepatitis C.

    - Twinrix(R) (inactivated hepatitis A and recombinant DNA hepatitis B vaccine), the first single agent to combine the two vaccines, is in Phase III clinical trials in the United States. This vaccine has been approved for both adults and children in the European Community since 1996.

    - Ampligen(R) is a second-generation interferon that appears to have broad activity against many different types of viruses. Available in Canada under a compassionate use program for the treatment of Chronic Fatigue Syndrome, Ampligen(R) is in several U.S. clinical trials -- Phase III for Chronic Fatigue Syndrome and Phase II for HVB and HIV.

    - A whole new area of research for people with damaged immune systems centers on agents to restore the immune function. Thymic peptides, natural and synthetic compounds that mimic normal thymus activity, have been studied most. For over 30 years, the thymus gland has been known to be the center for T-cell production and regulation. T-cells are specialized blood cells that ordinarily fight infections. Viruses invade and destroy T-cells, so the body's natural defenses are weakened. The first commercially available thymic peptide, Zadaxin(R) (thymosin alpha 1 or thymalfasin), has been approved in several Asian, Middle Eastern and South American countries for HVB and HVC. In the United States, Zadaxin(R) is in Phase III clinical trials for HVC.

    - Some interesting preliminary research shows that fatty acids destroy the coatings that surround infective organisms -- particularly viruses. Oral forms of one fatty acid known as monolaurin are still in early stages of research, but a topical form called Glylorin(R) has been granted FDA approval for orphan status in the treatment of a relatively rare skin condition called congenital primary ichthyosis.

                                 WOMEN'S HEALTH

Health concerns specific to women include the prevention of pregnancy, the reversal of infertility, and the replacement of female hormones after menopause. An increasingly important problem in an aging population is the prevention and treatment of osteoporosis -- more common in women than in men.


ORAL CONTRACEPTIVES

Methods for contraception have begun to evolve as more women seek different options for protection from untimely pregnancies. The "Pill" is still the most popular form of birth control, but newer delivery systems under investigation include a transdermal patch, a monthly estrogen-progestin injection, a long-term progestin implant similar to Norplant(R) (levonorgestrel implant) and even a once-a-day topical gel formulation combining estradiol and levonorgestrel.


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
FIGURE A21: THERAPY CLASS DRUG MARKET SHARE TREND
                               ORAL CONTRACEPTIVES
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                         ORAL CONTRACEPTIVES LINE CHART]





    - PMPY costs for oral contraceptives grew 13.7 percent between 1998 and 1999. This growth rate is equally attributable to growing use and rising average per prescription costs.

    - Even though many are available generically, overall use of the estrogen-progestin combinations that were the most popular over the last decade is declining. The Ortho-Novum(R) product line, for example, continued its market share decline, dropping from 17.3 percent in 1997 to 14.9 percent in 1998 then to 12.2 percent in 1999. Market share for generic versions of the most popular branded combinations increased only slightly, despite lower cost. Low, but sustained growth, has been seen with some newer products and formulations. Most notably, Ortho Tri-Cyclen(R) (ethinyl estradiol and norgestimate) increased its market share from 12.2 percent in 1998 to 16.8 percent in 1999. The manufacturer of Ortho Tri-Cyclen(R) is heavily marketing this product, promoting its acne indication to young women.

    - Plan B(R), an emergency contraceptive pill that contains only a progesterone (levonorgestrel), was approved in July and launched in the fourth quarter of 1999.


FUTURE TRENDS

    - Tri-Norinyl(R) (ethinyl estradiol and norethindrone) will go off patent in 2001.

    - Lunelle(R) (estradiol cypionate and medroxyprogesterone acetate), a new contraceptive to be given as a monthly injection, has completed Phase III clinical trials in the United States and is awaiting FDA approval. Initially intended for administration only in clinics or physicians' offices, Lunelle(R) is expected to be approved eventually for self-administration at home. Another new dosage form to complete Phase III trials successfully in the United States, Evra(R) (ethinyl estradiol and deacetylnorgestimate), is a transdermal patch made to be worn on the arm, abdomen or buttocks. Evra(R) needs to be changed only once a week.


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
    - Implanon(R) (etonorgestrel) is a single rod-shaped implant that releases a progestin continuously for 24 months, as reported in the results of recent clinical trials. Norplant(R) (levonorgestrel) is also being reformulated so that the newer version, tentatively named Norplant(R) II, will use only one rod instead of the six that are now needed to ensure contraceptive protection for up to five years.

    - After years of uncertainty, mifepristone, also known as RU-486, is closer to being released to the U.S. market for emergency contraception. The FDA is considering aspects of manufacture and distribution before final approval is granted. A progesterone antagonist, mifepristone is intended to be used in combination with misoprostol, a prostaglandin.


ESTROGENS

Hormone replacement therapy (HRT) with estrogen and progesterone not only helps to prevent osteoporosis and to relieve the symptoms associated with menopause but may also reduce the risk of cardiovascular diseases in some postmenopausal women. Troublesome side effects of HRT, however, cause a significant percentage of women to stop therapy.

Most postmenopausal women who receive HRT are prescribed both estrogens and progestin, while others need replacement only for estrogens (ERT). A group of hormones produced primarily by the ovaries, estrogens are responsible for female characteristics.

FIGURE A22: THERAPY CLASS DRUG MARKET SHARE TREND
                                    ESTROGENS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                              ESTROGENS LINE CHART]


    - 1999 PMPY costs for estrogens grew by 15.7 percent, slightly more than the 14.5 percent rise in cost between 1997 and 1998. About two-thirds of this growth rate is attributable to a 10.5 percent increase in the average cost per prescription.

    - Premarin(R) (conjugated estrogens), the best known branded estrogen product, continued its dramatic decline in market share, dropping from
         71.8 percent in 1994 to 47.2 percent in 1998 and sliding even further to 44.6 percent in 1999. In contrast, Prempro(R) (conjugated estrogens


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
         and medroxyprogesterone acetate fixed-dose tablets) grew its market share from 20.7 percent to 22.7 percent between 1998 and 1999. Market share changes for other products in this class were marginal.

    - Branded products that contain several types of estrogen have dominated the market, mainly because bioequivalence cannot be documented for some generics. Generics currently have only a 10.5 percent market share.

    - Two new estrogen/progestin combinations are now being marketed in the United States. FemHRT(R) (ethinyl estradiol and norethindrone) and Ortho Prefest(R) (ethinyl estradiol and norgestimate) are oral alternatives to Prempro(R) and other estrogen-progesterone regimens. A tablet containing both Cenestin(R) (synthetic conjugated estrogens) and a progestin is also under development.

    - New estrogen patches also became available for distribution in the United States during 1999. With five different strengths, Esclim(R) (estradiol transdermal patch) offers the widest range of dosing options among topical estrogen forms. Vivelle-Dot(R) (estradiol transdermal patch), a smaller sized version of Vivelle(R), is more convenient for some women to use.

FUTURE TRENDS

    - Patents for Estraderm(R) (estradiol transdermal patch), the "grandmother" of estrogen patches, will expire in 2001. Generic estradiol transdermal patches are already available on the U.S. market but not in all strengths.

    - Lower doses and different formulations of Premarin(R), Prempro(R) and Premphase(R) (conjugated estrogens and medroxyprogesterone acetate phased-dose tablets) are expected to be submitted for FDA approval in 2000. The new combinations will address the concern that a higher risk of breast cancer may be associated with long-term use of HRT.

    - Ongoing research suggests that estrogen replacement not only has a protective effect against colorectal cancer, it may be effective against Alzheimer's disease as well. Premarin(R) is now in Phase III clinical trials for Alzheimer's.


MISCELLANEOUS ENDOCRINES

Drugs in this class treat a number of conditions that result from deficiencies in hormones normally produced by the endocrine system. Treatments for nocturnal enuresis (bedwetting), infertility and growth hormone deficiency all fall into this diverse group.

The top three endocrine drugs are all different in activity, but they all prevent or treat osteoporosis. Fosamax(R) (alendronate) is a bisphosphonate, a relatively new class of drugs which inhibit bone resorption. Evista(R) (raloxifene) is a selective estrogen receptor modulator (SERM). Drugs of this type protect bone mass in the same general ways that HRT does but they do not increase the chance of breast or endometrial cancers like estrogens do. The third drug for osteoporosis is Miacalcin(R) (calcitonin-salmon), which is marketed as both an injection and a nasal spray. Miacalcin(R) is usually reserved for women who cannot take estrogens.


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
               FIGURE A23: THERAPY CLASS DRUG MARKET SHARE TREND
                            MISCELLANEOUS ENDOCRINES

  [THERAPY CLASS DRUG MARKET SHARE TREND MISCELLANEOUS ENDOCRINES LINE GRAPH]


    -    PMPY expenditures for miscellaneous endocrines rose by a substantial
         31.4 percent. This increase is due totally to increased utilization because average per prescription costs actually declined by 1.3 percent.

    - In 1999 Fosamax(R) received a new indication for the treatment of osteoporosis that is caused by taking steroid drugs. A much-publicized study released in November 1999 reported that a large weekly dose of Fosamax(R) was as effective in the treatment of osteoporosis as the currently recommended dose of 10mg once a day. Whether GI side effects are inordinately increased with the larger dose remains to be seen.

    -    Evista(R)'s market share grew dramatically from 15 percent in 1998 to
         26.9 percent in 1999, while the market share for Fosamax(R) declined from 47.9 percent in 1998 to 43.1 percent in 1999.

 FUTURE TRENDS

    - In April 2000 Actonel(R) (risendronate), a bisphosphonate already approved for Paget's disease, received additional indications for prevention and treatment of osteoporosis. It will compete directly with Fosamax(R).

    - Several new therapies are currently under investigation for prevention and/or treatment of osteoporosis. Already in clinical trials are several SERMs as well as oral and inhaled forms of calcitonin.

    - An injectable version of human parathyroid hormone -- called ALX1-11 -- is in Phase III trials for osteoporosis. While currently available medications merely stop the progression of bone loss in osteoporosis, ALX1-11 is the first in a class of drugs that potentially can reverse osteoporosis.


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
                                 DERMATOLOGICALS

The medications used to treat skin conditions come in an assortment of topical formulations including creams, gels, lotions, ointments, powders and solutions. A few, such as some antifungal medications and Accutane(R) (isotretinoin), a medication for severe acne in males, are available in oral forms. Dermatological medications treat all sorts of conditions that affect the skin surface. Many dermatological preparations, especially antibiotics and antifungals, are available without prescription, and many are also generic.


               FIGURE A24: THERAPY CLASS DRUG MARKET SHARE TREND
                                 DERMATOLOGICALS

                     [THERAPY CLASS DRUG MARKET SHARE TREND
                           DERMATOLOGICALS LINE CHART]


    - Between 1998 and 1999, the PMPY cost of the class grew by 14.6 percent to $11.79. The entire increase was due to higher costs per prescription since no growth in utilization occurred.

    - Continuing a pattern seen throughout the 1990s, the market share for generics continued to rise -- reaching 30.4 percent in 1999.

    - Levulan(R) (aminolevulinic acid) Kerastik(R) was approved in December 1999 for the treatment of actinic keratoses -- a type of skin lesion that could develop into cancer. Using a unique new photodynamic therapy, the active drug is applied in liquid form directly to skin lesions, where it is absorbed into abnormal cells making them sensitive to light. Fourteen to 18 hours later, the areas are exposed to a specific kind of light that disrupts the cell membranes of treated cells but does not damage normal cells.

    - The gel form of Loprox(R) (ciclopirox 0.77%) has been approved for superficial fungal infections and for seborrhea. Patent approval for Loprox(R) gel expires in July 2000. Loprox(R) cream and lotion are already off patent, but a completely new dosage form has been approved. Penlac(R), a colorless nail polish containing ciclopirox, is indicated for the topical treatment of fingernail and toenail fungus.


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
    - Nizoral(R) A-D (ketoconazole 1%) has become the first OTC shampoo marketed for fungal dandruff. Oral and lotion forms of Nizoral(R) are still prescription-only, as is a 2% shampoo. The patent for Nizoral(R) tablets expired in 1999 and a generic is available. A topical mousse form of ketoconazole is in development.

    - Aldara(R) (imiquimod 5% cream) is being used for common and plantar warts even though it is approved only for genital warts. High oral doses of Tagamet(R) (cimetidine) are also being used off label for the treatment of warts in both adults and children. Adult doses in the range of 1200mg to 2400mg a day for three months or longer are needed to see improvement. Unlike other wart treatments that are applied externally to disintegrate warty tissue, Aldara(R) and cimetidine are used internally to enhance immune system function.

FUTURE TRENDS

    - Novel topical dosage forms continue to be a big focus of investigation. In an effort to more precisely deliver medications to target areas, researchers are also discovering delivery systems that are less irritating and longer acting than conventional topical dosage forms. One experimental technique incorporates medications into polymers that apply like gels but then dry to form clear, water-resistant reservoirs that release active drugs. Photodynamic procedures are being expanded for use in diagnosis. When exposed to the right wavelengths of light, for example, specially treated cancer cells have been made to fluoresce -- pinpointing the location of main tumors and metastases.

    - The patent on a widely-used combination steroid and antifungal cream, Lotrisone(R) (betamethasone dipropionate 0.05% and clotrimazole 1%) will expire fourth quarter 2000. The ointment formulation of Diprolene(R) (augmented betamethasone dipropionate 0.05% ointment) is already off patent. Diprolene(R) cream, gel and lotion will be losing patent protection between 2000 and 2007, depending on the indication. Another popular steroid Elocon(R) (mometasone fumarate 0.1% cream, lotion and ointment), begins to go generic in 2001.

    - A topical NSAID, diclofenac gel, is widely available in other countries for the pain associated with arthritis as well as for the topical treatment of actinic keratoses. Although it is being compounded at local pharmacies, diclofenac gel is still not available commercially in the United States. Pennsaid(R), a diclofenac lotion, is finishing clinical trials and it will be submitted for FDA review in 2000. Topical forms of NSAIDs provide localized relief without the systemic side effects -- particularly GI upset -- that accompany the oral use of NSAIDs.

    - OLUX(R) ViaFoam(R), a mousse formulation of the high-potency steroid, clobetasol propionate 0.05%, has been filed for FDA approval in treating severe scalp conditions. Other topical forms of clobetasol are available generically.

    - An NDA for tacrolimus ointment to be used in the treatment of eczema was submitted to the FDA in September 1999. The ointment is marketed under the trade name Protopic(R) in Japan, but the U.S. product may have a different brand name.

    - In March 2000 an oral inhibitor of collagen synthesis, halofuginone, was given orphan status for the treatment of scleroderma.


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
                                  ANTIDIABETICS

Diabetes is really a set of conditions characterized by the inability to metabolize carbohydrates or "sugars" normally. Untreated diabetes is a major cause of blindness, kidney disease and nerve damage. The best way to prevent or postpone long-term complications from diabetes is to keep blood glucose levels as close to the normal range of 64mg/dL to 112mg/dL as possible.

The most prevalent forms of diabetes are diabetes mellitus Types 1 and 2. People with Type 2 diabetes either do not produce enough of their own "endogenous" insulin to counterbalance the carbohydrates in foods that they eat or they have a resistance to the effects of the insulin that their bodies do produce. Oral antidiabetes drugs, manufactured "exogenous" insulin or a combination of both can be used to treat Type 2 diabetes. Exogenous insulin, however, is essential for people with Type 1 diabetes because they do not make endogenous insulin at all. People with Type 1 diabetes depend on two kinds of exogenous insulin -- one that acts rapidly to control blood sugar changes caused by meals and exercise, and a long-acting insulin to maintain baseline blood glucose levels. The goal is to keep blood sugar from becoming dangerously high or low.

While research has lead to the development of improved formulations and dosage forms of insulin, the range of oral antidiabetic medications is also expanding. In addition, new products are currently being studied to treat the long-term complications of diabetes. For instance, Pimagedine(R) (amino-quanidine hydrochloride), a product nearing FDA approval, preserves kidney function in patients with kidney damage.

    - PMPY costs for antidiabetic drugs, both oral and insulins, rose 22.2 percent in 1999 to $14.82. Utilization growth and average cost per prescription increases accounted for about equal proportions of these increases.


ORAL HYPOGLYCEMICS

People with Type 2 diabetes do not always have to take insulin. Often, they can use oral medication with or without supplemental insulin to help use their endogenous insulin more effectively. Beginning in the 1950s, the sulfonylurea class of drugs offered an oral alternative to injected insulin. A second generation of better acting, more refined sulfonylureas came to market during the 1980s. Nearly all of those products are now available in generic forms.

At least four new classes of oral antidiabetic agents have been introduced in the United States during the past few years. Each class works differently. For example, an alpha-glucosidase inhibitor, Precose(R) (acarbose), delays carbohydrate absorption. Biguanides increase the usefulness of naturally produced insulin and also reduce glucose production. Glucophage(R) (metformin) is the only biguanide currently marketed in the United States. Prandin(R) (repaglinide) is a meglitinide; it promotes endogenous insulin production. Thiazolidinediones or "glitazones" increase insulin sensitivity. Oral antidiabetic medications are often used in combination with one another or with insulin.


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FIGURE A25: THERAPY CLASS DRUG MARKET SHARE TREND
                               ORAL HYPOGLYCEMICS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                         ORAL HYPOGLYCEMICS LINE CHART]


    - As second generation oral sulfonylurea medications become available generically, the original brand name products are declining in use. One exception is Glucotrol(R) XL (glipizide sustained-release), which is not available generically. The use of Glucotrol(R) XL increased from 11 percent to 11.2 percent between 1998 and 1999.

    - While the market shares for Precose(R) and Prandin(R) remain at about 1 percent each, Glucophage(R)'s market share continued to rise from 18.8 percent in 1997 to 21.5 percent in 1998 then to 25.5 percent in 1999.

    - Amid concerns about liver toxicity associated with the use of the earliest "glitazone", Rezulin(R) (troglitazone), it was removed from the U.S. market in March 2000.

    - Two new "glitazones" were introduced to the U.S. market during 1999. Avandia(R) (rosiglitazone) was approved in May, and Actos(R) (pioglitazone) received FDA approval in July. Although liver function testing is recommended for patients taking either Avandia(R) or Actos(R), neither drug has yet produced the same types of liver damage that Rezulin(R) has caused. Avandia(R) and Actos(R) achieved 1999 market shares of 1.1 percent and 0.4 percent, respectively.

    - In August 1999 the company that was experimenting with Alond(R) (zopolrestat), an aldose reductase inhibitor, decided not to continue clinical investigation for the treatment of peripheral diabetic neuropathy. Trials are continuing for the effectiveness of zopolrestat in treating kidney and heart damage caused by diabetes.


FUTURE TRENDS

    - Starlix(R) (nateglinide 1) is an insulin secretagogue, another new class of oral medications that stimulate the pancreas to produce more insulin. In December 1999 an NDA was submitted for its review, and the FDA may have a decision on Starlix(R) by mid-2000. Derived from an amino acid (phenylalanine), Starlix(R) has a mechanism of action different from other oral antidiabetic


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
         medications. With both a fast onset and a short duration of action, it can be taken close to mealtimes -- making it more convenient for patients to use.

    - Glucophage(R) was scheduled to go off patent early in 2000, but a six-month extension was granted because clinical trials for pediatric indications are being conducted. In other efforts to prolong its profitability, the company that makes Glucophage(R) has filed not only for a new controlled-release dosage form -- to be called Glucophage(R) XR, but also for a new combination tablet, Glucovance(R), containing both metformin and glyburide, which is one of the sulfonylureas.

    - Voglibose, an alpha glucosidase inhibitor, is in Phase III clinical trials in the U.S. Under the brand name Basen(R), voglibose has been approved in Japan since 1994.


INSULINS

People who have Type 1 diabetes mellitus require the injection of exogenous insulin because they do not make insulin naturally. The earliest exogenous insulins were obtained from beef or pork tissues, but recombinant DNA (rDNA) technology changed insulin production completely. Semi-synthetic rDNA insulins more closely match the insulin naturally produced by humans. Today insulin is available in many different formulations -- some act quickly but for short lengths of time; others are slow in onset but long lasting. Insulins currently on the market require injection.


FIGURE A26: THERAPY CLASS DRUG MARKET SHARE TREND
                                    INSULINS
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                              INSULINS LINE CHART]


    - Partly due to unsubstantiated fears that Mad Cow Disease may be transmitted through beef insulin, the manufacturer no longer makes Iletin(R) I. Although beef insulin may be imported for personal use, importation involves cumbersome paperwork. Purified insulins derived from pork are still available for people who prefer an animal product to the recombinant DNA insulins.


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
FUTURE TRENDS

    -    Humulin(R) (rDNA human insulin) is losing patent protection this year.

    - In April 2000 the FDA approved Lantus(R) (insulin glargine), a new recombinant human insulin product for treatment of type 1 and type 2 diabetes. Lantus(R) is injected once daily at bedtime to release a relatively constant level of insulin over 24 hours. Its slower, more prolonged absorption is less likely to produce pronounced high or low blood-glucose levels than is NPH insulin.

    - On the other end of the insulin activity spectrum is insulin aspart, a very rapid-acting insulin designed to be effective even when taken at mealtime. Insulin aspart has been approved in Europe as NovoRapid(R); in the United States it will probably be called Novolog(R) after FDA approval.

    - New mixtures of insulin types that can be taken with only one injection are appearing, as well. Mixtures like Humulin(R) 70/30 (70 percent human insulin isophane suspension and 30 percent human insulin injection [rDNA origin]) have been available for several years. They will now be joined by combinations that contain a rapid-acting insulin. Humalog(R) Mix 75/25(R) (75 percent human lispro protamine suspension and 25 percent insulin lispro injection [rDNA origin]) is the first new combination insulin to be approved by the FDA.

    - Oral forms of insulin continue to be tested. One form in clinical trials would be dissolved in the mouth to enter the bloodstream directly through the cheek lining. Oralin(R), a liquid insulin administered through an inhaler similar to the ones used for asthma medications, is in Phase II and Phase III trials in Canada. Liquid insulin particles must be exactly the right size or they will not reach lung tissues where they are absorbed. Another investigational method of delivering insulin orally uses a mechanical device to spray dry powdered insulin called Exubera(R) into the lungs. Exubera(R) may be marketed in the United States as early as 2001. A transdermal insulin patch is in very early stages of development.

                                   ANTICANCER

Although over 100 distinctly different diseases are all classified as cancers, they can be grouped into four general types. Most frequently diagnosed are carcinomas, tumors that begin in the surface layers of the body's organs or cavities. Common sites of carcinomas include the lungs, breast, colon and prostate. Leukemias are cancers of the blood. In leukemias, white blood cells multiply uncontrollably, interfering with normal blood production and function. A similar problem occurs with lymphomas -- specialized white blood cells called lymphocytes are overproduced, displacing normal cells and spreading through the lymphatic system. The fourth major type of cancer, sarcoma, is relatively rare. Sarcomas originate in connective tissues like muscles or bones. Any type of cancer can spread -- or metastasize -- to other parts of the body.

The exact cause of cancer is not usually known. Some cancers do have clear links to environmental factors -- such as lung cancers in people who smoke cigarettes. Genetic predisposition appears to be involved in other cancers. Daughters of a man who has colon cancer, for instance, are more likely than other women to develop cancers of the breast.

Early detection of cancer offers the best chance of survival. Treatment usually involves surgery to remove solid tumor tissue, followed by radiation and drugs (chemotherapy) to kill any remaining cancer cells. Often, more than one drug is used at the same time, and cancer medications are frequently used off-label to treat forms of cancer for which they are not specifically indicated. The ongoing discovery of cancer's genetic markers is leading not only to new treatments, but also to new diagnostic procedures that can identify cancers before they spread.

In the past, medications -- especially those for the various types of cancer -- were developed according to the shape of chemical receptors in the body. More recently research has focused on the interruption of functions that are essential for cancer cell replication. A prime example is the use of monoclonal antibodies designated as "MAb" or as the suffix "-mab" in generic drug names. Antibodies are extremely specific -- each type inhibits one particular antigen so only one exact type of tissue is affected. Once activated, antibodies prevent recurrence of the cells they are programmed to fight.

Another promising area of anticancer research is the development of angiogenesis inhibitors, which prevent tumors from developing new blood vessels. Other studies center on antisense compounds, which keep cancer cells from forming proteins they need to grow. Anticancer vaccines are also beginning to be used. Unlike traditional vaccines that prevent specific diseases, cancer vaccines are for people who already have cancer. In general, cancer vaccines are derived from tumor cells taken from an individual patient, changed to make them invoke that patient's immune system then re-introduced into the patient's body. An immune response similar to that seen in organ transplant rejection causes the body to reject the cancer cells.

Since they are much more targeted to cancer cells, emerging therapies promise to produce fewer and milder side effects than older classes of anticancer drugs. In addition, many of the new medications are available in oral formulations. As a result, patients who used to be hospitalized for intravenous therapy or for the major systemic side effects associated with earlier anticancer chemotherapy will now be able to receive effective treatment at home.


FIGURE A27: THERAPY CLASS DRUG MARKET SHARE TREND
                                   ANTICANCER
                     [THERAPY CLASS DRUG MARKET SHARE TREND
                             ANTICANCER LINE CHART]

    - The use of some expensive injectable anticancer agents and injectable adjuvant therapies (e.g., granulocyte stimulating factors) is growing. The costs of these drugs generally are reflected in the medical portion of the health care budget.

    - Approved in February 1999, Ontak(R) (denileukin diftitox) is composed of diphtheria toxin pieces that are joined genetically to Interleukin-2, an immune modulator that promotes the production of cells to fight infection. Ontak(R) is approved to treat a type of lymphoma that persists or recurs after treatment with other anticancer agents.

    - After being granted orphan approval in September, Ellence(R) (epirubicin injection) was fully FDA approved in December 1999 for the adjuvant treatment of early node-positive breast cancer.

    - Temodar(R) (temozolomide capsules) was launched in fourth quarter 1999 for the treatment of refractory anaplastic astrocytoma, a type of brain tumor.

    - In November 1999, the FDA approved Aromasin(R) (exemestane tablets) which permanently inhibits a specific enzyme. Used in oral form, Aromasin(R) is indicated for postmenopausal women with advanced breast cancers that have not responded to other therapy.

    - Previously approved only for breast cancer, Taxotere(R) (docitaxel) received an additional indication for non-small cell lung cancer in December 1999.

    - An oral form of Targretin(R) (bexarotene capsules) was approved in December 1999 for one type of lymphoma. Approval of a topical gel form for cancerous skin lesions was pending under a six-month priority review filed in December of 1999.

    - A number of investigational cancer agents have been designated as orphan products by the FDA. Orphan approval is granted as an incentive to pharmaceutical manufacturers so they will develop drugs for rare diseases. A medication may have more than one orphan indication or it may have full approval for certain conditions and orphan status in others. Drugs that received orphan designations for cancer during 1999 include Hepacid(R) (pegylated arginine deiminase) for a type of liver cancer, Melanocid(R) (pegylated arginine deiminase) for invasive malignant melanoma; Nipent(R) (pentostatin) for certain lymphomas and Theragyn(R) (Murine MAb to polymorphic epithelial mucin, human milk fat globule 1) for adjuvant treatment of ovarian cancer.


FUTURE TRENDS

    - In April 1999 M-Vax(R), a vaccine for a kind of skin tumor called malignant melanoma, received approval for orphan status from the FDA. A second melanoma vaccine, Melacine(R) (melanoma therapeutic vaccine) has been approved fully in Canada. O-Vax(R) for late-stage ovarian cancers and possible vaccines for breast, colon, lung and prostate cancers are in various early phases of development.

    - An application for FDA approval was filed in the summer of 1999 for Bexxar(R) (tositumomab, iodine I 131 tositumomab), which combines a radioactive isotope of iodine with a monoclonal antibody. Additional data were requested before the FDA takes action on the application.

- Viadur(R), an implantable form of leuprolide acetate, was approved for the treatment of prostate cancer in March 2000. One Viadur(R) implant per year can replace the daily or monthly injections that some prostate cancer patients currently must take.

- An application for arsenic trioxide as treatment for an acute type of leukemia was put on fast-track approval mode by the FDA after being filed in March 2000.

- Novantrone(R) (mitoxantrone for injection concentrate), previously indicated for Multiple Sclerosis (MS) patients, was also approved in March 2000 for the alleviation of pain associated with advanced prostate cancer.

- Early in 2000, the FDA gave both orphan approval and priority status to Mylotarg(R) (gemtuzamab zogamicin) for the treatment of relapsed adult acute myeloid leukemia. A unique combination of a synthesized antibody and a chemotherapeutic agent, Mylotarg(R) is specifically targeted at an antigen released by leukemia cells.

- Extensive lawsuits are delaying the introduction of generic Taxol(R) (paclitaxel). Widely used to treat both ovarian cancers and Kaposi's Sarcoma, a complication of AIDS, Taxol(R) has several original patents with different expiration dates.

- Zometa(R) (zoledronic acid for injection), a bisphosphonate, is in accelerated review for the treatment of hypercalcemia -- high levels of calcium in the blood. Hypercalcemia is a metastatic bone complication of some cancers.

- Marimastat, the oral angiogenesis inhibitor closest to general marketing in the United States, has been involved in at least eight Phase III trials around the world for the past 12 years. Despite disappointing results from some of the studies, marimastat and similar chemicals still show promise in treating a wide range of solid tumor-type cancers. They inhibit enzymes called matrix metalloproteinases (MMPs), which may break down the body's own natural immunity allowing cancers to grow and spread. MMPs may also be involved in the development of new blood vessels that feed tumors.

- Rubitecan (9-nitrocamptothecin [9NC] for oral administration) is a topoisomerase I inhibitor that is in Phase III clinical trials for pancreatic cancer and Phase II trials for a number of other cancers. Under its former designation, RF 2000, rubitecan already has orphan approval for cancer of the pancreas. An inhaled dosage form is also being developed.

- Other research involves a composite of DNA with antigens and lipids. Injected directly into tumor tissue, these compounds -- sometimes called vectins -- work locally on tumor cells but not on normal cells. The most advanced product in the class, Allovectin-7(R) (HLA-B7/Beta2M DNA Lipid DMRIE/DOPE Complex), was designated as an orphan drug for the treatment of metastatic melanoma by the FDA in October 1999.

                                  [BLANK PAGE]

                                Drug Utilization
                                    and Cost
                                 by Sex and Age

                                   APPENDIX B

                    DRUG UTILIZATION AND COST BY SEX AND AGE

The number, type and cost of prescription drugs differ by the sex and age of members in a given population. Appendix B of the Drug Trend Report details drug utilization and cost as they vary by sex and age. The first section of Appendix B discusses the most frequently used therapy classes; the second section examines overall utilization and cost; and the third section details drug utilization by therapy class for male and female members of varying age groups.

METHODS

Systematic sampling was used to select a representative subset of pharmaceutical claims from the same database that has been used elsewhere in the Drug Trend Report. Using this method, every 60th claim was selected from the Express Scripts Drug Trend database. This resulted in a total of 1,380,069 pharmacy claims with each claim representing a prescription filled between Jan. 1, 1999 and Dec. 31, 1999. Claims for prescriptions processed through the mail pharmacy service were converted to 30-day network equivalents. Each claim included information on the member's sex and age, the drug dispensed, the date the prescription was filled and the days supply of medication the member received. Drug utilization and cost were then compared between females and males, and among members of various age groups.

MOST FREQUENTLY USED THERAPY CLASSES BY SEX AND AGE

TABLE B1: MOST FREQUENTLY USED THERAPY CLASSES BY SEX

                   FEMALES                                               MALES

RANK   THERAPY CLASS          PERCENT OF          RANK     THERAPY CLASS            PERCENT OF
                             PRESCRIPTIONS                                         PRESCRIPTIONS

 1     Estrogens                   8.1              1      Antihypertensives           9.1
 2     Antidepressants             6.3              2      Antihyperlipidemics         6.0
 3     Oral Contraceptives         5.6              3      Antidiabetics               5.0
 4     Antihypertensives           4.5              4      Narcotic Analgesics         4.7
 5     Narcotic Analgesics         4.3              5      Ulcer/Gastrointestinal      4.4
 6     Cough/Cold                  4.3              6      Cough/Cold                  4.4
 7     Antirheumatics/NSAIDs       3.7              7      Antiasthmatics              4.2
 8     Ulcer/Gastrointestinal      3.6              8      Antidepressants             4.2
 9     Thyroid                     3.5              9      Penicillins                 4.2
 10    Penicillins                 3.3              10     Calcium Blockers            4.0


Table B1 shows the 10 most frequently used therapy classes for females and males, along with the percentage of prescriptions filled for drugs in each class by each sex. As this table shows, the use of prescription drugs differed between women and men.

Estrogens ranked highest among the most frequently used therapy classes by female members. Used primarily by women to replace hormones lost with menopause and to decrease the risk of osteoporosis, estrogens accounted for 8.1 percent of all prescriptions filled among members of this sex. Other therapy classes used more frequently, and in some cases exclusively, by females included oral contraceptives, antirheumatics/NSAIDs and thyroid medications. NSAIDs are often used to treat arthritis and the pain associated with osteoporosis, conditions that have a higher rate of prevalence among women(1,2). Thyroid disease also occurs more commonly in women, particularly among the elderly.(3)

The antidepressant class was ranked second for female members, although it was the eighth most-frequently used therapy class among males. This may be because women are twice as likely to be affected by depression as men are, particularly during adolescence and the reproductive years.(4) There is also some evidence that doctors are more likely to prescribe psychotropic medications like antidepressants to women, even when factors such as morbidity, age and use of other medications are controlled.(5)

Antihypertensives, antihyperlipidemics and antidiabetics are the three therapy classes used most frequently by males. High blood pressure and high cholesterol affect more men than women, especially those men who are less than 55 years of age and who have a family history of heart disease.(6,7) Both of these conditions can increase the risk for developing diabetes. However, statistics indicate that diabetes affects men and women almost equally.(8) Antihypertensives ranked fourth on the list among female members while antihyperlipidemics and, surprisingly, antidiabetics did not make it into the top 10. Calcium channel blockers, which are used to treat a variety of conditions ranging from high blood pressure to migraine headaches, was another therapy class that ranked among the top 10 for male members but not for females.

Other therapy classes that were included in the top 10 list for both females and males included narcotic analgesics, cough/cold, ulcer/gastrointestinal and penicillins. Although appearing on both lists, the rankings for these therapy classes differed slightly between the two groups.





(1) National Institute of Arthritis and Musculoskeletal and Skin Diseases. "Questions and Answers about Arthritis and Rheumatic Disease," www.nih.gov/niams/healthinfo/artrheu.htm#art_d

(2) National Osteoporosis Foundation. "Osteoporosis: Fast Facts," www.nof.org/osteoporosis/stats.htm

(3) Guide to Clinical Preventive Services, Second Edition, Metabolic, Nutritional, and Environmental Disorders; "Screening for Thyroid Disease," cpmcnet.columbia.edu/texts/gcps/gcps0030.html

(4) National Mental Health Association. "Depression in Women," www.nmha.org/infoctr/factsheets/23.cfm

(5) Sayer GP, Britt H. Sex differences in prescribed medications: Another case of discrimination in general practice. Soc Sci Med
         1997;10:1581-7.c

(6) National Institutes of Health. National Heart, Lung, and Blood Institute. National High Blood Pressure Education Program. "The Sixth Report of the Joint National Committee on Prevention, Detection, Evaluation, and Treatment of High Blood Pressure," www.nhlbi.nih.gov/guidelines/hypertension/jnc6.pdf

(7) National Institutes of Health. National Heart, Lung, and Blood Institute. National Cholesterol Education Program. "2nd Report of the Expert Panel on Detection, Evaluation, and Treatment of High Blood Cholesterol in Adults," www.nhlbi.nih.gov/guidelines/cholesterol/atp.txt

(8) National Diabetes Information Clearinghouse. "Diabetes overview," www.niddk.nih.gov/health/diabetes/pubs/dmover/dmover.htm

TABLE B2. Most Frequently Used Therapy Classes by Age

AGE GROUP                      RANK            THERAPY CLASS            PERCENT OF PRESCRIPTIONS

BIRTH TO 9 YEARS                 1             Penicillins                       22.5
                                 2             Cough/Cold                         9.4
                                 3             Antiasthmatics                     9.3
                                 4             Cephalosporins                     8.0
                                 5             Macrolides                         7.3
10 TO 19 YEARS                   1             Dermatologicals                   11.4
                                 2             Penicillins                        8.5
                                 3             Cough/Cold                         7.5
                                 4             Antiasthmatics                     7.3
                                 5             Stimulants/Anti-obesity            7.1
20 TO 29 YEARS                   1             Oral Contraceptives               19.5
                                 2             Cough/Cold                         6.5
                                 3             Narcotic Analgesics                6.3
                                 4             Dermatologicals                    5.4
                                 5             Antidepressants                    5.4
30 TO 39 YEARS                   1             Oral Contraceptives                9.3
                                 2             Antidepressants                    7.8
                                 3             Narcotic Analgesics                7.1
                                 4             Cough/Cold                         6.3
                                 5             Antirheumatics/NSAIDs              4.1
40 TO 49 YEARS                   1             Antidepressants                    7.9
                                 2             Antihypertensives                  6.3
                                 3             Narcotic Analgesics                6.0
                                 4             Estrogens                          5.7
                                 5             Cough/Cold                         4.6
50 TO 59 YEARS                   1             Estrogens                         10.7
                                 2             Antihypertensives                  8.9
                                 3             Antihyperlipidemics                5.9
                                 4             Antidepressants                    5.3
                                 5             Antidiabetics                      4.9
60 TO 69 YEARS                   1             Antihypertensives                 10.3
                                 2             Antihyperlipidemics                7.7
                                 3             Estrogens                          6.3
                                 4             Antidiabetics                      5.8
                                 5             Calcium Blockers                   5.5
70 TO 79 YEARS                   1             Antihypertensives                  9.7
                                 2             Antihyperlipidemics                6.8
                                 3             Diuretics                          5.9
                                 4             Calcium Blockers                   5.9
                                 5             Antidiabetics                      5.1
80 YEARS AND ABOVE               1             Antihypertensives                  8.9
                                 2             Diuretics                          8.2
                                 3             Calcium Blockers                   5.8
                                 4             Ulcer/Gastrointestinals            4.7
                                 5             Beta Blockers                      4.3

TABLE B3. Most Frequently Used Therapy Classes by Sex and Age

                                FEMALES                                       MALES

AGE GROUP                RANK     THERAPY CLASS        PERCENT OF    RANK       THERAPY CLASS         PERCENT OF
                                                      PRESCRIPTIONS                                 PRESCRIPTIONS

BIRTH TO 9 YEARS          1       Penicillins             23.8          1        Penicillins              21.3
                          2       Cough/Cold               9.8          2        Antiasthmatics           10.6
                          3       Cephalosporins           8.4          3        Cough/Cold                9.1
                          4       Antiasthmatics           7.9          4        Cephalosporins            7.6
                          5       Macrolides               7.4          5        Macrolides                7.3
10 TO 19 YEARS            1       Dermatologicals         11.0          1        Dermatologicals          11.8
                          2       Oral Contraceptives      9.9          2        Stimulants/Anti-obesity  11.5
                          3       Penicillins              8.9          3        Antiasthmatics            8.7
                          4       Cough/Cold               7.5          4        Penicillins               8.1
                          5       Antiasthmatics           6.0          5        Cough/Cold                7.4
20 TO 29 YEARS            1       Oral Contraceptives     26.0          1        Cough/Cold                9.0
                          2       Cough/Cold               5.6          2        Narcotic Analgesics       8.8
                          3       Narcotic Analgesics      5.5          3        Dermatologicals           6.8
                          4       Antidepressants          5.4          4        Penicillins               6.1
                          5       Dermatologicals          5.0          5        Antidepressants           5.6
30 TO 39 YEARS            1       Oral Contraceptives     13.6          1        Narcotic Analgesics       8.6
                          2       Antidepressants          8.4          2        Cough/Cold                7.3
                          3       Narcotic Analgesics      6.4          3        Antidepressants           6.4
                          4       Cough/Cold               5.9          4        Antihypertensives         5.5
                          5       Antirheumatics/NSAIDs    3.8          5        Ulcer/Gastrointestinals   5.3
40 TO 49 YEARS            1       Antidepressants          8.9          1        Antihypertensives         9.7
                          2       Estrogens                8.8          2        Narcotic Analgesics       6.8
                          3       Narcotic Analgesics      5.5          3        Antihyperlipidemics       6.4
                          4       Cough/Cold               4.7          4        Antidepressants           5.9
                          5       Antihypertensives        4.4          5        Ulcer/Gastrointestinals   5.6
50 TO 59 YEARS            1       Estrogens               16.8          1        Antihypertensives        13.1
                          2       Antihypertensives        6.5          2        Antihyperlipidemics       9.6
                          3       Antidepressants          6.1          3        Antidiabetics             7.2
                          4       Ulcer/Gastrointestinals  4.2          4        Calcium Blockers          5.6
                          5       Diuretics                4.1          5        Beta Blockers             5.3
60 TO 69 YEARS            1       Estrogens               11.1          1        Antihypertensives        13.4
                          2       Antihypertensives        8.0          2        Antihyperlipidemics       9.8
                          3       Antihyperlipidemics      6.0          3        Antidiabetics             7.7
                          4       Diuretics                5.5          4        Calcium Blockers          6.5
                          5       Calcium Blockers         4.7          5        Beta Blockers             5.7
70 TO 79 YEARS            1       Antihypertensives        8.1          1        Antihypertensives        11.7
                          2       Diuretics                6.3          2        Antihyperlipidemics       7.5
                          3       Antihyperlipidemics      6.2          3        Antidiabetics             6.2
                          4       Calcium Blockers         5.7          4        Calcium Blockers          6.0
                          5       Beta Blockers            4.8          5        Diuretics                 5.5
80 YEARS                  1       Diuretics                8.4          1        Antihypertensives        10.6
AND ABOVE                 2       Antihypertensives        7.8          2        Diuretics                 7.9
                          3       Calcium Blockers         6.2          3        Calcium Blockers          5.2
                          4       Ulcer/Gastrointestinals  4.7          4        Ulcer/Gastrointestinals   4.5
                          5       Opthalmic Products       4.3          5        Beta Blockers             4.5

 Table B2 categorizes the drug use of Express Scripts members by age groupings. For each of the nine age groups, the five most frequently used therapy classes are listed along with the percentage of prescriptions filled for drugs in that class.

 As one might expect, drugs used to treat infections, coughs and colds, and respiratory conditions dominated the list for children from birth through 9 years of age. In fact, the top five therapy classes accounted for more than 50 percent of all the prescriptions filled for children in this age group.

 Although most of these same therapy classes are still widely used by preteens and teenagers, the most commonly used therapy class among 10-19 year olds was the dermatologicals. This is likely to be related to the treatment of acne, which affects about 85 percent of individuals in this age group.(9) One surprising finding is that drugs in the stimulant/anti-obesity class were used almost as often as drugs for cough/colds and respiratory conditions among members aged 10-19 years.

 Table B3, which categorizes drug use by both sex and age, showed that drugs in the stimulant/ anti-obesity class were used with great frequency by males in the 10-19 age group but did not rank among the top five therapy classes for females in any age group. Further analysis showed that methylphenidate HCl (Ritalin(R)) accounted for 7.4 percent of all prescriptions filled for males in this age group, primarily attributed to the treatment of Attention Deficit Hyperactivity Disorder (ADHD). Although some medical professionals and consumers believe stimulant drugs are being overused in children with ADHD, reports suggest that fewer children are treated for ADHD than prevalence rates indicate may actually suffer from it -- specifically in regard to females and children in certain minority groups. One explanation for an increase in the use of stimulant drugs is that ADHD may be diagnosed inappropriately in children who have not fully meet the diagnostic criteria.(10)

 The drugs that were dispensed most commonly among all members in their 20s and 30s were the oral contraceptives. Although not apparent in Table B2, Table B3 shows that oral contraceptives accounted for 9.9 percent of the prescriptions used by females in the 10-19 year age group. Narcotic analgesics, which are used to treat various types of pain, entered the top five therapy classes for the 20-29 age group. For individuals in their 30s, the narcotic analgesics were joined by antirheumatics/NSAIDs -- another class of drugs used for pain.

 Antidepressants were the fifth most frequently used therapy class among members aged 20-29. They leapt to number two in the rankings for members in their 30s, and were the most common therapy class used among members in their 40s. Antidepressants were fourth-ranked among members in their 50s, finally disappearing from the top five for members aged 60 and above.

 Linked to the arrival of menopause, estrogens were used frequently by members aged 40-49 and were the most commonly prescribed therapy class among members in their 50s. Estrogens were ranked third on the list for members aged 60-69 years and disappeared completely from the top five rankings thereafter.



(9) National Institute of Arthritis and Musculoskeletal and Skin Diseases. "Questions and Answers about Acne," www.nih.gov/niams/healthinfo/acne/acne.htm#acne_d

(10) National Institute of Mental Health. "Mental Health: A Report of the Surgeon General on Attention-Deficit/Hyperactivity Disorder," www.nimh.nih.gov/mhsgrpt/chapter3/sec4.html

 The antihypertensive therapy class began to be used extensively among members in their 40s, ranking second to antidepressants in that age stratum. Antihypertensives continued to play an important role throughout the rest of the adult years, ranking as the second most frequently used therapy class among members in their 50s and occupying the top ranking in the remaining age categories. Like the antihypertensives, calcium channel blockers are used to treat high blood pressure. Frequent use of calcium channel blockers occurred later in the lifespan than for antihypertensives, however, and only began to appear among the top five therapy classes for members 60 years of age and older. Frequent use of diuretics and beta blockers, also used in the treatment of high blood pressure, was associated with the older adult years as well.

 Antihyperlipidemics and antidiabetics were frequently used among members in their 50s, 60s, and 70s while ulcer/gastrointestinal drugs were commonly used by those who were 80 years of age and older.


 OVERALL UTILIZATION AND COST BY SEX AND AGE

 Since these analyses are based on a systematic sampling of claims from the Express Scripts Drug Trend database, the underlying sex and age distribution of sample members is unavailable. For that reason, these analyses are for descriptive purposes only and do not provide the reason(s) for relatively high or low utilization by a sex/age category. That is, particularly high or low utilization within a sex/age category could be due to the relative number of members in that category, to the relative usage of drugs per category member or to a combination of both factors.


TABLE B4: Overall Drug Utilization by Sex and Age


                            # OF PRESCRIPTIONS                               % OF PRESCRIPTIONS(11)

 AGE GROUP          FEMALES        MALES          TOTAL           FEMALES       MALES          TOTAL

 Birth-9 years       34,528       40,930         75,458             2.5          3.0            5.5
 10-19 years         42,252       38,444         80,696             3.1          2.8            5.8
 20-29 years         74,431       24,741         99,172             5.4          1.8            7.2
 30-39 years        128,555       58,983        187,538             9.3          4.3           13.6
 40-49 years        189,777      101,337        291,114            13.8          7.3           21.1
 50-59 years        211,871      123,872        335,743            15.4          9.0           24.3
 60-69 years        106,824       81,985        188,809             7.7          5.9           13.7
 70-79 years         48,070       38,394         86,464             3.5          2.8            6.3
 80+ years           21,787       13,288         35,075             1.6          1.0            2.5
 TOTAL              858,095      521,974      1,380,069            62.2         37.8           100.0



(11) Due to rounding error, the sum of the percentage of prescriptions used by males and females within an age group may not exactly equal the total percentage of prescriptions filled by that age group. Likewise, also due to rounding error, the sum of the percentages of prescriptions filled by females or males of each age group may not exactly equal the total percentage of prescriptions filled by that sex.

Table B4 shows the number as well as the percentage of prescriptions for all therapy classes combined that were attributable to females, males and members of each age group.

FIGURE B1 : PERCENT OF PRESCRIPTIONS FILLED BY MEMBERS OF EACH
            SEX AND AGE CATEGORY


              [PERCENT OF PRESCRIPTIONS FILLED BY MEMBERS OF EACH
                         SEX AND AGE CATEGORY BAR CHART]


                    % OF PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years          2.5            3.0
 10-19 years        3.1            2.8
 20-29 years        5.4            1.8
 30-39 years        9.3            4.3
 40-49 years       13.8            7.3
 50-59 years       15.4            9.0
 60-69 years        7.7            5.9
 70-79 years        3.5            2.8
 80+ years          1.6            1.0


There were no significant changes from 1998 to 1999 in the distribution of prescriptions overall as a function of age and sex (Figure B1). Females accounted for more prescriptions than males, with a greater disparity in the proportion of prescriptions attributable to males and females occurring for members aged 20 through 59 years. In 1999, 62.2 percent of all prescriptions were filled for females, although other analyses showed that females made up only 51.2 percent of the population of Express Scripts members. This indicates that females filled more prescriptions per member than males. Both female and male members between 30 and 69 years of age were responsible for the bulk of the more than 1.3 million prescriptions in this sample.

95-percent confidence intervals were calculated for each of the sample percentages shown in Table B4. Confidence intervals are used to estimate how closely values based on a sample represent the population values (in this case, the values that would have resulted if the entire Express Scripts Drug Trend database had been used in these analyses). The 95-percent confidence interval calculations showed that each of the sample percentages is accurate to within plus minus 0.1 percentage points. For example, Table B4 states that females aged 0 to 9 years accounted for 2.5 percent of sample prescriptions. The confidence interval calculation indicates that there is a 95-percent probability that the percentage of prescriptions attributable to females between the ages of birth and 9 years the entire Express Scripts database lies somewhere between 2.4 percent and 2.6 percent.

TABLE B5: Percent of Total AWP, Mean AWP Per Prescription, and Percent Change in Mean AWP Per Prescription by Sex and Age Groups

                      % OF TOTAL AWP(12)              MEAN AWP PER PRESCRIPTION              % CHANGE IN MEAN AWP
                                                                                               FROM 1998 TO 1999

AGE GROUP             FEMALES     MALES    TOTAL    FEMALES       MALES       TOTAL        FEMALES      MALES      TOTAL

Birth-9 years         1.4         1.9       3.3      $26.54        $29.69      $28.25        8.30       11.52      10.13
10-19 years           2.7         3.0       5.7      $41.84        $50.41      $45.93       11.85        5.84       8.65
20-29 years           4.4         1.8       6.2      $37.97        $46.75      $40.16       10.10        8.24       9.60
30-39 years           8.7         4.8      13.6      $43.90        $52.68      $46.66        9.94        6.18       8.67
40-49 years          13.7         8.6      22.3      $46.59        $54.88      $49.48        8.61        6.71       7.95
50-59 years          14.7        10.4      25.1      $44.65        $54.19      $48.17       10.34        5.50       8.44
60-69 years           7.7         6.8      14.5      $46.35        $53.75      $49.57       12.25        6.87       9.77
70-79 years           3.7         3.2       6.8      $49.39        $52.92      $50.95       18.20        9.45      14.04
80+ years             1.5         1.0       2.5      $44.84        $48.97      $46.41       20.25       10.90      16.37
TOTALS               58.5        41.5     100.0      $44.01        $51.30      $46.77       10.96        7.24       9.58




Average Wholesale Price (AWP) was used to reflect ingredient cost in these analyses to ensure comparability across time and for all clients. The percent of AWP costs accounted for by each sex/age group combination is presented in Table B5, together with the mean AWP per prescription for 1999. Table B5 also shows the percent change in mean AWP per prescription from 1998 to 1999 as a function of age and sex. The percentage of total pharmacy costs (percent of total AWP) borne by each of the sex/age group categories in 1999 was similar to that shown in 1998. The majority of costs were attributable to members aged 20-59 years. Females accounted for 62.2 percent of all prescriptions filled by Express Scripts members but only 58.5 percent of costs. This disparity indicates that the mean cost per prescription is less for females than males, a fact that is confirmed by the mean AWP per prescription figures of $44.01 for females and $51.30 for males. Prescriptions for children from birth through age 9 were the least expensive ($28.25 per prescription) and those for adults aged 70-79 years were the most expensive ($50.95 per prescription), a difference of $22.70 per prescription between these age groups.

95-percent confidence interval calculations indicate that there is a 95-percent probability that each of the sample percentages listed under the heading "% of Total AWP" in Table B4 were within (plus/minus) 0.1 percentage points of the corresponding percentage values which would have resulted if the entire Express Scripts Drug Trend database had been analyzed. Likewise, 95-percent confidence interval calculations indicate that for each of the mean AWP values calculated from the sample (Table B5), there is a 95-percent probability that the corresponding mean AWP value in the entire Express Scripts Drug Trend database lies within (plus/minus) $1.51 of the sample mean.


(12) Due to rounding error, the sum of the percentage of AWP attributed to males and females within an age group may not exactly equal the total percentage of AWP attributed to that age group. Likewise, also due to rounding error, the sum of the percentages of AWP attributed to females or males of each age group may not exactly equal the total percentage of AWP attributed to that sex.

FIGURE B2:  MEAN AWP PERCENT CHANGE FROM 1998 TO 1999
            BY  SEX AND AGE


                   [MEAN AWP PERCENT CHANGE FROM 1998 TO 1999
                            BY SEX AND AGE BAR CHART]


          1998-1999 % OF CHANGE

 AGE GROUP          FEMALES        MALES

 0-9 years           8.3          11.5
 10-19 years        11.9           5.8
 20-29 years        10.1           8.2
 30-39 years        10.0           6.2
 40-49 years         8.6           6.7
 50-59 years        10.3           5.5
 60-69 years        12.3           6.9
 70-79 years        18.2           9.5
 80+ years          20.3          10.9


 The mean AWP per prescription overall rose from $42.68 in 1998 to $46.77 in 1999, an increase of 9.58 percent (Table B5). The percent change in mean AWP per prescription from 1998 to 1999 varied as a function of sex and age (Figure
 B2). There was a greater percent change in cost per prescription for females (+10.96 percent) than for males (+7.24 percent), and cost increases impacted elderly members to a greater degree than younger members. The mean AWP per prescription increased 14.04 percent and 16.37 percent for members aged 70-79 years and those 80 years of age and above, respectively.

 As Figure B2 shows, 1998-1999 increases in cost per prescription hit elderly females disproportionately hard. Mean AWP per prescription increased 18.2 percent for women in their 70s, and 20.25 percent for women 80 years of age and older. In contrast, the percent increase for every other sex/age group combination was less than 13 percent. In dollar terms, women 70 years of age and older were paying approximately $7.50 more per prescription in 1999 compared with 1998 on average. The mean dollar increase for each of the other sex/age group strata was on the order of $5 or less per prescription.

UTILIZATION OF EACH THERAPY CLASS BY SEX AND AGE(13)

This section examines the percentage of prescriptions attributed to members of each sex/age grouping for each therapy class.

GASTROINTESTINAL

FIGURE B3: GASTROINTESTINAL DRUGS.

                       [GASTROINTESTINAL DRUGS BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years           0.7           0.7
 10-19 years         1.2           0.9
 20-29 years         2.4           1.8
 30-39 years         7.1           5.8
 40-49 years        14.0          10.5
 50-59 years        16.4          11.8
 60-69 years         9.2           7.2
 70-79 years         4.2           3.3
 80+ years           1.9           1.1


The majority of prescriptions for gastrointestinal drugs were filled by females (57 percent) although males also filled a respectable percentage of prescriptions (43 percent). As might be expected, individuals aged 40-79 years used the bulk of prescriptions in this class. Research suggests that there may still be discrepancies in the way that medical professionals treat Peptic Ulcer Disease (PUD), with specialists being more likely to prescribe eradication therapy for Helicobacter pylori.(14) Current efforts focus on improving existing therapies for PUD. Another important area of development is in the treatment of Irritable Bowel Syndrome (IBS), a condition that affects up to 20 percent of Americans at some time in their lives and that appears to be more prevalent among women.(15)


(13) 95%-confidence interval calculations indicate that for each of the sample percentages (in every therapy class examined), there is a 95% probability that the corresponding percentage value in the entire Express Scripts Drug Trend database lies within (plus/minus) 1.1 percentage points of the sample percentages.

(14) Fendrick AM., et al. Differences between generalist and specialist physicians regarding Helicobacter pylori and peptic ulcer disease. American Journal of Gastroenterology 1996; 91(8):1544-8.

(15) Heitkemper M., et al. Evidence for autonomic nervous system imbalance in women with irritable bowel syndrome. Digestive Diseases & Sciences 1998;43(9):2093-8.

CENTRAL NERVOUS SYSTEM

FIGURE B4: ANTIDEPRESSANTS

                          [ANTIDEPRESSANTS BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years          0.3            0.6
 10-19 years        2.5            2.6
 20-29 years        5.3            1.8
 30-39 years       14.3            4.9
 40-49 years       22.3            7.9
 50-59 years       17.0            6.7
 60-69 years        6.0            2.8
 70-79 years        2.3            1.1
 80+ years          1.1            0.5


More than two-thirds of all prescriptions for antidepressants were used by females, especially women in their middle years. Over 50 percent of all 1999 prescriptions for antidepressants (53.6 percent) were filled by women age 30-59 years. A recent report from the Surgeon General indicates that nearly half of all Americans who suffer from a mental illness, such as depression, fail to seek treatment. Goals for the future include increasing public awareness about mental illnesses and the available treatment options as well as overcoming the stigma of these illnesses. Ongoing research will look at tailoring therapies to individuals based on age, gender, race and culture.(16)


FIGURE B5: ANTIANXIETY AGENTS


                         [ANTIANXIETY AGENTS BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            0.8          1.0
 10-19 years          0.9          0.8
 20-29 years          3.2          1.5
 30-39 years         11.2          4.8
 40-49 years         19.0          8.4
 50-59 years         17.5          8.2
 60-69 years          8.8          4.5
 70-79 years          4.3          2.5
 80+ years            2.0          0.9

(16) "Scientific Revolution" In Mental Health Research And Services Declared In First Surgeon General's Report On Mental Health. HHS News, December 1999. www.nimh.nih.gov/events/prsurgeon.cfm

The distribution of prescriptions for antianxiety agents by sex and age is similar to that shown for antidepressants. Like antidepressants, the majority of antianxiety agents were used by females. Most prescriptions for these agents were dispensed to members age 30-69 years. A number of drugs are now available to treat anxiety disorders and, with proper treatment, many people will experience significant improvement in their symptoms. Behavioral therapies play an important part as well, which is why researchers are looking at the use of combined therapies.(17)

CARDIOVASCULAR

FIGURE B6: ANTIHYPERTENSIVES

                         [ANTIHYPERTENSIVES BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years           0.1           0.4
 10-19 years         0.1           0.5
 20-29 years         0.4           0.6
 30-39 years         2.6           3.7
 40-49 years         9.8          11.3
 50-59 years        15.9          18.8
 60-69 years         9.9          12.7
 70-79 years         4.5           5.2
 80+ years           2.0           1.6



The antihypertensive therapy class was one of only three classes in which males filled more prescriptions than females (54.9 percent versus 45.1 percent). More than three-fourths of all prescriptions in this class (78.3 percent) were filled by members age 40-69 years. The past decade has seen an alarming decrease in the rates of awareness and control of high blood pressure, despite evidence that detection and proper treatment can reduce the number of deaths and disabilities associated with uncontrolled high blood pressure. It is not yet known if medical professionals and consumers have merely become indifferent about the treatment of high blood pressure or if factors such as the cost of therapy have had a significant influence.(18)


(17) National Institute of Mental Health. Anxiety Disorders Research at the National Institute of Mental Health. Fact Sheet.
      www.nimh.nih.gov/publicat/anxresfact.cfm

(18) "Decline in awareness and treatment of high blood pressure could pose a serious public health threat." American Heart Association News Release August 1999.
      www.americanheart.org/Whats_News/AHA_News_Releases/08-19-99_1-comment.html

FIGURE B7: CALCIUM CHANNEL BLOCKERS

                      [CALCIUM CHANNEL BLOCKERS BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            0.0           0.0
 10-19 years          0.1           0.1
 20-29 years          0.5           0.4
 30-39 years          2.7           3.0
 40-49 years          9.6           9.7
 50-59 years         16.7          16.3
 60-69 years         11.8          12.4
 70-79 years          6.4           5.5
 80+ years            3.2           1.6


FIGURE B8: BETA BLOCKERS

                           [BETA BLOCKERS BAR CHART]

             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years           0.1            0.1
 10-19 years         0.4            0.3
 20-29 years         1.3            0.7
 30-39 years         4.0            3.3
 40-49 years        11.5           10.0
 50-59 years        16.3           16.0
 60-69 years        10.5           11.3
 70-79 years         5.6            5.1
 80+ years           2.2            1.4




Calcium channel blockers and beta blockers are typically used for the same purposes as drugs in the antihypertensive class, and the pattern of use by age associated with these classes is similar to that of antihypertensives. Unlike antihypertensives, however, slightly greater percentages of prescriptions for calcium channel blockers and beta blockers were filled for females than for males. Based on their ability to decrease mortality, beta blockers remain a treatment of choice for the initial therapy of uncomplicated hypertension and for the prevention of a second heart attack in patients who have previously experienced a heart attack.(19,20) In addition, both beta blockers and calcium channel blockers play an important role in the prevention of migraine headaches.(21)

(19) National Institutes of Health. National Heart, Lung, and Blood Institute. National High Blood Pressure Education Program. "The Sixth Report of the Joint National Committee on Prevention, Detection, Evaluation, and Treatment of High Blood Pressure," www.nhlbi.nih.gov/guidelines/hypertension/jnc6.pdf

(20) American Heart Association; "Recommendations for Secondary Prevention of Heart Attack," www.americanheart.org/Heart_and_Stroke_A_Z_Guide/prevsec.html

(21) William E.M., et al. Guidelines for the diagnosis and management of migraine in clinical practice.CMAJ 1997;156:1273-87

FIGURE B9: ANTIHYPERLIPIDEMICS

                        [ANTIHYPERLIPIDEMICS BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            0.0           0.0
 10-19 years          0.0           0.0
 20-29 years          0.2           0.3
 30-39 years          1.4           2.9
 40-49 years          6.4          12.0
 50-59 years         14.8          22.0
 60-69 years         12.0          15.0
 70-79 years          5.5           5.4
 80+ years            1.2           0.9


Antihyperlipidemic prescriptions were most often filled by males and by individuals 40 years of age and above. Results from a large study conducted in the United States indicate that more than 60 percent of those receiving lipid-lowing therapy fail to meet National Cholesterol Education Program (NCEP) treatment goals, suggesting a need for more aggressive therapy.(22)


INFLAMMATION AND PAIN MANAGEMENT

FIGURE B10: ANTIRHEUMATICS/NONSTEROIDAL ANTI-INFLAMMATORY
            DRUGS (NSAIDS)

                 [ANTIRHEUMATICS/NONSTEROIDAL ANTI-INFLAMMATORY
                            DRUGS (NSAIDS) BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            0.2           0.2
 10-19 years          2.3           1.5
 20-29 years          4.4           2.4
 30-39 years          9.5           5.7
 40-49 years         15.4           9.0
 50-59 years         16.4          10.0
 60-69 years          8.6           6.0
 70-79 years          3.9           2.4
 80+ years            1.5           0.7



(22) Pearson TA., et al. The lipid treatment assessment project (L-TAP). A multicenter survey to evaluate the percentages of dyslipidemic patients receiving lipid-lowering therapy and achieving low-density lipoprotein cholesterol goals. Arch Intern Med 2000;160:459-467.

FIGURE B11: NARCOTIC ANALGESICS

                        [NARCOTIC ANALGESICS BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            0.6          0.7
 10-19 years          2.5          2.0
 20-29 years          6.7          3.5
 30-39 years         13.3          8.3
 40-49 years         17.0         11.2
 50-59 years         11.5          8.0
 60-69 years          5.1          3.9
 70-79 years          2.4          1.6
 80+ years            1.2          0.6


Females accounted for a greater percentage of prescriptions than males for both the antirheumatic/NSAIDs and narcotic analgesic therapy classes. However, the shape of each distribution indicates that narcotic analgesic users are slightly younger on average than are users of antirheumatics/NSAIDs. Adequate pain management is now recognized as an integral part of the treatment of cancer and other conditions involving chronic pain. Current guidelines recommend early and aggressive treatment measures, including the use of narcotic analgesics when necessary, and dispel the notion that addiction and abuse are common among pain sufferers.(23)

FIGURE B12: MIGRAINE PRODUCTS



                        [MIGRAINE PRODUCTS BAR CHART]

             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            0.1          0.1
 10-19 years          2.7          1.2
 20-29 years          7.8          1.4
 30-39 years         19.4          3.7
 40-49 years         30.2          5.5
 50-59 years         19.6          3.4
 60-69 years          3.3          0.9
 70-79 years          0.5          0.2
 80+ years            0.1          0.1



(23) Management of Cancer Pain. Clinical Practice Guideline No. 9 (AHCPR Publication No. 94-0592).
      http://text.nlm.nih.gov/ftrs/pick?collect=ahcpr&dbName=0&cc=1&t=955673335

Four out of every five prescriptions for a migraine drug are filled by females, with women in their 40s accounting for almost one-third of all prescriptions. A recent study suggests the incidence of migraines is on the rise, particularly among women 20-29 years of age. Based on the review of medical records for more than 1,300 patients, the number of women newly diagnosed with migraine between 1980 and 1989 increased by 56 percent with a corresponding increase of 34 percent among men. Interestingly, the increase among women has been attributed in part to changes in the social environment. Notable factors include the rise in the number of single-parent households, increased stress in the workplace and the pressures of dieting for weight loss.(24)


RESPIRATORY


FIGURE B13: ANTIASTHMATICS

[ANTIASTHMATICS BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            5.5          8.8
 10-19 years          5.1          6.7
 20-29 years          4.2          2.7
 30-39 years          7.4          4.2
 40-49 years         10.9          5.7
 50-59 years         11.3          5.4
 60-69 years          6.5          5.9
 70-79 years          3.1          3.4
 80+ years            1.0          1.1


Unlike most classes examined, a large proportion of antiasthmatic prescriptions was accounted for by children. At younger ages (birth through age 19), boys accounted for the greatest percentage of prescriptions. Conversely, women filled more prescriptions than men did across the 20-59 year age range. The prevalence of asthma has increased among all patient groups over the past 20 years, regardless of age, sex or race. Even so, a report by the National Heart, Lung and Blood Institute (NHLBI) suggests that asthma is still under-treated or inappropriately treated in many cases -- primarily due to the inadequate use of anti-inflammatory drugs. Special attention is now being focused on minority children, the elderly and pregnant women with asthma.(25)



(24) Rozen TD, et al. Increasing incidence of medically recognized migraine headache in a United States population. Neurology 1999;53(7):1468-73.

(25) National Asthma Education and Prevention: Practical Guide for the Diagnosis and Management of Asthma 1997. NIH Publication No. 97-4053. www.nhlbi.nih.gov/health/prof/lung/asthma/practgde/practgde.pdf

FIGURE B14: ANTIHISTAMINES

                           [ANTIHISTAMINES BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            5.1           6.7
 10-19 years          6.0           5.8
 20-29 years          6.2           2.6
 30-39 years         10.5           5.2
 40-49 years         14.9           6.9
 50-59 years         12.8           5.3
 60-69 years          5.1           2.9
 70-79 years          1.5           0.9
 80+ years            0.5           0.3


FIGURE B15: DECONGESTANTS

                          [DECONGESTANTS BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            2.3          3.3
 10-19 years          4.1          4.2
 20-29 years          4.6          2.8
 30-39 years         11.1          7.3
 40-49 years         15.6          9.6
 50-59 years         13.4          8.1
 60-69 years          5.3          4.2
 70-79 years          1.6          1.6
 80+ years            0.6          0.4


FIGURE B16: COUGH AND COLD PRODUCTS

                      [COUGH AND COLD PRODUCTS BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            5.7          6.3
 10-19 years          5.3          4.8
 20-29 years          7.1          3.8
 30-39 years         12.7          7.2
 40-49 years         14.8          7.5
 50-59 years         10.5          5.6
 60-69 years          3.8          2.5
 70-79 years          1.2          0.8
 80+ years            0.4          0.2

The antihistamines, decongestants and cough/cold therapy classes are characterized by relatively high use among young people (between 21.3 percent and 32.9 percent of prescriptions filled by members less than 30 years of age) and greater use by females than males, particularly in the years following childhood. More than 40 million Americans suffer from allergic rhinitis, the most common type of allergic condition. If left untreated, allergic rhinitis can have a significant impact on a person's quality of life and may lead to more serious conditions such as asthma, sinusitis and otitis media.(26)

ANTI-INFECTIVES


FIGURE B17: PENICILLINS

                            [PENICILLINS BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years           16.2          17.2
 10-19 years          7.4           6.1
 20-29 years          6.3           3.0
 30-39 years          8.9           5.0
 40-49 years          8.7           5.4
 50-59 years          5.8           3.9
 60-69 years          2.2           1.8
 70-79 years          0.8           0.8
 80+ years            0.3           0.2


FIGURE B18: CEPHALOSPORINS

                           [CEPHALOSPORINS BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years           11.2         12.1
 10-19 years          6.7          6.1
 20-29 years          6.3          3.4
 30-39 years         10.0          5.9
 40-49 years         10.9          6.3
 50-59 years          7.6          5.1
 60-69 years          2.9          2.3
 70-79 years          1.2          1.1
 80+ years            0.6          0.4


(26) The Allergy Report. Overview of Allergic Diseases: Diagnosis, Management, and Barriers to Care. Volume 1. American Academy of Allergy, Asthma, and Immunology. www.aaaai.org/ar/volume1.pdf

FIGURE B19: MACROLIDES

                             [MACROLIDES BAR CHART]

             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            7.6          8.9
 10-19 years          6.7          5.7
 20-29 years          7.4          3.6
 30-39 years         11.8          6.6
 40-49 years         12.2          6.8
 50-59 years          9.2          5.0
 60-69 years          3.5          2.4
 70-79 years          1.2          0.8
 80+ years            0.3          0.3



Like those therapy classes used to treat respiratory conditions, the anti-infective classes show high use by younger persons. Children from birth through age 9 accounted for more than one-third of all claims for penicillins. Infectious diseases are a serious challenge to the world population. Since 1976, scientists have identified approximately 30 new pathogens that have the ability to cause disease in humans. Moreover, previously identified micro-organisms have been shown to undergo changes that make them resistant to drugs that were once effective. As a result, the medical community has established guidelines to promote the judicious use of antibiotic therapy.(27)



WOMEN'S HEALTH


FIGURE B20: ORAL CONTRACEPTIVES

                        [ORAL CONTRACEPTIVES BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES

 0-9 years             0.1
 10-19 years           8.7
 20-29 years          40.2
 30-39 years          36.2
 40-49 years          13.7
 50-59 years           1.0
 60-69 years           0.0
 70-79 years           0.0
 80+ years             0.0


(27) National Institute of Allergy and Infectious Diseases (NIAID) Emerging Infectious Disease Research: Meeting the Challenge. May 1997 www.niaid.nih.gov/eidr/intro.htm

FIGURE B21: ESTROGENS

                             [ESTROGENS BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            0.0          0.0
 10-19 years          0.0          0.0
 20-29 years          0.3          0.0
 30-39 years          3.2          0.0
 40-49 years         23.8          0.2
 50-59 years         51.1          0.3
 60-69 years         17.0          0.1
 70-79 years          3.3          0.0
 80+ years            0.7          0.0


Use of these therapy classes corresponds to reproductive milestones in the lives of women. Women of childbearing age (those in their 20s, 30s and 40s) account for the majority of prescriptions filled for oral contraceptives. Oral contraceptives are the preferred method of pregnancy prevention among women under 30 years of age, although they are not as widely used by women in higher age groups.(28) Studies indicate the new low-dose oral contraceptives are safe and may even be beneficial for use by healthy non-smoking women over 40 years of age who are not otherwise at risk for heart disease. Additional non-contraceptive benefits include improvements in acne and reductions in the incidence of benign heart disease as well as endometrial and ovarian cancer.(29)

Menopausal women (age 40-60 years) are responsible for most estrogen use. Because estrogen is sometimes used to retard the growth of prostate or breast cancer, a small number of estrogen prescriptions were filled by men. Although estrogen alone or in combination with a progestin has been proven effective in alleviating symptoms of menopause and reducing the risk of osteoporosis, up to 50 percent of eligible women either discontinue taking hormone replacement therapy (HRT) after as little as one year or choose not to take it at all. Reasons include the occurrence of undesirable side effects such as cyclic bleeding and the fear of breast cancer.(30)



(28) National Center for Health Statistics. Fastats A-Z. Contraceptive Use in the U.S. April 1999. www.cdc.gov/nchs/fastats/usecontr.htm

(29)     Journal of the American Medical Association. Women's Health:
         Contraception Information Center. Oral Contraceptives in the Perimenopause. February 1998.
         www.ama-assn.org/special/contra/newsline/briefing/peri.htm#n1b

(30) Okon MA, et al. A study to examine women's knowledge, perception and acceptability of hormone replacement therapy.Eur Menopause J 1996;3(2):47-52.

FIGURE B22: DERMATOLOGICALS

                          [DERMATOLOGICALS BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            4.8           4.2
 10-19 years         10.2          10.0
 20-29 years          8.1           3.7
 30-39 years         10.1           5.4
 40-49 years         10.7           6.5
 50-59 years          8.2           5.9
 60-69 years          3.7           3.5
 70-79 years          1.7           1.6
 80+ years            1.0           0.6


 Compared with many other classes, dermatologicals are used by a relatively young population. Across the 20-59 year age span, a greater percentage of dermatological prescriptions are filled by women than men. Some skin conditions are generally associated with a specific age group such as diaper rash in infants, acne in adolescents and shingles in the elderly. Others, like atopic dermatitis and psoriasis, can affect individuals throughout their entire lives. Common seasonal conditions include sunburns and allergic rashes from poison ivy, poison oak and poison sumac. Atopic dermatitis is thought to affect 15 million Americans -- an increase in incidence of nearly 30 percent over the past 30 years -- while psoriasis affects more than 5 million. Contributing factors include environmental irritants and infectious agents that trigger an immune response as well as emotional stress.(31, 32) Nail disorders account for about 10 percent of all skin conditions.(33)



FIGURE B23: ANTIDIABETICS

                           [ANTIDIABETICS BAR CHART]

             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            0.2          0.2
 10-19 years          0.9          0.9
 20-29 years          1.2          1.1
 30-39 years          3.5          3.4
 40-49 years          9.7         10.7
 50-59 years         15.6         18.4
 60-69 years          9.8         13.0
 70-79 years          4.2          4.9
 80+ years            1.2          1.1

(31)     15 Million American Kids and Adults are Itchy, Irritable and Exhausted
         - The Villian is Eczema and It's on the Rise. American Academy of Dermatology Press Release - February 2000.
         www.aad.org/PressReleasesIndex.html

(32) Psoriasis Causes Disability That Equals Other Major Medical Diseases. American Academy of Dermatology Press Release - December 1999. www.aad.org/PressReleasesIndex.html

(33) Anonymous. Guidelines of care for nail disorders. American Academy of Dermatology.Journal of the American Academy of Dermatology 1996;34(3):529-33.

Males were responsible for the majority of antidiabetic prescriptions overall, although the sex difference was typically small at each age category. Most prescriptions in this class were dispensed to adults 40-69 years. By recent estimates, more than 10 million Americans currently have diabetes and an additional 5 million people with diabetes are believed to be undiagnosed.(34) An alarming number of children and adolescents are now being diagnosed with Type 2 non-insulin-dependent diabetes, a form of diabetes that was previously thought to be rare in this age group. Because an increasing number of American children are overweight, experts predict that this condition will become even more prevalent in the coming years. Children with Type 2 diabetes are generally more than 10 years of age, are overweight, belong to certain ethnic groups (African American, Inuit, Native American, Asian, Pacific Islander or Hispanic) and have a family history of diabetes. Additional characteristics include being female and having an apple-shaped figure (i.e., centrally distributed body fat).(35)


FIGURE B24: ANTICANCER

                             [ANTICANCER BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            0.5          0.5
 10-19 years          0.8          0.4
 20-29 years          2.5          0.7
 30-39 years          7.5          3.0
 40-49 years         15.9          4.2
 50-59 years         21.9          5.4
 60-69 years         13.7          5.8
 70-79 years          7.0          4.1
 80+ years            3.4          1.8


Almost three-quarters of prescriptions in this class were filled by females. Individuals in their 40s and 50s accounted for the majority of prescriptions in this therapy class. Cancer is the second leading cause of death in the United States. More than 12 million new cases of cancer have been diagnosed since 1990, with skin cancer being the most common.(36) Advances in genetic and molecular technologies are expected to help researchers identify the genes that predispose people to certain types of cancer and gain a better understanding of the impact of environmental factors.



(34) Diabetes Facts and Figures. American Diabetes Association 1999. www.diabetes.org/ada/facts.asp

(35) Dabelea D., et al. Type 2 diabetes mellitus in minority children and adolescents. An emerging problem. Endocrinology & Metabolism Clinics of North America 1999;28(4):709-29.

(36)     Cancer Facts and Figures. American Cancer Society 2000.
         www.cancer.org/statistics/index.html?Language=ENGLISH

FIGURE B25: ANTIVIRALS

                             [ANTIVIRALS BAR CHART]



             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            1.1          1.0
 10-19 years          2.7          1.5
 20-29 years          9.3          4.4
 30-39 years         14.9         14.4
 40-49 years         15.0         14.3
 50-59 years          7.5          7.6
 60-69 years          2.3          2.5
 70-79 years          0.5          0.6
 80+ years            0.2          0.2

Members in their 20s and 30s accounted for almost 60 percent of prescriptions filled in this class. Although females filled a greater percentage of prescriptions overall, a marked sex difference appears to be present only for those in their 20s. Each year in the United States, 10 percent-20 percent of the population is affected by the influenza virus -- with infection rates varying somewhat among the different age groups. About 1 percent of those with influenza require hospitalization, and approximately 20,000 die each year due to respiratory complications. Although the rate of vaccinations against the influenza virus has increased among individuals older than 65, hospitalizations for pneumonia and influenza still appear to be on the rise.(37) The estimated number of new AIDS cases declined by 11 percent between 1997 and 1998, however a greater number of these cases were reported among women than ever before. Advances in available drug therapies resulted in a 10 percent increase in the number of Americans who are currently living with the disease. AIDS is now recognized as the fifth leading cause of death among Americans 25-44 years of age.(38)



(37) Overview of Influenza Surveillance. Centers for Disease Control and Prevention 2000. www.cdc.gov/ncidod/diseases/flu/flusurv.htm

(38) Centers for Disease Control and Prevention (CDC). HIV/AIDS Surveillance Report 1999;11(no.1):1-44.

FIGURE B26: ANTICONVULSANTS

[ANTICONVULSANTS BAR CHART]


             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            1.5           1.8
 10-19 years          3.9           4.9
 20-29 years          4.4           4.0
 30-39 years         10.8           7.0
 40-49 years         16.9           9.2
 50-59 years         11.7           7.8
 60-69 years          4.9           4.6
 70-79 years          2.7           2.2
 80+ years            1.2           0.7

The largest percentage of anticonvulsant prescriptions were dispensed to middle-aged members, those 30-59 years. Within these middle-age ranges, women accounted for a greater percentage of claims than men did, although there was little difference between the sexes for the other age groups. An estimated 2 million Americans suffer from epilepsy, with more than 50 percent of all cases affecting children and adults younger than 25 years of age. Although the number of drugs available for the treatment of epilepsy has nearly doubled in the past 10 years, a disturbing percentage of individuals with epilepsy are unable to achieve complete control of their seizures. In addition to the treatment of epilepsy, anti-epileptic drugs are widely used for the relief of pain associated with migraine headaches, diabetic neuropathy and trigeminal neuralgia.(39)



(39) Hansen HC. Treatment of Chronic Pain With Antiepileptic Drugs: A New Era.Southern Medical Journal 1999;92(7):642-649.

FIGURE B27: ANTIFUNGALS

                            [ANTIFUNGALS BAR CHART]

             % of PRESCRIPTIONS

 AGE GROUP          FEMALES        MALES

 0-9 years            2.0           2.7
 10-19 years          3.3           1.6
 20-29 years         12.0           2.1
 30-39 years         19.0           4.6
 40-49 years         20.5           5.5
 50-59 years         12.5           5.7
 60-69 years          3.6           2.6
 70-79 years          1.1           0.8
 80+ years            0.3           0.2

 Three out of every four prescriptions filled in 1999 for an antifungal was received by a female. Most of the prescriptions in this class were dispensed to members 20-59 years. The prevalence of fungal infections has increased over the last several decades, particularly in those individuals who have a compromised immune system. It is estimated that 90 percent of people who have AIDS will develop at least one fungal infection as a result of their condition.(40) Moreover, 10 percent-20 percent of the general population will experience a superficial fungal infection at some time during their lives. Whether fungal infections are superficial (affecting the skin or nails) or deeply invasive (affecting an internal organ such as the lungs or the brain), they are difficult to treat and often require prolonged therapy. About 70 percent of all superficial fungal infections recur, due to either reinfection or the failure to completely eliminate the original fungal infection.(41)



(40) THE OI REPORT: A Critical Review of the Treatment & Prophylaxis of AIDS-Related Opportunistic Infections (OIs) January 1997. www.aidsinfonyc.org/tag/ois/histo.html

(41)     Guidelines of care for superficial mycotic infections of the skin:
         Tinea corporis, tinea cruris, tinea faciei, tinea manuum, and tinea pedis.J Am Acad Dermatol 1996;34:282-6.

                                 EXPRESS SCRIPTS
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
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                                       127

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                                       128

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                                       129


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
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
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                                       EXPRESS SCRIPTS, INC.


Date:  October 31, 2000                By: /s/    Thomas M. Boudreau
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                                           Name:  Thomas M. Boudreau
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